                                                Filed pursuant to Rule 424(B)(4)
                                                      Registration No. 333-33509

PROSPECTUS

                                2,000,000 SHARES

                                                                       [LOGO]

                             CELERITY SYSTEMS, INC.

                                  COMMON STOCK

    Celerity Systems, Inc. (the "Company") is hereby offering 2,000,000 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Company.

    Prior to this offering (the "Offering"), there has been no public market for the Common Stock. The Common Stock has been approved for quotation on the Nasdaq SmallCap Market under the symbol "CLRT." See "Underwriting" for information relating to the factors considered in determining the initial public offering price.
                            ------------------------
  AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. PROSPECTIVE INVESTORS
     SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS"
                BEGINNING ON PAGE 7 HEREIN AND UNDER "DILUTION."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                              UNDERWRITING DISCOUNTS
                                          PRICE TO PUBLIC      AND COMMISSIONS (1)     PROCEEDS TO COMPANY (2)
Per Share..............................        $7.50                  $0.58                     $6.92
Total(3)...............................     $15,000,000             $1,162,500               $13,837,500

(1) Does not include additional consideration payable to Hampshire Securities Corporation (the "Underwriter"), consisting of (a) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering, and (b) warrants entitling the Underwriter to purchase up to an aggregate of 168,000 shares of Common Stock from the Company (the "Underwriter's Warrants"). The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of the Offering payable by the Company (including the Underwriter's non-accountable expense allowance) estimated at $970,100, assuming no exercise of the Underwriter's over-allotment option.

(3) The Company has granted an option to the Underwriter, exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the Underwriter exercises this option in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $17,250,000, $1,336,875, and $15,913,125, respectively. See "Underwriting."
                         ------------------------------

    The Shares are being offered by the Underwriter, subject to prior sale, when, as, and if delivered to and accepted by it, and subject to its right to reject orders in whole or in part, and to certain other conditions. It is expected that delivery of the certificates representing shares of Common Stock will be made against payment therefor at the offices of Hampshire Securities Corporation, on or about November 7, 1997.
                            ------------------------

                        HAMPSHIRE SECURITIES CORPORATION
                                ----------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 4, 1997

                                    [Chart]

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING COVERING TRANSACTIONS, PENALTY BIDS, AND SHORT SALES. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO THE ONE-FOR-TWO-AND-ONE-HALF REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN AUGUST 1997 (THE "STOCK SPLIT"),
(II) ASSUMES THE AUTOMATIC CONVERSION, UPON THE CLOSING OF THE OFFERING, OF THE COMPANY'S 975,836 SHARES OF SERIES A PREFERRED STOCK AND 408,479 SHARES OF SERIES B PREFERRED STOCK INTO AN AGGREGATE OF APPROXIMATELY 553,726 SHARES OF COMMON STOCK (THE "CONVERSION"), AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION. ALL REFERENCES TO "CELERITY" OR THE "COMPANY" CONTAINED IN THIS PROSPECTUS REFER TO THE COMPANY AND ITS PREDECESSOR, CELERITY SYSTEMS, INC., A TENNESSEE CORPORATION. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE, OR CONTRIBUTE TO, SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

                                  THE COMPANY

    Celerity Systems, Inc. ("Celerity" or the "Company") designs, develops, integrates, installs, operates, and supports interactive video services hardware and software. The Company also designs, develops, installs, and supports CD-ROM software products for business applications. In the interactive video services area, the Company seeks to provide scalable solutions, including products and services developed by the Company and by strategic partners, that enable interactive video programming and applications to be provided to a wide variety of market niches. The Company has installed 11 digital video servers in four countries (China, Korea, Israel, and Taiwan), on each of the four major types of networks accommodating interactive video services. The Company believes that its demonstrated ability to deploy and operate interactive video systems over each of these four major network types is a significant competitive advantage.

    In the CD-ROM area, the Company provides several products for the storage and rapid retrieval of large amounts of information. The Company believes such products are faster, easier to use, provide more features, and are operational on more diverse network architectures than similar products and services. The Company's CD-ROM customers include the U.S. Navy, Sprint Corp., Unisys Corp., Toronto Dominion Bank, and Herzog, Heine & Geduld, Inc. In December 1995, the Company's VCD MANAGER and VCD WRITER products were each chosen as IMAGING MAGAZINE'S Product of the Year in their respective product groups for CD-ROM software. IMAGING MAGAZINE is a leading industry publication for CD-ROM business software.

    The Company has focused most of its sales, marketing, and research and development efforts in 1997 on its interactive video segment and intends to continue to focus primarily on such segment in the future. Sales of interactive video products accounted for 28% and 60% of the Company's revenues for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

INTERACTIVE VIDEO

    Interactive video consists of applications, such as entertainment, education, banking and shopping, which are transmitted over digital networks for presentation on television or personal computers and are under the direct control of the user. Celerity's interactive video products include those manufactured by the Company, including digital video servers, digital set top boxes, authoring software and workstations, and operating systems software, and those provided by strategic partners, including bench and real-time digital encoders, digital production studio equipment, applications and business support software, and network switches and equipment. These products are used in the production, storage, transmission, and display of both conventional linear (non-interactive) transmissions and interactive video and data applications across (i) fiber to the curb ("FTTC"), (ii) hybrid fiber/coaxial cable ("HFC"),
(iii) high speed data lines (E1 and T1), or (iv) twisted pair networks (standard telephone lines) using Asymmetric Digital

Subscriber Line ("ADSL") equipment. These networks may be public networks, such as those of telephone and cable companies, or may be private networks, such as those of college campuses, hospitals, hotels, apartment complexes, or businesses. These networks provide large potential markets for interactive entertainment, including video-on-demand, music, and interactive applications, such as shopping, banking, travel, education, games, gaming, public services, advertising, and training. These digital networks offer faster speed, more robust appearance, more diverse options, and better security than is generally available today on narrowband networks, such as the Internet.

    The Company's strategy is to market its interactive video products based on its demonstrated ability to install digital video systems on each of the major network types and to enter into strategic alliances with others in the industry to provide end-to-end interactive video solutions. The Company intends to focus its sales and marketing efforts on small-to-medium sized public and private networks. The Company believes that the scalability of its products enables the Company to provide economically viable solutions to relatively small networks and to efficiently serve the needs of larger networks.

CD-ROM

    Celerity's CD-ROM software products consist of two types: network management and database management. The Company's products are targeted toward industries, such as financial services, insurance, health care, government, and telecommunications, where there is extensive current and potential use of electronic document imaging and management. The potential markets for these products are expected to increase to include substantially smaller companies as the cost of the required hardware decreases and its storage capacity increases.

    VIRTUAL CD MANAGER ("VCD MANAGER"), VIRTUAL CD WRITER ("VCD WRITER"), and MEDIATOR are network management software products which allow CD-ROM hardware components such as changers, towers, and CD-ROM writers to be accessed and used by a variety of devices, primarily networked PC clients, and their applications. CD WORKWARE is a database management software product. CD WORKWARE captures and stores documents and files, both electronic and scanned, and indexes, stores, and retrieves information stored on CD-ROM, hard disk, or other compatible sources. This creates an automated paperless office environment where business reports, files, or other data may be stored and retrieved quickly and easily. In 1997, the Company developed other enhancements to its CD-ROM products allowing them to function on both NOVELL and WINDOWS NT based networks or networks containing elements of both. The Company believes such features currently provide its products with a valuable competitive advantage.

    The Company's CD-ROM strategy is to increase distribution channels of its CD-ROM products by selling through larger system integrators and value added resellers ("VARs") and through joint marketing arrangements which will allow it to approach customers with related products as part of an integrated approach to meeting their needs.

    Under previous management, the Company's revenues for the year ended December 31, 1996 decreased to approximately $2,530,100 from approximately $7,703,400 for the year ended December 31, 1995. Revenues for the six months ended June 30, 1997 were approximately $1,254,500 as compared with approximately $1,299,900 for the six months ended June 30, 1996. The Company's net loss for the year ended December 31, 1996 was approximately $5,512,100 as compared to net income of approximately $9,900 for the year ended December 31, 1995. Net loss for the six months ended June 30, 1997 increased to approximately $3,825,100 from approximately $1,783,600 for the six months ended June 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Although the Company has retained new management and has refocused its sales and marketing efforts in order to increase revenues, there can be no assurance that the Company's revenues will increase or that the Company will operate profitably in the future.

    The Company was incorporated in Tennessee in 1993 and was reincorporated in Delaware in August 1997. The Company's executive offices are located at 9051 Executive Park Drive, Suite 302, Knoxville, Tennessee 37923, and its telephone number is (423) 539-5300. The Company's website address is www.celerity.com.

                                  THE OFFERING

Common Stock offered by the Company.............  2,000,000 shares

Common Stock outstanding prior to the
  Offering......................................  2,082,239 shares(1)

Common Stock to be outstanding after the
  Offering......................................  4,082,239 shares(1)

Use of Proceeds.................................  The net proceeds of the Offering will be used (i) to repay debt incurred in the
                                                  Company's 1996 and 1997 private
                                                  placements; (ii) to hire additional
                                                  engineering and administrative per-
                                                  sonnel; (iii) to fund the Company's sales
                                                  and marketing efforts (including the
                                                  hiring of sales and marketing personnel);
                                                  (iv) to fund directors' and officers'
                                                  liability insurance; (v) to pay amounts
                                                  under an agreement with a former officer
                                                  of the Company; and (vi) for working
                                                  capital and general corporate purposes.
                                                  See "Use of Proceeds."

Risk Factors....................................  The Shares offered hereby involve a high degree of risk and substantial dilution
                                                  and should be purchased only by persons
                                                  who can afford to sustain the loss of
                                                  their entire investment. See "Risk
                                                  Factors" and "Dilution."

Nasdaq SmallCap Market Symbol...................  "CLRT"

------------------------

(1) Includes 553,726 shares of Common Stock issuable in connection with the Conversion. Does not include (i) up to 300,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option, (ii) 168,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants, (iii) 612,600 shares of Common Stock underlying outstanding stock options, (iv) 190,714 shares of Common Stock underlying warrants (the "1995 Warrants") issued by the Company in connection with its 1995 private placement (the "1995 Placement"), (v) 209,520 shares of Common Stock underlying warrants (the "1996 Warrants") issued by the Company in connection with its 1996 private placement (the "1996 Placement"), (vi) 38,852 shares of Common Stock underlying warrants issued to the Underwriter (as placement agent) in connection with the private placement of securities in the 1996 Placement, and (vii) 320,000 shares of Common Stock underlying warrants (the "Bridge Warrants") issued by the Company in connection with its 1997 private placement (the "Bridge Financing").

                             SUMMARY FINANCIAL DATA

    The summary financial data for the Company set forth below under the caption "Statement of Operations Data" for the years ended December 31, 1995 and 1996, and under the caption "Balance Sheet Data" at December 31, 1996, are derived from the financial statements of the Company, audited by Coopers & Lybrand L.L.P., independent certified public accountants, included elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1996 and 1997, and the balance sheet data at June 30, 1997, are derived from unaudited financial statements included elsewhere in this Prospectus, and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company's financial position and results of operations at the end of and for such periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of results that may be expected for the full year. The summary financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 YEAR ENDED                    SIX MONTHS
                                                                DECEMBER 31,                 ENDED JUNE 30,
                                                         ---------------------------  ----------------------------
                                                             1995          1996           1996           1997
                                                         ------------  -------------  -------------  -------------

                                                                                              (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $      7,703  $       2,530  $       1,300  $       1,255
Cost of revenues.......................................         4,609          3,513          1,252          1,170
Operating expenses.....................................         3,045          4,491          1,787          3,778
Net income (loss)......................................            10         (5,512)        (1,784)        (3,825)
Net loss applicable to common stock....................          (140)        (5,790)        (1,859)        (3,964)
Net loss per share.....................................  $      (0.08) $       (2.89) $       (1.06) $       (1.67)
Shares used in computing net loss per share............     1,749,245      2,006,582      1,761,373      2,379,934

                                                                                     AT JUNE 30, 1997
                                                                        ------------------------------------------
                                                                                                      PRO FORMA
                                                       AT DECEMBER 31,                               AS ADJUSTED
                                                            1996         ACTUAL     PRO FORMA (1)        (2)
                                                       ---------------  ---------  ---------------  --------------

                                                                                     (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)............................     $   2,105     $    (167)    $   1,113       $    9,221
Total assets.........................................         5,650         4,531         5,468           12,378
Total debt...........................................         3,027         3,023         3,023           --
Redeemable, convertible preferred stock..............         2,746         2,885        --               --
Stockholders' equity (deficit).......................     $  (2,582)    $  (5,005)    $    (840)      $   10,118

------------------------

(1) Pro forma to give effect to (i) the Conversion and (ii) the issuance in August 1997 of $2,000,000 aggregate principal amount of notes (the "Bridge Notes") in the Bridge Financing, debt discount of $1,440,000 related to 320,000 Bridge Warrants issued at an exercise price below the initial public offering price of $7.50 per share, and the application of the net proceeds therefrom to reacquire 240,000 shares of Common Stock from a former officer and 80,000 shares of Common Stock from a director of the Company for aggregate consideration of $160,000 ($0.50 per share). See "Certain Relationships and Related Transactions" and Note 16 to Notes to Financial Statements.

(2) Adjusted to give effect to the sale by the Company of the 2,000,000 Shares offered hereby at the initial public offering price of $7.50 per share and the application of the estimated net proceeds therefrom to repay all outstanding indebtedness which will give rise to a charge of approximately $1,909,000 related to the write-off of capitalized costs related to the 1996 Placement and the Bridge Financing, interest expense and loss on early extinguishment of debt. See "Use of Proceeds" and Note 16 to Notes to Financial Statements.

                                  RISK FACTORS

    THE SHARES OFFERED HEREBY INVOLVE SUBSTANTIAL RISKS AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT IN THE SHARES. THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS ARE NOT INTENDED TO BE AN EXHAUSTIVE LIST OF THE GENERAL OR SPECIFIC RISKS INVOLVED, BUT MERELY IDENTIFY CERTAIN RISKS THAT ARE NOW FORESEEN BY THE COMPANY. IT MUST BE RECOGNIZED THAT OTHER RISKS, NOT NOW FORESEEN, MIGHT BECOME SIGNIFICANT IN THE FUTURE AND THAT THE RISKS WHICH ARE NOW FORESEEN MIGHT AFFECT THE COMPANY TO A GREATER EXTENT THAN IS NOW FORESEEN OR IN A MANNER NOT NOW CONTEMPLATED. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER ALL INFORMATION CONTAINED IN THIS PROSPECTUS AND SHOULD GIVE PARTICULAR CONSIDERATION TO THE FOLLOWING RISK FACTORS BEFORE DECIDING TO PURCHASE THE SHARES OFFERED HEREBY.

    HISTORY OF LOSSES AND ACCUMULATED DEFICIT. The Company commenced operations in January 1993 and incurred net losses of approximately $264,000 and $30,000 for the years ended December 31, 1993 and 1994, respectively; generated net income of approximately $9,900 for the year ended December 31, 1995; incurred a net loss of approximately $5,512,100 for the year ended December 31, 1996; incurred a net loss of approximately $3,825,100 for the six months ended June 30, 1997; and had an accumulated deficit of approximately $9,622,200 as of June 30, 1997. There can be no assurance that the Company will operate profitably in the near future or at all. The Company may experience fluctuations in future operating results as a result of a number of factors, including delays in digital video product enhancements and new product introductions. There can be no assurance that the Company will be able to develop commercially viable products or that the Company will recognize significant revenues from such products.

    SUBSTANTIAL UP-FRONT EXPENSES; LIQUIDATED DAMAGES PROVISIONS AND OTHER PROJECT RISKS. A significant portion of the Company's revenues have been, and are expected to continue to be, derived from substantial long-term projects which require significant up-front expense to the Company with no assurance of realizing revenues until the projects are completed or certain significant milestones are met. For example, suppliers and developers for long-term interactive video projects such as the Korean, Israeli, Taiwanese, and Chinese projects in which the Company is participating are required to reach certain milestones prior to the Company's receipt of significant payments. The Company's failure, or any failure by a third-party with which the Company has contracted, to perform services or deliver interactive video products on a timely basis could result in a substantial loss to the Company. Until recently, the Company has had difficulty in meeting delivery schedules, which has resulted in customer dissatisfaction. In addition, difficulty in completing a project could have a material adverse effect on the Company's reputation, business, and results of operations. As a result of liquidated damages and "hold back" provisions in customer contracts, the Company reserved approximately $570,000, as of June 30, 1997, for potential uncollectible accounts receivable. In many instances, the Company is dependent on the efforts of third parties to adequately complete their portion of a project and, even if the Company's digital video servers perform as required, a project may still fail due to other components of the project supplied by third parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    EMPHASIS ON FIXED PRICE CONTRACTS AND COMMITMENTS. The Company has entered into and may in the future enter into fixed price agreements for the sale of its products and services. Pricing for such commitments is made based upon development and production effort estimates and estimates of future product costs. The Company bears the risk of faulty estimates, cost overruns, and inflation in connection with these commitments; therefore, any fixed price agreement can become unprofitable and could materially adversely affect the Company. The Company reserved approximately $673,000 for the year ended December 31, 1996 for potential losses on uncompleted contracts. At June 30, 1997, the balance of such reserve was $348,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that these risks will not continue to negatively affect the Company's margins and profitability.

    RISKS ASSOCIATED WITH CONTRACTS WITH EN KAY TELECOM CO., LTD. In September 1996, the Company entered into an agreement with En Kay Telecom Co., Ltd., a Korean company ("En K"), pursuant to which the Company, as licensor, agreed to design a digital set top box which would be manufactured and sold by En K in the Republic of Korea (the "1996 En K Agreement"). In February 1997, the Company entered into a second license agreement with En K for the manufacture by En K of two models of the Company's video servers in Korea, as well as a license to sell those server models on an exclusive basis in Korea (subject to an exception for the IVISION project) and on a non-exclusive basis elsewhere (the "1997 En K Agreement"). The Company has received $600,000 under the 1996 En K Agreement; however, in April 1997, the Company stopped production under the 1996 En K Agreement pending settlement of disputes under the 1997 En K Agreement. The 1997 En K Agreement provided for the payment by En K to the Company of $1,000,000 on each of February 21, 1997 and May 1, 1997, $4,000,000 during 1998, and minimum annual purchases of $2,000,000 over a five-year period. En K has failed to make the initial two payments under the 1997 En K Agreement, although En K did pay $200,000 in mid-May. The Company gave notice of default in April 1997, and placed En K in default in May 1997, when En K failed to cure the payment default within the agreed thirty-day period. The Company is considering various options in this matter, including commencing legal proceedings. There can be no assurance that En K will honor either of its agreements with the Company, that the Company will prevail in any legal proceeding, or, if the Company does prevail, that it will collect any amounts awarded. In addition, although the Company does not believe there is any basis for such a course of action, it is possible that En K may seek to recover amounts previously paid by it under the agreements.

    ANTICIPATED NON-CASH CHARGES. As a result of the issuance of the Bridge Warrants without separate consideration and at a price below the initial public offering price of $7.50 per share, at the time of the issuance of the Bridge Notes, the Company was required to treat the Bridge Warrants as additional paid in capital. There will be non-cash interest expense associated with the Bridge Notes due to their original discount at issuance. The amount of the non-cash interest expense is equal to the difference between the total exercise price of the Bridge Warrants and the assumed initial public offering price of the number of shares underlying the Bridge Warrants. This expense will be amortized on a monthly basis over the one-year term of the Bridge Notes. Upon repayment of the Bridge Notes the Company will be required to treat any unamortized discount as a loss on early extinguishment of debt. The aggregate amount of the non-cash interest expense and the loss on extinguishment of debt will be approximately $1,440,000. Based on the foregoing, the Bridge Notes would have an effective interest rate exceeding 300%. In addition, the Company will incur a charge of approximately $469,000 related to the write-off of financing costs previously capitalized in connection with the 1996 Placement and the Bridge Financing. The Company also incurred significant non-cash compensation expenses in the third quarter of 1997 related to the difference between the exercise price of certain options granted and the deemed fair value of the Common Stock underlying such options amounting to approximately $1,003,000.

    NEED FOR STRATEGIC ALLIANCES. The Company believes that there are certain potential advantages to entering into one or more strategic alliances with major interactive network or product providers. Although the Company has entered into certain of such alliances, the Company is actively seeking to enter into more of such alliances. Certain of the Company's competitors and potential strategic allies may have entered into or may enter into agreements which may preclude such potential allies from entering into alliances with the Company. No assurance can be given that the Company will be successful in entering into any such strategic alliances on acceptable terms or, if any such strategic alliance is entered into, that the Company will realize the anticipated benefits from such strategic alliance. See "--Competition" and "Business--Strategic Alliances."

    LIMITED MARKETING AND SALES EXPERIENCE. The Company has limited resources and limited experience in marketing and selling its products. There can be no assurance that the Company will be able to establish and maintain adequate marketing and sales capabilities or make arrangements with others to perform such activities. Achieving market penetration will require significant efforts by the Company to create awareness of, and demand for, its products. Accordingly, the Company's ability to expand its customer base will depend upon its marketing efforts, including its ability to establish an effective internal sales organization or strategic marketing arrangements with others. The failure by the Company to successfully develop its marketing and sales capabilities, internally or through others, would have a material adverse effect on the Company's business. Further, there can be no assurance that the development of such marketing capabilities will lead to sales of the Company's current or proposed products.

    DEPENDENCE ON SUPPLIERS; MANUFACTURING RISKS. The Company relies primarily on outside suppliers and subcontractors for substantially all of its parts, components, and manufacturing supplies. Certain materials are currently available only from one supplier or a limited number of suppliers. See "Business-- Manufacturing and Materials." The Company does not maintain long-term supply contracts with its suppliers. The disruption or termination of the Company's supply or subcontractor arrangements could have a material adverse effect on the Company's business and results of operations. The Company's reliance on third parties involves significant risks, including reduced control over delivery schedules, quality assurance, manufacturing yields and cost, the potential lack of adequate capacity, and potential misappropriations of the Company's intellectual property. In addition, vendor delays or quality problems could also result in lengthy production delays. To obtain manufacturing resources, the Company may contract for manufacturing by third parties or may seek to enter into joint venture, sublicense, or other arrangements with another party which has established manufacturing capability, or it may choose to pursue the commercialization of such products on its own. There can be no assurance that the Company, either on its own or through arrangements with others, will be able to obtain such capabilities on acceptable terms.

    RELIANCE ON KEY CUSTOMERS. For the year ended December 31, 1995, one of the Company's CD-ROM customers, the U.S. Navy, accounted for approximately 25% of the Company's revenues. For the year ended December 31, 1996, two of the Company's CD-ROM customers, the U.S. Navy and Herzog, Heine & Geduld, Inc., accounted for approximately 37% and 13% of the Company's revenues, respectively. The Company's interactive video services revenues to date have been derived almost exclusively from four telecommunications customers. The loss of any major customer could have a material adverse effect on the Company. See "Business--Deployments."

    MANAGEMENTS' BROAD DISCRETION OF USE OF PROCEEDS. Of the approximately $12,867,400 of net proceeds to be received by the Company in connection with the Offering, approximately 27.6% has been allocated to the hiring of additional engineering and administrative personnel, approximately 19.6% has been allocated to sales and marketing (including the hiring of sales and marketing personnel), approximately 1.9% will be used to purchase directors' and officers' liability insurance, and approximately 8.2% has been allocated to working capital. These net proceeds from the Offering will be used for such specific purposes as management may determine. Accordingly, management will have broad discretion with respect to the expenditure of that portion of the net proceeds of the Offering. The amount and timing of expenditures will vary depending upon a number of factors, including the progress of the Company's product development and marketing efforts, changing competitive conditions, and general economic conditions. Accordingly, investors in the Offering will rely upon the judgment of the Company's management with respect to a significant portion of the use of proceeds, with only limited information concerning management's specific intentions. See "Use of Proceeds."

    NEED FOR ADDITIONAL FINANCING; REPAYMENT OF DEBT. Of the approximately $12,867,400 of net proceeds to be received by the Company in connection with the Offering, approximately $5,450,000 or 42.4% of the net proceeds will be used to repay existing indebtedness, including indebtedness incurred in the 1996 Placement and the Bridge Financing. Such proceeds, together with $40,000 to be paid to a former officer, will not be available to fund the future operations of the Company. In addition, the Company anticipates that it will have only approximately $1,057,900 to apply to working capital. See "Use of Proceeds." The Company anticipates that the net proceeds of the Offering, together with funds generated from operations, will be sufficient to satisfy its operations and capital requirements for approximately the next 18 months. Such belief is based upon certain assumptions, and there can be no assurance that such assumptions are correct. The Company may not be able to continue its operations beyond such time without additional financing. There can be no assurance that such additional financing will be available when needed on terms acceptable to the Company, or at all. In addition, in connection with the 1996 Placement, the Underwriter received a right of first refusal, until July 1999, to act as placement agent or underwriter in future financings. Such right may impair the Company's ability to obtain additional financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DILUTION. The initial public offering price per Share exceeds the book value per share of the Common Stock. Investors in the Offering will therefore incur immediate and substantial dilution of $5.02, or 67% per share, from the initial public offering price. See "Dilution." Following the Offering, the executive officers and directors of the Company will beneficially own approximately 26.9% of the Company's issued and outstanding Common Stock, having purchased their interest at a cost per share which is substantially below and wholly unrelated to that which investors in the Offering will pay.

    RECENT SALES BELOW OFFERING PRICE. In April, June, and July 1997, the Company granted options to purchase an aggregate of 251,800 shares of Common Stock at $1.38 per share (20,000 of which were cancelled in October 1997), granted options to purchase an aggregate of 270,000 shares of Common Stock at $3.00 per share (20,000 of which were cancelled in October 1997) and sold, in connection with the Bridge Financing, Bridge Warrants to purchase an aggregate of 320,000 shares of Common Stock at $3.00 per share. In July 1997, the Company sold to an officer of the Company, 15,000 shares of Common Stock for nominal consideration plus the cancellation of certain anti-dilution rights. In August 1997, a former officer of the Company and a director of the Company sold 240,000 and 80,000 shares of Common Stock, respectively, to the Company for $0.50 per share. See "Description of Securities--Options and Warrants" and "Certain Relationships and Related Transactions."

    SUBSTANTIAL OPTIONS AND WARRANTS RESERVED. The Company has reserved up to 178,929 shares of Common Stock for issuance pursuant to its 1995 Stock Option Plan (the "1995 Plan"). To date, options to purchase an aggregate of 129,400 shares of Common Stock are outstanding under the 1995 Plan at exercise prices ranging from $0.10 to $4.90 per share, although substantially all of such options are exercisable at $0.10 per share. The Company has reserved up to 200,000 shares of Common Stock for issuance pursuant to its 1997 Stock Option Plan (the "1997 Plan," and, together with the 1995 Plan, the "Plans"). To date, no options have been issued under the 1997 Plan. The existence of options to purchase 129,400 shares of Common Stock issued under the 1995 Plan and the Company's outstanding options and warrants to purchase an additional 1,242,286 shares of Common Stock, may prove to be a hindrance to future financings, since the holders of such warrants and options may be expected to exercise them at a time when the Company will otherwise be able to obtain equity capital on terms more favorable to the Company. In addition, 553,726 shares of Common Stock are issuable upon the Conversion and up to 190,714 additional shares of Common Stock may be issued prior to the consummation of the Offering pursuant to the exercise of warrants (with an exercise price of $4.90 per share of Common Stock) that expire upon the consummation of the Offering. The existence or exercise of such options and the Company's outstanding warrants, and subsequent sale of the Common Stock issuable upon such exercise and the Conversion could adversely affect the market price of the Company's securities. See "Description of Securities--Options and Warrants."

    RISKS APPLICABLE TO FOREIGN SALES. For the years ended December 31, 1995 and 1996, substantially all of the Company's interactive video revenues were derived from projects in foreign countries and a small portion of its CD-ROM revenues were derived from foreign sales. Foreign projects and product sales are expected to continue to account for a substantial portion of the Company's revenues in the near future. It may be difficult to enforce agreements against foreign-based customers. See "--Risks Associated with Contracts with En Kay Telecom Co., Ltd." Foreign sales, whether effected through U.S. or foreign-based entities, could also expose the Company to certain risks, including the difficulty and expense of maintaining foreign sales distribution channels, barriers to trade, potential fluctuations in foreign currency exchange rates, political and economic instability, unavailability of suitable export financing, tariff regulations, quotas, shipping delays, foreign taxes, export restrictions, licensing requirements, changes in duty rates, and other United States and foreign regulations. In addition, the Company may experience additional difficulties in providing prompt and cost effective service for its products in foreign countries. The Company does not carry insurance against any of these risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Year Ended December 31, 1996 Compared to Year Ended December 31, 1995" and "--Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996."

    LACK OF PATENT AND COPYRIGHT PROTECTION. The Company holds no patents and has not filed any patent applications with respect to its technology. The Company's methods of protecting its proprietary knowledge may not afford adequate protection and there can be no assurance that any patents will be applied for or issued, or, if issued, that such patents would provide the Company with meaningful protection from competition. In Asia and third world countries, in which the Company does business and has license agreements, the unauthorized use of technology, whether protected legally or not, is widespread and it is possible that the Company's technology will be subject to theft and infringement. Furthermore, pursuant to the Company's current business plan, it will be necessary for the Company to make its intellectual property available to vendors, customers, and other companies in the industry, making it even more difficult to protect its technology.

    RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT. Technology-based industries, such as the Company's, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, and other intellectual property rights to technologies that are important to the Company. While there currently are no outstanding infringement claims pending by or against the Company, there can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertions by such parties will not result in costly litigation, or that the Company would prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by the Company could have a material adverse effect on the Company.

    NO ASSURANCE OF TECHNOLOGICAL SUCCESS. The Company's ability to commercialize its products is dependent on the advancement of its existing technology. In order to obtain and maintain a significant market share the Company will be required continually to make advances in technology. There can be no assurance that the Company's research and development efforts will result in the development of such technology on a timely basis or at all. Any failures in such research and development efforts could result in significant delays in product development and have a material adverse effect on the Company. There can be no assurance that the Company will not encounter unanticipated technological obstacles which either delay or prevent the Company from completing the development of its products. Moreover, the Company believes there are certain technological obstacles to be overcome in order to develop future products. These obstacles include the lack of an electronic data interchange server interface (used for real-time exchange of data between servers) and enhancements in the ability to access and utilize information stored on remote servers. In certain cases, the Company will be dependent upon technological advances which must be made by third parties. There can be no assurance that the Company or such third parties will not encounter technological obstacles which either delay or prevent the Company from completing the development of its future products, which could have a material adverse effect on the Company.

    COMPETITION. The interactive video and CD-ROM industries are highly competitive. Many of the companies with which the Company currently competes or may compete in the future have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and better access to customers, than the Company. There can be no assurance that the Company will be able to compete successfully with existing or future competitors. Certain of such competitors have entered into strategic alliances which may provide them with certain competitive advantages. See "Business-- Interactive Video Segment--Competition" and "--CD-ROM Segment--Competition."

    UNCERTAIN MARKET ACCEPTANCE. Since inception, the Company has been engaged in the design and development of interactive video and CD-ROM products. As with any new technology, there is a substantial risk that the marketplace may not accept the technology utilized in the Company's products. Market acceptance of the Company's products will depend, in large part, upon the ability of the Company to demonstrate the performance advantages and cost-effectiveness of its products over competing products and the general acceptance of interactive video services. In particular, the Company believes that widespread deployment of interactive video services will depend on a number of factors, including (i) decreases in the cost per subscriber, (ii) the "user-friendliness" of such systems, particularly set top boxes and remote controls which are relatively easy to understand and use, and (iii) improvements in the quantity and quality of interactive services available. Although recent developments have reduced the cost per subscriber, and the Company anticipates that such costs will continue to decrease as interactive video systems are more widely deployed, the current cost per subscriber may make the system too expensive for a number of potential network operators. There can be no assurance that the Company will be able to market its technology successfully or that any of the Company's current or future products will be accepted in the marketplace.

    PRODUCT OBSOLESCENCE; TECHNOLOGICAL CHANGE. The industries in which the Company operates are characterized by unpredictable and rapid technological changes and evolving industry standards. The Company will be substantially dependent on its ability to identify emerging markets and develop products that satisfy such markets. There can be no assurance that the Company will be able to accurately identify emerging markets or that any products the Company has or will develop will not be rendered obsolete as a result of technological developments. The Company believes that competition in its business may intensify as technological advances in the field are made and become more widely known. Many companies with substantially greater resources than the Company are engaged in the development of products similar to those proposed to be sold by the Company. Commercial availability of such products could render the Company's products obsolete, which would have a material adverse effect on the Company. Moreover, from time to time, the Company may announce new products or technologies that have the potential to replace the Company's existing product offerings. There can be no assurance that the announcement or expectation of new product offerings by the Company or others will not cause customers to defer purchases of existing Company products, which could materially adversely affect the Company.

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent on the performance and continued service of its senior management, particularly Kenneth D. Van Meter, Glenn West, William R. Chambers, and Mark Cromwell. In addition, the Company's senior officers (with the exception of Mr.
West) joined the Company in 1997 and do not have a long-standing relationship with the Company. The Company's failure to retain the services of key personnel or to attract additional qualified employees could adversely affect the Company. The Company has entered into employment agreements with Messrs. Van Meter and West. Mr. Van Meter's employment agreement expires on January 20, 2000, unless terminated for cause. Mr. West's employment agreement expires May 1, 2000, unless terminated for cause or disability. Each of Messrs. Chambers' and Cromwell's employment with the Company may be terminated by them or the Company at any time. See "Management--Employment Agreements." The Company owns and is the beneficiary of a key man life insurance policy on the life of Mr. West in the amount of $1,000,000, and intends to seek to obtain a similar policy in the amount of $2,000,000 with respect to Mr. Van Meter.

    ATTRACTION AND RETENTION OF EMPLOYEES. The Company's business involves the delivery of professional services and is labor-intensive. The Company's success will depend, in large part, upon its ability to attract, develop, motivate, and retain highly skilled technical and sales personnel, including managers and other senior personnel. Subject to the availability of funds, the Company intends to hire approximately 50 employees for its engineering, sales, and operations staff over the next 12 months. Although the Company intends to utilize a portion of the proceeds of the Offering for this purpose, there can be no assurance that such funds will not be reallocated to other uses. Even if funds are available for hiring of employees, there can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled technical and sales personnel. The loss of some or all of the Company's managers and other senior personnel could have a material adverse effect upon the Company, including its ability to secure and complete projects in which it is currently engaged. No managers or other senior personnel (other than Messrs. Van Meter and West) have entered into employment agreements obligating them to remain in the Company's employ for any specific term. See "Use of Proceeds."

    INDUSTRY STANDARDS AND COMPATIBILITY WITH EQUIPMENT AND SOFTWARE. The interactive video and CD-ROM industries are currently characterized by emerging technological standards. Widespread commercial deployment of the Company's products will depend on determinations by the industry as to whether such products will be compatible with the infrastructure equipment and software which comprise those standards. Failure to comply substantially with industry standards in a timely manner, either as they exist at a given time or as they may evolve in the future, could have a material adverse effect on the Company. In some cases, to be compatible with industry standards, the Company may need to obtain the cooperation of its suppliers, partners, and competitors, which cannot be assured.

    ERRORS AND OMISSIONS; SOFTWARE AND HARDWARE BUGS. Certain of the Company's products consist of internally developed software and hardware component sets, purchased software from third parties, and purchased hardware components. Additionally, the Company outsources substantially all of the manufacturing of its products, including the installation and configuration of certain hardware and software components. There is a substantial risk that these components will have or could develop certain errors, omissions, or bugs that may render the Company's products unfit for the purposes for which they were intended. While there are no such known errors, omissions, or bugs, there can be no assurance that such errors, omissions, or bugs do not currently exist or will not develop in the Company's current or future products. Any such error, omission, or bug found in the Company's products could lead to delays in shipments, recalls of previously shipped products, damage to the Company's reputation, and other related problems which would have a material adverse effect on the Company.

    GOVERNMENT REGULATION. The Federal Communications Commission and certain state agencies regulate certain of the Company's products and services and certain of the users of such products and services. The Company is also subject to regulations applicable to businesses generally, including regulations relating to manufacturing. In addition, regulatory authorities in foreign countries in which the Company sells or may sell its products may impose similar or more extensive governmental regulations. Although the Company has relied upon, and contemplates that it will continue to rely upon, its corporate partners or interactive video system sponsors to comply with applicable regulatory requirements, there can be no assurance that such regulations will not materially adversely affect the Company, by jeopardizing the projects in which the Company is participating, by imposing burdensome regulations on the users of the products, by imposing sanctions that directly affect the Company, or otherwise. Changes in the regulatory environment relating to the industries in which the Company competes could have an adverse effect on the Company. The Company cannot predict the effect that future regulation or regulatory changes may have on its business.

    PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE. The manufacture and sale of the Company's products entails the risk of product liability claims. In addition, many of the telephone, cable, and other large companies with which the Company does or may do business may require financial assurances of product reliability. The Company maintains product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate. The Company may be required to obtain additional insurance coverage.

Product liability insurance is expensive and there can be no assurance that additional insurance will be available on acceptable terms, if at all, or that it will provide adequate coverage against potential liabilities. The inability to obtain additional insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit commercialization of the Company's products. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company.

    VARIABILITY OF QUARTERLY OPERATING RESULTS. Variations in the Company's revenues and operating results occur from time to time as a result of a number of factors, such as the number of interactive video projects in which the Company is engaged, the completion of work or achievement of milestones on long-term projects, and the timing and progress of the Company's product development efforts. The timing of revenues is difficult to forecast because the Company's sales and product development cycles for interactive video products can be relatively long and may depend on factors such as the size and scope of its projects. Furthermore, as a result of a variety of other factors, including the introduction of new products and services by competitors, and pricing pressures and economic conditions in various geographic areas where the Company's customers and potential customers do business, the Company's sales and operating results may vary substantially from year to year and from quarter to quarter. In addition, the timing of revenue recognition for revenue received from long term projects under the Company's accounting policies may also contribute to significant variations in the Company's operating results from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONTROL BY EXISTING STOCKHOLDERS. Upon the completion of the Offering, the Company's existing stockholders will own approximately 51% of the outstanding shares of Common Stock (including 26.9% beneficially owed by all directors and executive officers as a group). As a result of such ownership, the existing stockholders of the Company will have the ability to control the election of the directors of the Company and the outcome of all issues submitted to a vote of the stockholders of the Company. See "Principal Stockholders."

    LACK OF DIVIDENDS. The Company has never paid any cash or other dividends on its Common Stock. Management anticipates that, for the foreseeable future, any earnings that may be generated from operations will be used to support its internal growth and that dividends will not be paid to stockholders. See "Dividend Policy."

    LIMITATIONS ON LIABILITY OF DIRECTORS.   The Company's Certificate of
Incorporation includes provisions to eliminate, to the full extent permitted by law as it may from time to time be in effect, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Company's Certificate of Incorporation includes provisions to the effect that (subject to certain exceptions) the Company shall indemnify, and upon request shall advance expenses to, any director in connection with any action related to such a breach of their fiduciary duties as directors to the extent that such indemnification and advancement of expenses is permitted under such law as it may from time to time be in effect. In addition, the Company's Certificate of Incorporation requires that the Company indemnify, any director, officer, employee or agent of the Company for acts which such person conducted in good faith. As a result of such provisions, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees, and agents of the Company for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and its stockholders. See "Description of Securities--Directors' Limitation of Liability and Indemnification."

    GENERAL ECONOMIC CONDITIONS.   The industry in which the Company competes
relies in part upon consumer confidence and the availability of discretionary income, both of which can be adversely affected during a general economic downturn.

    ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND DELAWARE LAW. The Company's Certificate of Incorporation authorizes the issuance up to 3,000,000 shares of "blank check" preferred stock, from time to time, in one or more series, solely on the authorization of its Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. The issuance of such stock could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Such provisions may discourage attempts to acquire the Company. The Company has no current arrangement, commitment or understanding with respect to the issuance of its preferred stock. There can be no assurance, however, that the Company will not, in the future, issue shares of preferred stock. Certain provisions of Delaware law may also discourage third party attempts to acquire control of the Company. See "Description of Securities-- Preferred Stock."

    ABSENCE OF PUBLIC MARKET; NEGOTIATED OFFERING PRICE. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that any trading market therefor will develop or, if any such market develops, that it will be sustained. Accordingly, purchasers of the Shares may experience difficulty selling or otherwise disposing of their Shares. The public offering price of the Shares has been established by negotiation between the Company and the Underwriter and does not bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value.

    UNCERTAINTY OF LISTING OF SECURITIES ON THE NASDAQ SMALLCAP MARKET; PENNY STOCK. The trading of the Company's Common Stock on the Nasdaq SmallCap Market will be conditioned upon the Company meeting certain asset, capital and surplus, earnings, and stock price requirements. To maintain eligibility for trading on the Nasdaq SmallCap Market, the Company will be required to maintain (i) net tangible assets in excess of $2,000,000, market capitalization in excess of $35,000,000 or net income (in the latest fiscal year or two of the last three fiscal years) in excess of $500,000; (ii) a market value of shares held by non-affiliates of the Company in excess of $4,000,000; and (iii) (subject to certain exceptions) a bid price of $1.00 per share. Upon completion of the Offering and the receipt of the net proceeds therefrom, the Company believes that it will meet the respective asset, capital and surplus, and minimum stock price requirements. However, if the Company fails any of the tests, the Common Stock may be delisted from trading on the Nasdaq SmallCap Market. The effects of delisting include the limited release of the market prices of the Company's Common Stock and limited news coverage of the Company. Delisting may restrict investors' interest in the Company's securities and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatile stock prices and possible delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the Common Stock were delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock was less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction. If the Company's securities could also be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in the Company's securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Company's securities and the ability of purchasers in the Offering to sell their securities in the secondary market.

    SHARES ELIGIBLE FOR FUTURE SALE. Upon the completion of the Offering, the Company will have 4,082,239 shares of Common Stock outstanding (4,382,239, if the Underwriter's over-allotment option is exercised in full). Of these shares, all of the 2,000,000 shares of Common Stock sold in the Offering (2,300,000, if the Underwriter's over-allotment option is exercised in full) generally will be freely transferable by persons other than affiliates of the Company, without restriction or further registration under the Securities Act. The remaining 2,082,239 shares of Common Stock (the "Restricted Shares") outstanding were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" as defined in Rule 144 under the Securities Act. Of such amount, approximately 2,051,639 of the outstanding shares of Common Stock may be sold pursuant to Rule 144, not including shares of Common Stock underlying certain options and warrants which may be sold under Rule 144 pursuant to Rule 701 under the Securities Act or if "cashless exercise" provisions are utilized in connection with the exercise thereof. The sale of a substantial number of shares of Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Common Stock prevailing from time to time. The Company, its officers, directors, and certain stockholders holding an aggregate of 895,552 shares of Common Stock have entered into agreements with the Underwriter which prohibit them from offering, issuing, selling, or otherwise disposing of any securities of the Company for a period of 18 months following the date of this Prospectus, without the prior written consent of the Underwriter. In addition, certain stockholders holding an aggregate of 426,654 and 497,146 shares of Common Stock have entered into agreements with the Underwriter which prohibit them from offering, issuing, selling, or otherwise disposing of any securities of the Company for a period of 12 months and six months, respectively, following the date of this Prospectus, without the prior written consent of the Underwriter. See "Principal Stockholders," "Shares Eligible for Future Sale," and "Underwriting."

    POSSIBLE VOLATILITY OF STOCK PRICE. The market prices of equity securities of computer technology and software companies have experienced extreme price volatility in recent years for reasons not necessarily related to the individual performance of specific companies. Accordingly, the market price of the Common Stock following this Offering may be highly volatile. Factors such as announcements by the Company or its competitors concerning products, patents, technology, governmental regulatory actions, other events affecting computer technology and software companies generally as well as general market and economic conditions may have a significant effect on the market price of the Common Stock and could cause it to fluctuate substantially.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Shares offered hereby, at the initial public offering price of $7.50 per share, and, after deducting underwriting discounts and commissions and other expenses of the Offering, estimated to be in the aggregate $2,132,600, are estimated to be approximately $12,867,400 ($14,943,025 if the Underwriter's over-allotment option is exercised in full). The Company intends to use the net proceeds of the Offering as follows:

                                                                        APPROXIMATE      APPROXIMATE PERCENTAGE
APPLICATION OF NET PROCEEDS                                               AMOUNT            OF NET PROCEEDS
---------------------------------------------------------------------  -------------  ----------------------------
Retirement of indebtedness(1)........................................  $   5,450,000                42.4%
Additional engineering personnel(2)..................................  $   3,173,000                24.7%
Sales and marketing(3)...............................................  $   2,522,750                19.6%
Additional administrative personnel(4)...............................  $     373,750                 2.9%
Directors' and officers' liability insurance.........................  $     250,000                 1.9%
Payments to former officer(5)........................................  $      40,000                 0.3%
Working capital......................................................  $   1,057,900                 8.2%
                                                                       -------------              -------
        Total........................................................  $  12,867,400               100.0%
                                                                       -------------              -------
                                                                       -------------              -------

------------------------

(1) The Offering proceeds will be used to repay the principal amount of the 1996 Notes, issued June 30, 1996 and July 16, 1996, and the Bridge Notes, issued August 8, 1997, in the amount of $3,000,000 and $2,000,000, respectively, together with estimated accrued interest thereon through the closing date of the Offering amounting to $400,000 and $50,000, respectively. As a result of the attribution of value of the Bridge Warrants issued with the Bridge Notes, the Bridge Notes have an effective interest rate which exceeds 300%. See "Risk Factors--Anticipated Non-Cash Charges." As a result of the Bridge Financing, the Company received approximately $1,700,000 of net proceeds, which funds are being used to finance the Company's short-term working capital needs and to fund expenses of the Company in connection with the Offering. As a result of the 1996 Placement, the Company received approximately $5,404,300 of net proceeds, which funds were used by the Company to pay overdue trade accounts payable, fund the Company's long-term projects, and fund the Company's working capital needs. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.'

(2) The Company's plans to increase its engineering staff by adding approximately 36 new positions.

(3) Includes $1,633,750 allocated to the Company's plans to increase its sales and marketing force by adding approximately nine new positions. See "Business--Interactive Video Segment--Sales and Marketing" and "--CD-ROM Segment--Sales and Marketing" for additional uses of these proceeds.

(4) The Company plans to increase its administrative staff by adding approximately five new positions.

(5) The Company agreed to extinguish approximately $25,000 of lease obligations guaranteed by Mr. Youssefi and to pay Mr. Youssefi the remaining balance (approximately $15,000) under a termination agreement relating to the termination of Mr. Youssefi's employment with the Company. See 'Certain Relationships and Related Transactions.'

    Any net proceeds received by the Company from the exercise of the Underwriter's over-allotment option or the Underwriter's Warrants will be added to working capital.

    Pending application of the net proceeds, the Company intends to invest the net proceeds from the Offering in short-term, interest bearing, investment grade, debt securities, money market accounts, certificates of deposit, or direct or guaranteed obligations of the United States government.

    The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based upon the Company's currently contemplated operations, the Company's business plan and current economic and industry conditions and is subject, at the discretion of management, to reapportionment of such proceeds among the categories listed above or to new categories in response to, among other things, changes in its plans, employment needs, industry conditions and future revenues and expenditures.

                                DIVIDEND POLICY

    The Company has not paid dividends on the Common Stock since inception and does not intend to pay any dividends to its stockholders in the foreseeable future. The Company currently intends to retain earnings, if any, for the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements, and financial position of the Company, general economic conditions, and other factors the Board of Directors deems relevant.

                                    DILUTION

    As of June 30, 1997, the Company had a pro forma net tangible book deficit of approximately ($1,320,000), or ($0.73) per share of Common Stock, after giving pro forma effect to the Conversion and the repurchase of an aggregate of 320,000 shares of Common Stock for an aggregate of $160,000 as if such transactions had occurred on June 30, 1997. Without taking into account any other changes in the pro forma net tangible book value of the Company after June 30, 1997, other than to give effect to the sale by the Company of the Shares offered hereby at the initial public offering price of $7.50 per share and the receipt and application of the estimated net proceeds therefrom (including repayment of the 1996 Notes and the Bridge Notes and accrued cash interest thereon), the pro forma net tangible book value would have been approximately $10,108,000, or $2.48 per share, which represents an immediate increase in the pro forma net tangible book value of $3.21 per share to present stockholders and an immediate dilution of $5.02 or 67% per share, to new investors. The following table illustrates this dilution per share.

Initial public offering price per share.....................................             $    7.50
  Pro forma net tangible book value (deficit) per share at June 30, 1997....  $   (0.73)
  Increase in pro forma net tangible book value per share attributable
    to purchase of Shares by new investors..................................  $    3.21
                                                                              ---------
Pro forma net tangible book value per share to investors after the
  Offering..................................................................             $    2.48
                                                                                         ---------
Dilution per share to new investors.........................................             $    5.02
                                                                                         ---------
                                                                                         ---------

    The following table sets forth, on a pro forma basis at June 30, 1997, the number of shares of Common Stock purchased, the percentage of total shares of Common Stock purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share of Common Stock paid by the existing stockholders of the Company and by new investors in the Offering (before deducting the estimated underwriting discounts and offering expenses payable by the Company).

                                                        SHARES PURCHASED(1)      TOTAL CONSIDERATION(1)
                                                      -----------------------  --------------------------   AVERAGE PRICE
                                                        NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                      ----------  -----------  -------------  -----------  ---------------
Existing stockholders(2)(3).........................   2,082,239        51.0%  $   5,905,000        28.2%     $    2.84
New investors.......................................   2,000,000        49.0%  $  15,000,000        71.8%     $    7.50
                                                      ----------         ---   -------------         ---
  Total(3)..........................................   4,082,239         100%  $  20,905,000         100%
                                                      ----------         ---   -------------         ---
                                                      ----------         ---   -------------         ---

------------------------

(1) If the Underwriter's over-allotment option is exercised in full, the number of shares of Common Stock held by new investors after the Offering will increase to 2,300,000 or 52.5% of the total number of shares of Common Stock to be outstanding after the Offering, the percentage of such shares outstanding held by all current stockholders will correspondingly decrease to 47.5%, the total cash consideration from new investors will increase to $17,250,000, or 74.5% of the total cash consideration, and the percentage of total cash consideration paid by existing stockholders will decrease to 25.5%.

(2) Includes 553,726 shares of Common Stock issuable in connection with the Conversion.

(3) Does not include (i) 300,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option, (ii) 168,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants, at an exercise price equal to $9.00 per share (iii) 320,000 shares of Common Stock issuable upon exercise of the Bridge Warrants, at an exercise price of $3.00 per share; (iv) 209,520 shares of Common Stock issuable upon the exercise of the 1996 Warrants at an exercise price of $8.46 per share, (v) 38,852 shares of Common Stock issuable upon the exercise of the Hampshire Warrant at an exercise price of $9.44 per share, (vi) 190,714 shares of Common Stock issuable upon the exercise of the 1995 Warrants at an exercise of $4.90 per share, (vii) 200,000 shares of Common Stock reserved for issuance under the 1997 Plan, (viii) 178,929 shares of Common Stock reserved for issuance under the 1995 Plan, of which options to purchase 129,400 shares of Common Stock are outstanding, including options to purchase 106,200 shares of Common Stock exercisable at $0.10 per share, options to purchase 12,600 shares of Common Stock exercisable at $1.38 per share, and options to purchase 10,600 shares of Common Stock exercisable at $4.90 per share granted to certain of the Company's employees and executive officers, and (ix) 483,200 shares of Common Stock issuable upon the exercise of options granted to a director and certain executive officers of the Company outside the Plans, including options to purchase 14,000 shares of Common Stock exercisable at $0.10 per share, options to purchase 219,200 shares of Common Stock exercisable at $1.38 per share, and options to purchase 250,000 shares of Common Stock exercisable at $3.00 per share. The exercise of any such options and warrants may have a dilutive effect upon investors in the Offering. See "Risk Factors--Substantial Options and Warrants Reserved," "Management--Stock Option Plans," "Certain Relationships and Related Transactions," and "Description of Securities."

                                 CAPITALIZATION

    The following table sets forth the short term debt and capitalization of the Company (i) as of June 30, 1997, (ii) as of June 30, 1997 on a pro forma basis reflecting the issuance of $2,000,000 aggregate principal amount of Bridge Notes and (iii) on a pro forma as adjusted basis to reflect (a) the sale of 2,000,000 shares of Common Stock by the Company offered hereby at the initial public offering price of $7.50 per share and the application of the estimated net proceeds therefrom and (b) the Conversion. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.

                                                                                     JUNE 30, 1997
                                                                      --------------------------------------------
                                                                                                      PRO FORMA
                                                                         ACTUAL      PRO FORMA(1)   AS ADJUSTED(2)
                                                                      -------------  -------------  --------------

Short term debt (pro forma net of debt discount), including capital
  lease obligations.................................................  $       3,502  $     563,502  $     --
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------
Long term notes payable and capital lease obligations...............      3,019,009      3,019,009        --
Preferred stock, $0.01 par value, 4,384,315 shares authorized, including 975,836 Series A shares authorized and 408,479 Series B shares authorized; 975,836 Series A shares issued and outstanding actual and 408,479 Series B shares issued and outstanding actual;
  no shares issued and outstanding pro forma and as adjusted........      2,885,221       --              --
Stockholders equity:
  Common stock, $0.001 par value, 15,000,000 shares authorized;
    1,836,476 shares issued and 1,819,113 shares outstanding actual;
    2,390,202 shares issued and 2,052,839 shares outstanding, pro forma; and 4,390,202 shares issued and 4,052,839 shares
    outstanding, pro forma as adjusted..............................          1,836          2,390           4,390
Additional paid-in capital..........................................      4,682,883      9,007,550      21,872,950
Treasury stock, at cost.............................................        (67,500)      (227,500)       (227,500)
Accumulated deficit.................................................     (9,622,180)    (9,622,180)    (11,531,638)
                                                                      -------------  -------------  --------------
    Total stockholders' equity (deficit)............................     (5,004,961)      (839,740)     10,118,202
                                                                      -------------  -------------  --------------
    Total capitalization............................................  $  (1,982,450) $   2,742,771  $   10,118,202
                                                                      -------------  -------------  --------------
                                                                      -------------  -------------  --------------

------------------------

(1) Pro forma to give effect to (i) the Conversion and (ii) the issuance in August 1997 of $2,000,000 aggregate principal amount of the Bridge Notes in the Bridge Financing, debt discount of $1,440,000 related to 320,000 Bridge Warrants issued at an exercise price below the initial public offering price of $7.50 per share, and the application of the net proceeds therefrom to reacquire 240,000 shares of Common Stock from a former officer and 80,000 shares of Common Stock from a director of the Company for aggregate consideration of $160,000 ($0.50 per share). See "Certain Relationships and Related Transactions" and Note 16 to Notes to Financial Statements.

(2) Adjusted to give effect to the sale by the Company of the 2,000,000 Shares offered hereby at the initial public offering price of $7.50 per share and the application of the estimated net proceeds therefrom to repay all outstanding indebtedness which will give rise to a charge of approximately $1,909,000 related to the write-off of capitalized costs related to the 1996 Placement and the Bridge Financing, interest expense and loss on early extinguishment of debt. See "Use of Proceeds" and Note 16 to Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial data concerning the Company and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included herein. The selected financial data as of December 31, 1995 and 1996 and for each of the years then ended are derived from the financial statements of the Company, which financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data presented below as of June 30, 1996 and 1997, and for each of the six month periods then ended, are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods, applied on a basis consistent with the audited financial statements. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The financial statements as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996, and the report of Coopers & Lybrand L.L.P. thereon, are included elsewhere in this Prospectus.

                                                                               YEAR ENDED            SIX MONTHS
                                                                              DECEMBER 31,         ENDED JUNE 30,
                                                                          --------------------  --------------------
                                                                            1995       1996       1996       1997
                                                                          ---------  ---------  ---------  ---------

                                                                                                    (UNAUDITED)
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................................................  $   7,703  $   2,530  $   1,300  $   1,255
Costs of revenues.......................................................      4,609      3,513      1,252      1,170
                                                                          ---------  ---------  ---------  ---------
Gross margin (loss).....................................................      3,094       (983)        48         85

Operating expenses......................................................      3,045      4,491      1,787      3,778
Income (loss) from operations...........................................         50     (5,474)    (1,739)    (3,693)
Net loss applicable to common stock.....................................  $    (140) $  (5,790) $  (1,859) $  (3,964)
Net loss per share......................................................  $   (0.08) $   (2.89) $   (1.06) $   (1.67)

BALANCE SHEET DATA:
Working capital (deficit)...............................................  $   2,527  $   2,105  $     829  $    (167)
Total assets............................................................      5,800      5,650      4,900      4,531
Total debt..............................................................      1,070      3,027        640      3,023
Redeemable, convertible preferred stock.................................      2,468      2,746      2,537      2,885
Stockholders' deficit...................................................       (260)    (2,582)    (1,624)    (5,005)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and notes thereto and other financial information appearing elsewhere in this Prospectus. Statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this Prospectus that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties, and other factors including those set forth under "Risk Factors" that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, prospective investors are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," or "plans" to be uncertain and forward-looking.

OVERVIEW

    The Company has focused most of its sales, marketing, and research and development efforts in 1997 on its interactive video segment and intends to continue to focus primarily on such segment in the future. Sales of interactive video products accounted for 28% and 60% of revenues for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

    Commencing August 1996, in connection with a change of management, and until approximately January 1997, when Kenneth D. Van Meter, the Company's current Chief Executive Officer, began his employment with the Company, the Company suspended substantially all of its interactive video sales efforts to permit new management to formulate a new business plan. Accordingly, the period-to-period comparison set forth below may not be meaningful and may not necessarily be indicative of the results that may be expected for future periods.

    The Company entered into one short-term interactive video contract in 1996 and two others in 1997. Due to the short-term nature of these projects, revenues from these contracts are recorded by the completed contract method of accounting, which provides for recognition of revenues and related costs upon completion of each contract. Costs in excess of billings on these uncompleted short-term contracts are reflected as current assets, while billings in excess of costs are reflected as current liabilities. These short-term contracts have not been completed and, accordingly, revenues have not yet been recognized.

    The Company's 1996 short-term contract was received from IBM Taiwan Corporation. The value of this contract is approximately $650,000, of which approximately $125,000, relating to separate deliverable items, was recognized in 1996. The Company anticipates recognizing revenues of approximately $525,000 upon completion of the project, which is estimated to occur during the fourth quarter of 1997. The Company has capitalized approximately $471,000 in costs associated with the Taiwan project and anticipates that it will incur an additional $26,000 in costs before the project's completion.

    The Company has also entered into short-term contracts with the Guangdong Public Telecommunications Authority ("GPTA") and the Beijing Telecom Authority ("BTA") in 1997. The value of the GPTA contract is approximately $1,400,000. The Company anticipates recognizing all of the revenues relating to the GPTA contract upon the project's completion, which is estimated to occur in the first quarter of 1998. The Company has capitalized approximately $716,000 in costs associated with the GPTA project and estimates that it will incur an additional $176,000 in costs before the completion of the project. The value of the BTA contract is approximately $712,000. The Company anticipates recognizing all of the revenues relating to the BTA contract upon the project's completion, which is estimated to occur in the first quarter of 1998. The Company has capitalized approximately $317,000 in costs associated with the BTA project and anticipates incurring an additional $269,000 in costs before its completion.

    During 1995, the Company had one interactive video customer that represented 57% of its revenues and one CD-ROM customer that represented 25% of its revenues. The Company had two interactive video customers and one CD-ROM customer that represented 13%, 13%, and 51%, respectively, of its revenues in 1996. The Company had two interactive video customers and one CD-ROM customer that represented 9%, 45%, and 17%, respectively, of its revenues for the six months ended June 30, 1997.

    Currently, the principal markets for the Company's interactive video products are Korea, Israel, Taiwan, and China. Export sales for the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997 were approximately $5,186,600, $878,500, and $716,100, respectively. Export sales represented 67%, 35% and 57% of revenues for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1997, respectively. Sales to a Korean customer represented 86%, 41%, and 81% of revenues, while sales to an Israeli customer represented 13%, 36%, and 17% of revenues, for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1997, respectively. All revenues associated with the Company's long-term Korean and Israeli projects have been previously recognized by the Company.

    There are inherent risks associated with foreign sales, including the difficulty of enforcing agreements against foreign-based customers, political and economic instability, shipping delays, foreign taxes, and export restrictions. See "Risk Factors--Risk Applicable to Foreign Sales" and "--Risks Associated with Contracts with En Kay Telecom Co., Ltd." In addition, the Company has experienced difficulties with respect to certain of its foreign deployments. See "--Results of Operations."

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    REVENUES. Revenues for the six months ended June 30, 1997 were approximately $1,254,500 as compared to approximately $1,299,900 for the same period in 1996.

    Revenues from the interactive video segment were approximately $755,900 for the six months ended June 30, 1997 as compared to approximately $461,400 for the same period in 1996. The increase reflects approximately $560,000 of revenue recognized in 1997 under contracts with En K. Of such $560,000, approximately $360,000 relates to the 1996 En K Agreement, while the remaining En K revenues relate to the 1997 En K Agreement. Under the 1996 En K Agreement, the Company agreed to design a digital set top box which would be licensed for manufacture and sale by En K in Korea. Under the 1997 En K Agreement, the Company agreed to license to En K two models of video servers for manufacture in Korea and sale worldwide. The Company was performing in accordance with contractual schedules under both agreements and had completed significant portions of the design work under the 1996 En K Agreement when it ceased production under both agreements in April 1997 pending settlement of disputes under the 1997 En K Agreement. The Company elected to recognize the revenues from the 1997 En K Agreement under the installment method due to management's inability to estimate the probability of collection of receivables arising from that contract. See "Risk Factors--Risks Associated with Contracts with En Kay Telecom Co., Ltd." and Note 16 to Notes to Financial Statements. Revenues for the same period in 1996 related to progress on the Company's two existing long-term interactive video contracts.

    Revenues from the CD-ROM segment were approximately $498,600 for the six months ended June 30, 1997 as compared to approximately $838,500 for the same period in 1996. The decrease was primarily due to the Company's focus on sales of the Mediator and CD Workware products rather than the VCD Manager and VCD Writer products. The CD Workware products generate greater revenues per sale than the Company's other CD-ROM products, but have a longer sales cycle. The Mediator products largest customer is the U.S. Navy, which has changed its required specifications for this product and has not placed any additional orders in 1997.

    COSTS OF REVENUES. Costs of revenues for the six months ended June 30, 1997 were approximately $1,170,000, or 93% of revenues, as compared to approximately $1,251,700, or 96% of revenues, for the same period in 1996. Higher labor costs in 1997 were partially offset by lower direct materials costs. The Company's gross margin was approximately $84,500 for the six months ended June 30, 1997 as compared to approximately $48,200 for the same period in 1996.

    Costs of revenues for the interactive video segment for the six months ended June 30, 1997 were approximately $672,900, or 89% of revenues for such segment, as compared to approximately $678,500, or 147% of such revenues, for the same period in 1996. The decrease in costs of revenues as a percentage of revenues was principally due to increased revenues resulting from the Company's agreements with En K and a $200,000 decrease in materials costs. The decrease in materials costs was partially offset by an increase in labor costs of approximately $170,000 for the six months ended June 30, 1997, as a result of the addition of engineering personnel. The Company's gross margin for the interactive video segment was approximately $83,000 for the six months ended June 30, 1997 as compared to a loss of approximately $217,100 for the same period in 1996.

    Costs of revenues for the CD-ROM segment for the six months ended June 30, 1997 were approximately $497,100, or 100% of revenues for such segment, as compared to approximately $573,300, or 68% of such revenues, for the same period in 1996. The decrease in costs of revenues was principally due to a decrease in materials costs of approximately $128,000, which was partially offset by an increase of approximately $41,000 in engineering costs. The decrease in materials costs between the two periods was in proportion to the decrease in hardware revenues of approximately $177,000 for the six months ended June 30, 1997. The increase in costs of revenues on a percentage basis was due principally to decreased software revenues of approximately $136,800 for the six months ended June 30, 1997 as compared to approximately $300,000 of such revenues for the same period in the prior year. There were no material costs of revenues associated with software sales in 1996 and 1997.

    The Company's gross margin for the CD-ROM segment was approximately $1,500 for the six months ended June 30, 1997 as compared to a gross margin of approximately $265,200 for the same period in 1996.

    OPERATING EXPENSES. Operating expenses for the six months ended June 30, 1997 were approximately $3,777,900 as compared to approximately $1,786,600 for the same period in 1996.

    Operating expenses for the interactive video segment were approximately $2,829,000 for the six months ended June 30, 1997 as compared to $1,308,000 for the same period in 1996. The increase was principally due to approximately $1,156,000 of non-cash charges allocated to the interactive video segment relating to the issuance of stock options during the first half of 1997 at an exercise price below the assumed initial public offering price of $7.50 per share. In addition, approximately $247,000 of such increase was attributable to expenses related to the retention of contractors and consultants.

    Operating expenses for the CD-ROM segment were approximately $950,000 for the six months ended June 30, 1997 as compared to $480,000 for the same period in 1996. The increase was principally due to (i) approximately $385,000 of non-cash charges allocated to the CD-ROM segment relating to the issuance of stock options during the first half of 1997 at an exercise price below the initial public offering price of $7.50 per share, (ii) approximately $67,000 in expenses incurred in connection with hiring personnel, and (iii) expenses related to the retention of consultants and contractors.

    NET LOSS. As a result of the above factors, net loss for the six months ended June 30, 1997 was approximately $3,825,100 as compared to a net loss of approximately $1,783,600 for the same period in 1996.

    Net loss for the interactive video segment was approximately $2,746,000 for the six months ended June 30, 1997 as compared to approximately $1,525,300 for the same period in 1996. The increase was principally due to increased operating expenses for the segment, which was partially offset by increased revenues.

    Net loss for the CD-ROM segment was approximately $947,300 for the six months ended June 30, 1997 as compared with approximately $213,200 for the same period in 1996. The increase was principally due to decreased revenues and increased operating expenses, as discussed above.

    The Company expects to incur additional net losses during the second half of 1997 as a result of certain non-cash charges as well as increased expenses associated with hiring additional personnel. The anticipated non-cash charges consist of approximately $1,003,000 in non-cash compensation expense related to the issuance of stock options in July 1997 at an exercise price below the initial public offering price of $7.50 per share. Upon the consummation of the Offering, the Company also anticipates that it will recognize a non-cash charge of approximately $1,909,000 related to the write-off of costs capitalized in connection with the 1996 Placement and the Bridge Financing and interest expense and loss on early extinguishment of debt upon the expected repayment of the 1996 Notes and the Bridge Notes. See "-- Liquidity and Capital Resources" and "Risk Factors--Anticipated Non-Cash Charges."

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues for the year ended December 31, 1996 were approximately $2,530,100 as compared to approximately $7,703,400 for the same period in 1995.

    Revenues for the interactive video segment were approximately $720,700 for the year ended December 31, 1996 as compared to approximately $4,807,100 for the same period in 1995. The decrease in revenues for the interactive video segment was primarily due to the Company's inability to complete its existing projects in Korea and Israel, which limited the Company's ability to pursue new business and resulted in the suspension of substantially all of the Company's interactive video sales efforts from August 1996 until approximately January 1997.

    The Company was unable to complete its Korean and Israeli projects in 1996 primarily because of difficulties associated with the initial deployments of advanced new technologies and prototype products (the Company's initial model of its digital video server in Korea and Israel and its initial set top box model in Israel), including a lack of experienced staff at the Company, its prime contractors, co-vendors and customers. These difficulties were exacerbated by changing customer requirements, the long distances involved, and cultural factors. Further, products and services provided by the other vendors, such as the set top boxes for the Korean project, network equipment and system software, were also at a prototypical stage and experienced numerous operational problems.

    The Company has undertaken a number of initiatives to address these difficulties. Improvements, including enhancements in speed, capacity, reliability, and fault recovery, have been made to the Company's digital video servers, which have moved these units from near-prototype to production status. The Company has instituted a practice of semi-annual major software and hardware releases for each product to enhance their stability. The Company has also become more experienced and adept in international operations, and has implemented numerous new policies and procedures, including (i) the provision of full-time Company technical personnel at each deployment site, (ii) the retention of in-country support sub-contractors, (iii) the provision of replacement parts at deployment sites to avoid shipping delays, and (iv) the institution of a product life cycle management program, which are intended to enhance the Company's management of the deployment process, including international deployments, and to improve communications with customers, contractors and co-vendors. The Company believes that these changes will improve the quality and serviceability of its products and potentially reduce the costs and prices of those products. For information regarding the current status of the Company's interactive video deployments, see "Business--Interactive Video Segment--Deployments."

    The Company has hired new management, including a Chief Executive Officer, Vice President of Engineering, and Director of Training and Documentation, with years of relevant experience, and intends to hire additional qualified personnel. See "Use of Proceeds."

    Revenues for the CD-ROM segment were approximately $1,809,400 for the year ended December 31, 1996 as compared to approximately $2,896,300 for the same period in 1995. The decrease was primarily due to a reduced focus on selling the VCD Manager and VCD Writer products. The Company analyzed the market and decided to devote greater resources to selling its Mediator and CD Workware products since the VCD Manager and VCD Writer products were encountering increased competition and lower margins. The CD Workware products generate greater revenues per sale than the Company's other CD-ROM products, but have a longer sales cycle. As a result of the change in the Company's sales focus, sales to potential customers were slower. The Mediator product's largest customer is the U.S. Navy. The division of the U.S. Navy responsible for the majority of the U.S. Navy's purchases lacked federal funding, and changed its required specifications for the product. The effort required to meet specifications to the product added to the decreased revenues in the latter part of 1996.

    COSTS OF REVENUES. Costs of revenues for the year ended December 31, 1996 were approximately $3,513,000, or 139% of revenues, as compared to approximately $4,609,300, or 60% of revenues, for the same period in 1995. The majority of the decrease was attributable to a decrease in materials costs for both the interactive video and CD-ROM segments.

    Costs of revenues for the interactive video segment were $2,418,300, or 336% of interactive video revenues, for the year ended December 31, 1996 as compared to $2,815,700, or 59% of interactive video revenues, for the same period in 1995. The decrease was due to decreased interactive video materials costs of approximately $1,913,000 for the year ended December 31, 1996 as compared to the same period in 1995. The higher costs in 1995 were due to the expenditures associated with the initial phases of the Korean and Israeli projects. The decreased materials costs in the year ended December 31, 1996 were partially offset by reserves for estimated losses to be incurred during 1997 for the completion of the Korean project amounting to $672,600, and reserves for inventory obsolescence amounting to $500,000, as well as increased direct labor costs of approximately $390,000.

    The reserve for estimated losses was established based upon management's determination that substantial costs, such as wages, contractor costs, and travel expenses, would be incurred through September 1997, which was the expected completion date of the Korean project. Approximately $348,000 remained in the reserve at June 30, 1997, of which approximately $250,000 and $98,000 related to the estimated costs of completion of the Korean and Israeli projects, respectively. The Company does not anticipate that it will incur any additional costs on the Korean or Israeli projects which have not already been recognized. The Company anticipates that the Israeli project will be completed in the fourth quarter of 1997, while the Korean project has passed its systems acceptance test and is currently in the systems reliability period, which is anticipated to be completed in the fourth quarter of 1997. However, the reliability period (which requires the system to operate to the customer's satisfaction for a period of 60 days) may be restarted at any point and as many times as the customer feels is necessary until the customer is satisfied with the system. The Company revised the reserve for estimated losses relating to completion of the Korean project to include estimated costs to complete the Israeli project. The Company revised its estimate following shipment of the set top boxes for the Israeli contract because they were not accepted by the customer. The Company anticipates that acceptance of the set top boxes and systems acceptance (which are the only remaining milestones under the contract) will occur in the fourth quarter of 1997.

    The inventory obsolescence reserve was establisted based upon management's review of the inventory balances of certain items during the closing process of the year ended December 31, 1996. Management evaluated those items based on planned utilization. A large part of the Company's inventory consists of printed circuit boards and items which make up those boards, such as integrated circuits. Management determined that carrying costs of this inventory were overstated due to obsolescence. The Company plans to dispose of the obsolete inventory during the first quarter of 1998. The accrual was unchanged at June 30, 1997.

    Costs of revenues for the CD-ROM segment were approximately $1,094,800, or 60% of CD-ROM revenues, for the year ended December 31, 1996 as compared to approximately $1,793,500, or 62% of CD-ROM revenues, for the same period in 1995.

    As a result of the factors discussed above, the Company's gross margin decreased from approximately $3,094,100 in 1995 to a loss of approximately $982,900 in 1996.

    OPERATING EXPENSES. Operating expenses for the year ended December 31, 1996 were approximately $4,491,400 as compared to approximately $3,044,600 for the same period in 1995. The increase was primarily due to reserves established for potentially uncollectible accounts receivable, an increase in depreciation expense in the interactive video segment, and a severance package for one of the former officers of the Company, which in the aggregate accounted for approximately $850,000 of such costs. The remainder of the increase was due to increased general corporate expenses.

    Operating expenses for the interactive video segment were approximately $3,365,000 for the year ended December 31, 1996 as compared to approximately $2,318,000 for the same period in 1995. The increase was principally due to the accounts receivable reserve of $555,000 related to the interactive video segment. The reserve was established at December 31, 1996 because management determined that, due to missed deadlines relating to the Company's Korean and Israeli projects, receivables relating to those projects were doubtful as to collection. The Company anticipates that the Korean and Israeli receivables will be settled not later than the end of the first quarter of 1998. As of June 30, 1997, the Company had approximately $467,000 and $308,000 in accounts receivable outstanding relating to the Korean and Israeli projects, respectively. Approximately $110,000 of the increase was due to increased depreciation of fixed assets and approximately $100,000 of the increase was due to the portion of the management compensation reserve allocated to the segment. The remainder of the increase was due to increased general corporate expenses allocated to the segment.

    Operating expenses for the CD-ROM segment were approximately $1,126,000 for the year ended December 31, 1996 as compared to approximately $726,600 for the same period in 1995. The increase was due to increased corporate expenses allocated to the CD-ROM segment, including insurance, telephone, administrative staff, computer expenses and office rent.

    Research and development expenses were approximately $479,000 in the year ended December 31, 1996 as compared to approximately $810,800 for the same period in 1995. The 1995 research and development expenses consisted of both material and labor costs amounting to approximately $448,000 and $362,000, respectively. Further materials expenditures were not required during 1996 because the Company maintained its focus on its existing projects during the year. Labor costs were consistent between the two years.

    NET INCOME (LOSS). As a result of the factors discussed above, net loss for the year ended December 31, 1996 was approximately $5,512,100 as compared to net income of approximately $9,900 for the same period in 1995. The interactive video segment had net losses of approximately $326,600 and $5,062,900 for the years ended December 31, 1995 and 1996, respectively. The CD-ROM segment had net income of approximately $376,100 and a net loss of approximately $411,500 for the years ended December 31, 1995 and 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    The primary source of financing for the Company since its inception has been through the issuance of common and preferred stocks and debt to accredited investors, some of which are customers or principals of the Company's customers. One of the Company's founders funded the initial operations through equity infusions totaling $155,000 in 1993. In 1994, that founder loaned the Company an additional $75,000 which, together with $12,784 in accrued interest, was converted to 17,915 shares of Common Stock on December 31, 1995. During 1995, the Company received net proceeds in the aggregate amount of

$3,252,619 through the issuance for approximately $1,517,500 of 975,836 shares of Series A Preferred Stock and warrants to purchase 408,479 shares of Series B Preferred Stock (the "Series B Warrants"). During 1995, the Company also received approximately $800,600 of net proceeds from the exercise of the Series B Warrants and $934,500 of net proceeds from the sale of convertible notes and warrants. During 1996, in connection with the 1996 Placement, the Company received net proceeds of approximately $5,404,300 through the private placement of units consisting of Common Stock, notes, and warrants consummated on June 30 and July 17, 1996. The net proceeds from the 1996 Placement were used to pay overdue trade accounts payable, fund the Company's long-term projects, and fund the Company's working capital needs. Also in 1996, the Company converted the debt issued in 1995 into shares of Common Stock at a conversion rate of $4.90 per share. In August 1997, the Company received net proceeds of approximately $1,700,000 from the Bridge Financing, consisting of a private placement of $2,000,000 principal amount of the Bridge Notes and Bridge Warrants, which was consummated on August 8, 1997. The effective interest rate of the Bridge Notes is in excess of 300%, and the Company will be required to recognize non-cash interest expense and loss on early extinguishment of debt of approximately $1,440,000 upon the anticipated repayment of the Bridge Notes upon consummation of the Offering. In addition, the Company will be required to recognize non-cash expenses of approximately $469,000 consisting of the write-off of previously capitalized expenses incurred in connection with the Bridge Financing and the 1996 Placement. In connection with such private placement the Company repurchased 240,000 shares of Common Stock from a former officer and 80,000 shares of Common Stock from a director of the Company for aggregate consideration of $160,000 ($0.50 per share). Additionally, the Company entered into certain capital leases for various office equipment. The outstanding principal balance under capital lease obligations at June 30, 1997 amounted to approximately $25,000, all of which is guaranteed by a former officer and is to be extinguished using a portion of the net proceeds of the Offering.

    The Company's accounts receivable turnover ratio for the six months ended June 30, 1997 was .72 as compared to .48 for the same period in 1996. There has been little change in the revenue amounts between the periods and a slight decrease in the average receivable balance due principally to collections on large accounts that had been outstanding at the end of 1995. The long-term projects have retentions negotiated in the contracts that allow the customer to hold a percentage of the billings until completion. Due to the inability of the Company to complete those projects, the receivable turnover was adversely affected. The accounts receivable turnover ratios for the years ended December 31, 1995 and 1996 were 3.5 and .9, respectively, which resulted from the larger sales volume in 1995 than in 1996 with a consistent receivable balance.

    The inventory turnover ratio for the six months ended June 30, 1997 was .64 as compared to 1.3 for the same period in 1996. The nature of the Company's interactive video sales and production processes requires that inventory be on hand for extended periods of time. The Company maintains working units in inventory that are similar to units that have been installed in the field. Therefore, as the Company has sold more video servers, the amount of the inventory has increased. The inventory turnover ratio for the year 1995 was 17.1 but decreased to 1.3 during 1996. This was the result of the increases in inventory, mainly in the increased number of video servers the Company had on-hand. The decrease in revenues between the two years has also caused an increase in inventory items which were anticipated to be in demand to remain with the Company.

    At June 30, 1997, the Company had cash and cash equivalents totaling approximately $461,300 and a net working capital deficit of approximately $167,000. The Company had no significant capital spending or purchase commitments at June 30, 1997 other than certain facility leases and inventory component purchase commitments required in the ordinary course of its business.

    The Company has no existing lines of credit or other financing arrangements with lending institutions.

    The Company anticipates that the net proceeds of the Offering, together with funds generated from operations, will be sufficient to satisfy its operating and capital requirements for the next 18 months.

                                    BUSINESS

GENERAL

    The Company designs, develops, integrates, installs, operates, and supports interactive video services hardware and software. The Company also designs, develops, installs, and supports CD-ROM software products for business applications. In the interactive video services area, the Company seeks to provide solutions, including products and services developed by the Company and by strategic partners, that enable interactive video programming and applications to be provided to a wide variety of market niches. The Company has installed 11 digital video servers in four countries (China, Korea, Israel, and Taiwan), on each of the four major types of networks accommodating interactive video services. The Company believes that its demonstrated ability to deploy and operate interactive video systems over each of these four major network types is a significant competitive advantage.

    In the CD-ROM area, the Company provides several products for the storage and rapid retrieval of large amounts of information. The Company believes such products are faster, easier to use, provide more features and are operational on more diverse network architectures than similar products and services. The Company's CD-ROM customers include the U.S. Navy, Sprint Corp., Unisys Corp., Toronto Dominion Bank, and Herzog, Heine & Geduld, Inc. In December 1995, two of the Company's products, VCD MANAGER and VCD WRITER were each chosen as IMAGING MAGAZINE's Product of the Year in their respective product groups for CD-ROM software. IMAGING MAGAZINE is a leading industry publication for CD-ROM business software.

INTERACTIVE VIDEO SEGMENT

INDUSTRY OVERVIEW

    LINEAR TELEVISION AND VCR TECHNOLOGY. Until about 25 years ago, audio-visual home entertainment choices were primarily limited to linear content (i.e., content that plays in a pre-programmed sequence and which cannot be controlled by the viewer). In the 1970s, the growing popularity of videocassette recorders (VCRs) and videocassette tapes provided new choices to home viewing audiences. VCR and videocassette technology provides viewers with the ability to view content on demand and to manage content through the use of pause, resume, fast-forward, rewind, and other features. VCR use, however, entails the inconvenience of leaving the home to purchase or rent videocassettes or choosing from among the limited content available for recording on television. Many video stores have only a limited selection of titles, particularly in areas such as educational content and games, and the most sought after titles are frequently unavailable. The proliferation of cable television, satellite television, pay-per-view, and similar technologies has improved linear television choices, but these technologies do not offer the ability to select content to be viewed on demand, rather than on a scheduled basis.

    TELECOMMUNICATIONS COMPANIES AND BROADBAND INTERACTIVE SERVICES. In the early 1990s, large telephone and cable companies and other interested parties, such as television and motion picture studios, began to experiment with the idea of providing broadband interactive services. Broadband services are those which run over high capacity networks such as asynchronous digital subscriber lines
(ADSL), high-speed data lines (T1 and E1), hybrid fiber coaxial (HFC) lines, and fiber to the curb (FTTC) fiber optic lines. These high-capacity networks, made possible by breakthroughs in the ability to convert information from analog to digital form and by improved data compression technologies, have the ability to deliver vast quantities of data into the home. Broadband networks also have the capacity to provide for interactivity between the home and the content providers. Industry sources anticipate that, if broadband networks become widely deployed, they will usher in a new age of information technology due to the potential quantity and robustness of content, and the speed, ease of use, and interactivity of these networks.

    Following changes in the regulation of the telecommunications industry in 1992, it was anticipated that the large domestic telephone and cable companies, and their counterparts abroad, would seek to deploy broadband networks and interactive services in communities on a widespread basis. The Regional Bell Operating Companies (RBOCs), for example, successfully sought relief in the courts to be permitted to become not only network providers for such services, but content providers as well. Further regulatory changes in 1995 and 1996 reduced the potential cost of deploying broadband networks. A number of interactive video trials were run by U.S. companies such as Time Warner, Tele-Communications, Inc. ("TCI"), GTE, Bell Atlantic Corporation, and BellSouth Corporation, which demonstrated that the technology did work, although in varying degrees. International telecommunications companies, including Telecom Italia, Korea Telecom, Hong Kong Telecom, Deutsche Telekom, and British Telecom, demonstrated similar results abroad. These trials were generally costly, in part because they were characterized by "trial approaches," including development and testing of prototype versions of equipment and alpha and beta versions of newly developed software, and experiments in pricing, content, menus, navigation and methodologies. Further, these trials occurred during a period of rapid technological change and improvement, and evolving standards. For example, ADSL equipment which now typically costs a few hundred dollars per home typically cost a few thousand dollars per home in 1992.

    In 1996 and 1997, activity in the broadband services area has been significantly reduced, and some companies, such as Bell Atlantic and TCI, have announced reductions or delays in their deployment plans. Reasons given for such reduction or delays include a change of focus toward local and long distance competition, the high cost of deploying large broadband networks, business reorganizations, delays pending the introduction of lower cost, more functional or industry standard technology, and reduced competitive threats from within the industry.

    NARROWBAND INTERACTIVE SERVICES. Beginning in the 1980s, the proliferation of home computers and the development of the Internet and Internet service providers, such as America Online, Prodigy, and CompuServe, has allowed millions of people to access interactive content and services over telephone lines. Internet content has become increasingly rich, robust, and interesting. Industry sources estimate that United States consumers spent more than $620 million for Internet access in 1996 and project that such expenditures will grow to more than $15 billion in 2001 and that the number of Internet households will grow from an estimated 23.4 million in 1996 to 66.6 million by 2000. The Internet has begun to condition consumers, and younger consumers in particular, to obtaining information, experiencing content, playing games, and shopping in an interactive fashion. However, telephony-based services such as the Internet, which are generically referred to as narrowband services, have constraints on the quantity of information that can be delivered and are currently unable to download large files, such as full-length videos, at a satisfactory quality or speed. Computers tend to be relatively expensive, compared to television sets, and computer monitors and display technologies are not optimized for viewing video content. Furthermore, although most people are comfortable with television as a medium, many people, especially older consumers, lack experience with computers and may be uncomfortable with, or are averse to, computer technology.

    Different companies have employed different strategies to address the shortcomings of narrowband networks in the absence of generally available broadband networks. For example, WebTV (recently purchased by Microsoft) has begun offering enhanced graphics and other features over narrowband networks, with a television, rather than a PC, interface. In order to address the need for higher-speed services, the cable industry has begun deploying cable modems, and the telephone industry has begun deploying ADSL equipment, for high-speed data access, so that the narrowband services can run at the highest possible speed on metallic telephone or cable lines. For example, @Home Network is deploying as a high speed internet service provider (ISP) on several cable companies' networks.

    The Company believes that, despite these and other initiatives, narrowband networks are unlikely to achieve the combination of technological accessibility and speed, security, and robustness of transmission characteristic of broadband systems. The public access methodology of Internet and other narrowband networks, coupled with off-the-shelf modems, make security, both for privacy of communications and secure commercial transactions, difficult to achieve. The hardware and software of interactive broadband systems and the architecture of such networks creates a more secure environment for such transactions. In addition, although better software, compression methods, and other tools have enabled improvements in narrowband services, the physical constraints of narrowband networks are substantial, compared to those of broadband networks. Many narrowband lines, especially older lines in cities (a preferred market segment) cannot run at 56 kilobits per second (kbps), the highest widely-available PC modem rates. This rate does not compare to the 1.5 Megabits to 25 Megabits per second rates provided via broadband networks.

    THE COMPANY'S BROADBAND INTERACTIVE VIDEO SERVICES. The Company believes that the increase in linear viewing alternatives such as DBS have increased consumer demand for more content choices and that the development of the Internet has increased consumer interest in interactive content generally. The Company believes that the inherent limitations of the Internet and other narrowband networks, as compared with broadband networks, create a market opportunity for a broadband technology such as the Company's that offers superior speed and robustness, combined with a "user-friendly," television-based technology. See "User Experience." In addition, the lack of major deployments by the RBOCs and other major U.S. telecommunications companies in the broadband network market has, the Company believes, kept many large companies from actively pursuing plans to supply hardware and software for broadband networks, thus enhancing the niche market opportunities for the Company. Even if major domestic telecommunications companies were to currently undertake such initiatives, it would take a substantial number of years and a massive capital commitment to deploy large-scale broadband networks. The Company also believes that advances in servers, set top boxes, and network equipment enable operators of small-scale broadband networks to now offer interactive video services to their subscribers at attractive prices. See "Potential Markets -- Marketing Strategy."

BASIC INTERACTIVE SERVICES CONFIGURATION

    An interactive video services network system typically includes the following components: (i) network equipment, including high speed lines and switches, for transmission of content; (ii) digital set top boxes, which receive the content and transmit subscriber requests; (iii) digital video servers, which store the content and control its transmission over the network; (iv) content preparation equipment, which prepares content for transmission over the network; and (v) software which runs user applications, and business support applications, such as subscriber billing. See "Products."

    NETWORK EQUIPMENT

    High-speed lines (ADSL, T1/E1, HFC, FTTC) connect the network service provider's central office or head end to subscribers' homes. High-speed network switching equipment connects subscribers to content furnished by video information providers (VIPs), either locally or internationally. There are a large number of providers of this network equipment, including CF Alcatel, BroadBand Technologies, Incorporated, Ericsson, Integrated Network Corporation, Lucent Technologies, Scientific-Atlanta, Inc., and Siemens Communications.

    DIGITAL SET TOP BOXES

    In each subscriber's home, one or more digital set top boxes and remote control devices are associated with each television set or personal computer that receives the interactive video programming. Digital set top boxes feature high-speed processors, RAM memory, high- and low-speed output ports and other computer components.

    DIGITAL VIDEO SERVERS

    The digital video server is a high-speed computer to which a subscriber is connected via the network. The basic functions of a digital video server are to cost-effectively (i) store and rapidly retrieve and transmit large amounts of content, (ii) provide a large number of input/output ports so that subscribers can access the system quickly and easily retrieve information, (iii) function with an operating software system to manage user applications, and (iv) provide business support systems capability to accumulate and provide data for services such as billing, customer service, and content management.

    CONTENT PREPARATION EQUIPMENT

    In order to store content in a digital server, send it over a broadband network, and interpret the content through a digital set top box, the content must be encoded (or converted from analog to digital format) and compressed. Compression standards, primarily Motion Pictures Experts Group 1 and 2 (MPEG 1 and MPEG 2), have been adopted for the preparation and storage of this content.

    APPLICATIONS AND BUSINESS SUPPORT SOFTWARE

    Operators of interactive video systems require two kinds of software in addition to the operating system software for servers and set top boxes. Interactive applications software is designed to offer services, such as shopping, travel, banking, education, medicine, video-on-demand, karaoke, and digital music. Business support system (BSS) software includes applications such as customer service, billing, telemarketing, content management, content provider management, workforce management, and similar functions. Applications and BSS software are available from a number of companies, including Arrowsmith, EDS, IMAKE, Informix, and Strategic Group, and the Company anticipates that the availability of applications software, in particular, will increase as broadband networks proliferate.

PRODUCTS

    The Company's products for the interactive video services market consist of products that the Company develops and manufactures and products manufactured by others that the Company resells and integrates into its systems.

    PRODUCTS MANUFACTURED BY THE COMPANY

    VIDEO SERVERS. The Company manufactures two different digital video servers: (i) a server designed to be used with networks utilizing metallic lines, such as ADSL, E1 and T1, which is currently deployed in Korea and Israel; and (ii) an asynchronous transfer mode (ATM) based server designed to be used for FTTC and HFC networks, which is currently deployed in Taiwan and China. The Company is also developing an analog baseband output digital server, designed to be used with cable pay-per-view and analog hospitality systems. The ATM-based server includes improvements in cost per stream, capacity, and operating speed over previous models and is designed to simplify connections to current networks and provide valuable new features, including variable bit rate, data stream grooming, data flow improvement, and higher bandwidth. The servers are all scalable, enabling them to be used in small to large-scale deployments. For large-scale deployments, the servers can be deployed in nodes which can include one or more servers.

    The Company has developed its own digital server operating system, known as Multimedia Interactive eXchange (MIX). MIX is a compact, fully-featured comprehensive proprietary operating system that interfaces with standard software and manages all aspects of the digital server's operations. MIX interfaces easily with industry standard billing systems and other business support systems. MIX software is capable of operating on other companies' servers, and the Company may license MIX to third parties if the opportunity arises and if the Company determines that it would be strategically advantageous. The Company has also developed middleware called NAV RT, which simplifies the creation of basic applications and menus for interactive video services. As a customer inducement, the Company, unlike many of its competitors, includes the server license for MIX and NAV RT at no additional charge with each digital video server sold.

    DIGITAL SET TOP BOXES. The Company manufactures trial quantities of digital set top boxes, which it sold to Bezeq Telecom ("Bezeq") for use in Israel. The Company is also developing a set top box for use with the Company's ATM-based server, which is designed to be manufactured by a third party. The Company expects to continue to design and develop set top boxes, which may be manufactured by the Company in trial quantities or manufactured by volume set top box manufacturers under license from the Company. The Company's set top boxes are designed to operate efficiently on the Company's proprietary systems or on systems utilizing DAVID, a set of widely-used operating system protocols for digital set top boxes. Features include a serial output port for peripherals and a graphics support package. More advanced designs under development include Universal Serial Bus (a new hardware feature which allows computer and set top boxes to connect with a variety of peripheral devices), three dimensional graphics display, and a faster processor. The Company also believes that certain features of its current set top box architecture may have potential value for applications such as energy management and home security monitoring.

    PRODUCTS MANUFACTURED AND DEVELOPED BY OTHERS

    Certain of the products manufactured and developed by others described below are provided pursuant to strategic alliances. See "Strategic Alliances."

    NETWORK EQUIPMENT. The Company has an informal strategic arrangement with Integrated Network Corporation ("INC") to sell INC's network equipment as part of overall bids for end-to-end interactive video systems. The Company intends to enter into similar arrangements with other network equipment companies. The Company also has a preferred technology arrangement with Fore Systems, Inc. ("Fore Systems"), a leading manufacturer of ATM switches, which has enabled the Company to utilize Fore System's technology and to incorporate Fore Systems switches with the Company's ATM-based servers, such as those deployed in China and Taiwan. The Company believes that this arrangement has the potential to provide additional joint marketing opportunities.

    DIGITAL SET TOP BOXES. Although the Company manufactures trial quantities of digital set top boxes, the Company is seeking to enter into joint marketing arrangements with high volume manufacturers of digital set top boxes, pursuant to which the Company would sell these set top boxes as a distributor or on an original equipment manufacturer basis.

    OTHER EQUIPMENT. Interactive video services systems also utilize components such as digital encoders, digital production studio equipment, digital production software, and other equipment. The Company has entered into certain arrangements with respect to the resale by the Company of digital encoders and digital production studio equipment and is seeking to enter into additional arrangements with sellers of these kinds of equipment, with a view toward enabling the Company to offer a complete end-to-end system to potential customers on a fully integrated basis.

    OTHER SOFTWARE. The Company provides a basic video-on-demand application at no cost as part of its server software; however, most system operators will require a suite of applications upon installation of the system, with the potential for adding additional applications in the future. The Company has entered into certain arrangements to provide interactive video applications software and is seeking to enter into additional arrangements to provide interactive video applications software and business support systems software to the Company's customers.

SERVICES

    Celerity plans to act as an overall systems integrator for interactive video projects, which may entail integrating the end-to-end system in Celerity's facility prior to shipment, on-site integration, or both. The scope of work required for integration will vary widely, depending upon project size and other variables.

Celerity also offers a number of additional services, including classroom training, documentation, and maintenance.

USER EXPERIENCE

    Current subscribers to interactive video services enjoy a broad range of new content and applications. Korea Telecom subscribers utilizing the Company's technology are able to obtain movies and other video content, karaoke and digital music, educational services, and medical information on demand. Content available "on demand" is stored on a server and may be viewed by any subscriber at any time chosen by the subscriber through the use of a navigation/menu system.

    The Company anticipates that applications will become more robust and exciting in the future as new content, applications, and enhanced technical capabilities become available. For example, travel reservations and information could be a possible application of interactive video services. A subscriber equipped with an ordinary television set, a digital set top box, and hand-held remote control could select a travel company, which would be a VIP on the system, from an on-screen menu. A typical application might show major geographic areas, such as Asia, Europe, the United States, and the Caribbean. A subscriber choosing Europe, for example, would be provided with a further choice among European countries. Upon choosing a country, e.g., Spain, a subscriber could be presented a choice among video, graphic, and data content relating to that country, such as general interest videos and information relating to packaged tours, airline options, and hotels. Similar applications are currently available on narrowband services, such as the Internet; however, broadband applications can accommodate lengthy videos and robust graphics, including three-dimensional graphics, which cannot currently be as efficiently downloaded or viewed via a narrowband network. The Company believes that broadband networks could, in the future, also include applications with an electronic data interchange (EDI) back end, which would allow the subscriber to ascertain the availability of and confirm reservations for different products and services such as hotel or car rental or airline tickets on a near real-time basis.

    Customers would typically be billed a monthly fee for access to the interactive services, a rental fee for the set top box, and additional fees for the content and applications accessed, although it is anticipated that certain VIPs would provide applications without a separate charge as a means of increasing sales of products or services.

POTENTIAL MARKETS

    The markets for interactive video systems may be categorized as public or private networks. Public networks, such as those of telephone or cable companies or utilities, are potentially available to all consumers within a given geographical market. Private networks are those offered in a more limited area, such as a hotel, hospital, college campus, or business complex.

    MARKETING STRATEGY

    The Company's marketing strategy is to seek customers in each of the potential emerging markets, to encourage leading companies and organizations to adopt its technology, and to position itself as a leading provider of interactive video services within niche markets. The Company believes that it is important to achieve market penetration at an early stage in the development of particular niche markets in order to compete successfully in those markets. The Company is marketing itself based on its demonstrated ability to install digital video systems on each of the major network types and its potential to provide end-to-end interactive video solutions. See "Deployments" and "Strategic Alliances." In addition, the scalability of the Company's servers provides flexibility in deploying interactive video services systems varying in size from systems designed to serve five simultaneous users to those capable of serving many thousands of users in a variety of markets on a cost-effective basis. The Company believes that this scalability will be an attractive feature to potential customers. The Company believes that its diversified marketing approach provides the

Company with flexibility in targeting emerging markets, enabling it to recognize market opportunities and adapt to perceived changes in marketing priorities. The Company has limited sales and marketing experience and there can be no assurance that it will be successful in implementing its marketing plans. See "Risk Factors -- Limited Marketing and Sales Experience."

    PUBLIC NETWORKS

    Potential market opportunities for the Company in public networks are: foreign telephone and cable companies, domestic electric and gas utilities, domestic cable companies, and domestic telephone companies.

    FOREIGN TELEPHONE AND CABLE COMPANIES. The Company's current customers are all foreign telephone or cable companies. Foreign companies have been more active in deploying interactive video services than domestic U.S. companies. The Company believes that, in part, this is because, in many countries, the telephone company is owned or supported directly by the government, which may see the addition of such services, especially public-interest services, such as education and health-oriented services, as being beneficial to its citizens. Because of a lack of name recognition and because the Company has lacked its own direct sales force, the Company has been limited to responding to customer bids and has made only limited sales in this market, which is large and rapidly growing. Potential markets are emerging in Europe, Latin America, Canada, and Africa, in addition to existing and emerging markets in Asia. See "Deployments." The Company intends to hire a direct sales force and to enter into additional strategic alliances to target these markets.

    DOMESTIC ELECTRIC AND GAS UTILITIES. Domestic electric and gas utilities are now being deregulated and are subject to intense competitive pressures and the need to find new sources of revenue. Many electric and gas utilities have installed or are considering installing fiber optic lines in communities for remote meter-reading and equipment monitoring purposes. These lines could be used to provide a full menu of video services. Electric and gas utilities are not currently regulated in the same manner as cable and telephone companies, typically have long standing relationships with subscribers, and often have pole and buried cable rights-of-way which could give them a competitive advantage over other potential entrants into the interactive video services market. Electric utilities may also see the provision of additional services as a means of protecting key customers, such as hospitals, from incursion by other electric utilities outside their operating territory that can now sell to these customers under the operating principles of the North American Power Grid System. A number of electric utilities in the United States and in Canada have expressed an interest in such deployments.

    DOMESTIC TELEPHONE COMPANIES. The Company intends to market to independent domestic telephone companies, of which there are more than 1,300. Major independent local telephone companies include Sprint Corp., Buena Vista Tel, Southern New England Telephone, and Cincinnati Bell Inc. The Company believes that the size of local telephone company networks is well suited to the Company's scalable, cost-efficient technology solutions. Many of these local telephone companies, as well as long-distance carriers that are installing local telephone networks, have installed or are planning to install modern fiber optic networks and may be seeking new revenue opportunities to offset the costs of installation. The Company also believes that many independent telephone companies may have more flexible management styles than the larger telecommunication companies, and may be quicker to commit to strategic decisions, such as providing interactive video services to their customers. The Company is not targeting the large local telephone companies (GTE and the RBOCs), since it believes that, if these companies choose to enter the interactive video services market, they will likely pursue these markets independently or through joint ventures (such as Tele-TV and Americast).

    DOMESTIC CABLE COMPANIES. The Company believes that an opportunity exists for the smaller, well-funded cable companies, such as Cox Enterprises Inc., to begin implementing interactive TV as they upgrade their networks from coaxial cable to HFC, which is often the solution of choice for cable companies that wish to improve the quality of their service and add additional channels. With the entrance of competitors such as DBS, cable companies are upgrading to HFC to provide a competitive number of channels at a higher quality. An HFC network readily supports interactive video services, and these services would represent an additional revenue opportunity for these cable companies and help offset a portion of the upgrade costs. The Company is also targeting the domestic cable market by developing a digital server that has an analog baseband output digital server which converts digital signals to analog signals for transmission over coaxial cable and reception through an analog set top box. This server, which is expected to be introduced within the next three to six months, is designed to replace the current VCR-based system as a pay-per-view source for cable companies and for the analog hospitality market. The Company is not currently targeting major domestic cable companies. Some of these companies, for example, TCI, expressed an interest in the interactive video services market initially, but have not begun widespread deployment, possibly due to the cost of converting large, diverse cable systems, such as TCI's hundreds of cable systems, from the current metal coaxial lines to HFC lines.

    PRIVATE NETWORKS

    Many hotels and resorts, colleges and universities, large apartment and condominium complexes and businesses have installed or are considering installing private networks, utilizing ADSL, HFC, or FTTC. Private networks are limited in geographic size and scope, but could potentially offer a range of interactive video and data services to their customers, generally on a for-profit basis. Private networks have the significant advantage of relatively rapid and low-priced deployment, as compared with large-scale public networks, and they are well-suited to the Company's scalable technology solutions.

    ANALOG HOSPITALITY. Many hotels, motels, and resorts have already installed pay-per-view video or television systems. These systems generally consist of small local area networks with video stored on a number of VCR players connected to a control system. There are a number of problems with these VCR-based solutions: (i) the VCR equipment breaks frequently and repairs generally require a site visit; (ii) the content is stored on conventional cassette tapes, which are vulnerable to illegal copying and which results in certain first run movies being released by studios to hotels substantially later than their theatrical release; (iii) the capacity of the system is limited; (iv) video quality is sometimes poor, especially after a tape has been played a number of times, since these systems are often not cleaned or serviced on a regular basis; and (v) video choices are limited, due to the size, complexity, and cost of the VCR decks and controllers. The Company is developing and expects to introduce within the next three to six months a new digital server that has an analog baseband output, which is designed for this market and the cable pay-per-view market. See "Public Networks--Domestic Cable Companies." This system is designed to be relatively inexpensive and to store video content as digital files in the server, potentially providing higher quality video, a greater selection, lower cost, fewer security problems and easier maintenance compared to existing pay-per-view systems. In addition, much of the maintenance could be performed remotely from a centralized site. Content could be loaded using computer tape (which is highly resistant to piracy) at the hotel, or could be downloaded from a central location over telephone lines or an inexpensive satellite downlink. This system is designed to be compatible with the existing analog equipment, including inexpensive analog set top boxes, but might also provide a logical migration path to digital services in the future.

    DIGITAL HOSPITALITY. Some hotels, motels, and resorts are already considering upgrading to a full digital interactive services solution. For example, the Company is a finalist in the bidding for a digital hospitality project in Kuala Lumpur, Malaysia. The Company anticipates that certain upscale hospitality properties, in particular, will install digital systems during construction or thereafter upgrade to digital systems. These digital systems have the potential to offer on-demand video programming, games, gaming, shopping, health, education, and other services, in addition to high quality digital pay-per-view programming.

    COLLEGES AND UNIVERSITIES. Many colleges, including the University of Maryland, Rutgers, and George Mason University, have begun installing modern, high-speed networks, usually FTTC, on their campuses. Interactive video services provide an opportunity to add entertainment, educational, and information services to these networks both as a source of revenue to help defray the cost of network installation and for educational purposes. For example, popular courses could be stored on a server for viewing by large audiences on a fully-interactive basis, with the potential for interactive test-taking and homework submissions. Such a system could also aid ill or physically handicapped students, those who work part-time, and absentees.

    MULTIPLE DWELLING UNITS (MDUS). Many large apartment complexes, condominiums, neighborhoods, and other groups of homes, termed Multiple Dwelling Units or MDUs, are now installing modern HFC, FTTC, or ADSL systems either during construction or as an upgrade in order to attract or retain tenants or as a source of revenue. The Company believes that certain types of MDUs, such as retirement communities, represent particularly attractive potential markets, since these networks might offer shopping, education, interactive health, and entertainment services to the elderly or consumers who have limited mobility.

    DIGITAL HOSPITALS. Many domestic and foreign hospitals are already wired with state-of-the-art, high-speed digital networks (usually FTTC) which would be suitable for interactive video services systems, although it is currently unclear who would fund these systems. The Company is aware of at least one project in which health care providers, such as pharmaceutical companies, have expressed a willingness to underwrite some or all of the cost of content shown on these systems in return for strategic positioning of advertising. The Company's digital server and operating system technology could potentially accommodate an architecture designed to allow patients to view advertisements targeted to their condition, which could be attractive to advertisers. Another potential source of funding is electric power utilities, which value hospitals as high-demand consumers of electric power. At least one power company has expressed preliminary interest in the idea of installing the Company's interactive video system in a mid-sized or large hospital as part of a multi-year power contract. Another potential source of funding for these systems is the hospitals themselves. Interactive video systems may be password- and ID-protected, so that the user is individually identified within the system. The Company believes that systems could be designed to show patients targeted videos containing medical information or instructions which they would then electronically "sign" prior to being allowed to view entertainment services. Such a system could be attractive to hospitals as a means of patient education and to ensure that patients (or staff) have read and understood instructions and other information, such as liability warnings.

    BUSINESS CAMPUSES. The Company believes that broadband digital networks represent a logical extension of intranets. Business applications, such as training, data management, communications and public relations, could potentially be accommodated on broadband digital networks. The availability of such networks in a corporate campus could also be employed to attract companies to a particular business complex. The Company believes that a relatively inexpensive PC plug-in board could be used instead of a set top box to connect PCs to a broadband network, while television sets and set top boxes could be used in appropriate settings, such as corporate briefing and board rooms.

SALES AND MARKETING

    The Company currently has only limited internal sales and marketing personnel for its interactive video business. The Company is developing a comprehensive sales and marketing plan and intends to recruit personnel to establish a larger dedicated sales organization following the completion of the Offering. The Company plans to hire a Vice President of Sales and Marketing to develop and implement a comprehensive sales and marketing plan, and five regional sales managers. The Company anticipates furthering its sales efforts under new leadership by engaging in advertising and public relations activities that create visibility for the Company and its products. Such activities may include distributing informational materials to industry professionals, consultants, the press, and prospective customers, advertising in trade journals, participation in trade shows, and direct mailing of press releases and marketing materials. The Company also plans to construct a demonstration room for its products, as well as demonstration units. The Company intends to market its products both directly and through third parties, including its strategic partners (including companies that might include the Company's products and services in integrated end-to-end interactive video system bids), original equipment manufacturers, and agents.

    The Company utilizes several agents, primarily internationally, where the use of such agents is customary. These include Bescom, Inc. and TeleMedia International, Inc. in Korea, Hanshine International, Ltd. in China, WarpDrive Marketing PTE LTD in Singapore, Riger Corporation (M) SDN BHD in Malaysia, and Tadiran Telecommunications Ltd. in Israel. The Company's current arrangements with its agents are non-exclusive, except in the case of En K (which is exclusive in Korea as to certain server models, subject to an exception for the IVISION project) and Bescom (which is exclusive as to the IVISION project in Korea). See "Deployments--Korea" and "Risk Factors--Risks Associated with Contracts with En Kay Telecom Co., Ltd." The Company expects to continue to enter into arrangements with agents in the future, and some of these arrangements may be exclusive. In the domestic hospitality market, the Company intends to market its products to the five largest firms that supply such services to hotels and motels, such as On Command Corporation. In some cases, however, the Company may encounter opportunities to market its hospitality-targeted products directly, especially outside the United States.

DEPLOYMENTS

    The Company has installed 11 interactive digital video servers in four countries, consisting of seven servers in Korea, two in Israel, and one each in Taiwan, and China. Two additional servers are being manufactured and a third is undergoing systems integration for installation in China. The Company has deployed these servers on four different network technologies: (i) FTTC (China),
(ii) HFC (Taiwan), (iii) high-speed data lines (E1 or T1) (Israel), and (iv) twisted pair networks using ADSL (Korea). The Company believes that it is the only company to have implemented interactive video systems on all four network types. Information concerning these deployments is set forth below.

KOREA

    The Republic of Korea has embarked on a project to provide fully interactive television services to many of its citizens and companies. The project is being conducted by a consortium consisting of a government-sponsored research institute (Electronics and Television Research Institute--ETRI), the national telephone company Korea Telecom ("KT"), and a number of Korean companies (including Samsung Group ("Samsung"), Hyundai Corporation, Lucky Goldstar International Corp., Daewoo Corporation, and others). Several U.S. companies, including Celerity, participate as sub-contractors. The two largest projects are designed to provide interactive television over telephone and cable lines. In 1994, the Company participated in a pilot interactive video trial for KT. Other parties to this trial included INC, which provided the switch and served as project integrator, and Samsung, which provided the set-top boxes. As part of this project, the Company received its first order to develop a 40-stream digital video server and a proprietary digital set top box. The initial phase of this project, called IVISION, led to an order for six additional digital video servers of a more advanced design, which have been installed in Seoul, Pusan, Taegu, Kwangju, Taejon, and Inchon. These systems have been in operation for nearly two years. Over 2,000 subscribers are receiving services from these systems, including video-on-demand, movies-on-demand, karaoke, medical programming, and music. These services are provided over normal telephone lines using ADSL, which allows rapid and inexpensive deployment without having to install new lines.

    Bescom, Inc. ("Bescom"), a New Jersey-based distributor with business ties to the Korean market, assisted Celerity in securing the sale of digital video servers in Korea. To date, Celerity has received approximately $3,780,000 from Bescom pursuant to an oral distribution agreement; in addition, approximately $467,000 is due following successful completion of a sixty-day reliability period. Although systems acceptance testing has been successfully completed, there can be no assurance that the reliability testing will be successfully completed, or that the Company will receive payment from Bescom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Year Ended December 31, 1996 Compared to Year Ended December 31, 1995."

ISRAEL

    In 1995, the Company received an order from Bezeq, the Israeli national telephone company, through Tadiran Telecommunications Ltd. ("Tadiran"), a major Israeli telecommunications equipment firm. The Company provided two digital video servers and a quantity of digital set top boxes to Tadiran for deployment on a European standard (E1) high-speed dedicated copper data line network. Since late 1996, this project has offered services similar to those described above to approximately 100 subscribers in Israel. Tadiran has agreed to make total payments to the Company of approximately $1,044,000 upon the achievement of certain milestones, of which approximately $770,000 has been paid to date. The Company anticipates that set top box acceptance for this project will be completed during the fourth quarter of 1997, and that systems acceptance testing will occur shortly thereafter. Celerity is currently in discussions with Bezeq with respect to Phase II of Bezeq's video server contract. There can be no assurance that Celerity will be selected to participate in Phase II. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Year Ended December 31, 1996 Compared to Year Ended December 31, 1995."

TAIWAN

    In 1996, the Company received, from IBM Taiwan Corporation ("IBM Taiwan"), its first order for its most advanced digital video server, an asynchronous transfer mode ("ATM") server designed to operate on modern fiber optic networks. The first server has been deployed in Taiwan for IBM Taiwan for use at the Computer and Communications Research Laboratories/Industrial Technology Research Institute ("Taiwan CCL"), under an arrangement with IBM Taiwan, the system integrator. Under this arrangement Celerity is entitled to receive payments of approximately $650,000 (of which approximately $400,000 has been paid to date and the balance is to be paid upon the completion of a systems acceptance test). This system has been operational since February 1997, serving approximately 50 subscribers. The final systems acceptance test was successfully performed and the customer has agreed to pay for the project by the end of 1997. This system is deployed on a hybrid fiber/coaxial cable network, of the type being installed by many cable companies as they upgrade to higher capacity, higher quality digital networks. This type of network, like FTTC (a widely used fiber optic network), is able to support new applications, such as video conferencing, video mail, robust three-dimensional graphics, and gaming.

CHINA

    In 1997, the Company sold, through its strategic alliance with INC, two of its advanced video servers to Guangdong Public Telecommunications Authority ("GPTA") for deployment in Shenzen and Guangxiaou, China. The Shenzen server is installed and has passed its beta test, and the Guangxiaou server is being installed and systems acceptance testing is expected in the first quarter of 1998. The aggregate value of this contract is approximately $1,400,000, of which approximately $570,000 has been received to date. In addition, through INC, the Company has received an order to install two servers for the Beijing Telecom Authority in late 1997. The aggregate sales price for such order is approximately $712,000. The scheduled shipment dates for this project are in the fourth quarter of 1997 with completion scheduled for the first quarter of 1998. These are the Company's initial deployments on an FTTC network, which is the primary type of network which telephone companies, electric and gas utility companies, colleges, and many business and apartment complexes are installing to replace aging twisted pair copper networks and to potentially offer emerging digital video, data, and voice services.

STRATEGIC ALLIANCES

    The Company believes that entering into strategic alliances may give it certain competitive advantages, including the ability to (i) reach a larger and more diverse group of networks on which to deploy the Company's products and services; (ii) provide a broader range of products and services; (iii) provide a series of new and upgraded products and services, such as encoders and applications software, which could be attractive to customers seeking to improve, upgrade or extend their systems over an extended period of time; (iv) offer end-to-end solutions; (v) access resources and information for utilization in research and product development and design; (vi) test new Company designs for compatibility with emerging technology developed by others in order to facilitate cooperative arrangements; and (vii) pursue cooperative efforts at trade shows and other joint marketing efforts. See "Deployments" and "Risk Factors--Risks Associated with Contracts with En Kay Telecom Co., Ltd."

    The Company is actively seeking additional strategic alliances and has hired a key executive as Vice President of Business Development to identify, obtain, and manage these relationships. The Company is seeking additional alliances with
(i) network system providers for technical interconnection and joint marketing;
(ii) hardware manufacturers of real-time encoders, multiplexers, digital set top boxes, and related equipment; (iii) content acquisition and management companies; (iv) hospitality system vendors and distributors; (v) interactive applications software developers; and (vi) business support systems software developers.

    The Company has commenced discussions as to certain of these relationships, while others are part of the Company's strategic plan, but are not yet in progress. No assurance can be given that the Company will be successful in entering into such strategic alliances on acceptable terms or, if any such strategic alliances are entered into, that the Company will realize the anticipated benefits from such strategic alliances. See "Risk Factors--Need for Strategic Alliances."

    The Company has entered into strategic alliances with the following companies:

    INTEGRATED NETWORK CORPORATION does joint marketing with the Company related to INC's network switching equipment. INC was directly responsible for the Company's participation in projects with GPTA, Beijing Telecom Authority, and Taiwan CCL, and acted as a subcontractor along with the Company to Bescom in Korea. The Company has bids in progress with INC in Israel, Malaysia, and Singapore, although there can be no assurance that any of such bids will be accepted.

    TADIRAN TELECOMMUNICATIONS LTD. is a manufacturer and distributor of telecommunications equipment in Israel and internationally. Tadiran is also the agent for the Company's Israel project and is a distributor of the Company's products.

    FORE SYSTEMS, INC. is a leading manufacturer of ATM switches. The Company's agreement with Fore Systems provides for joint marketing and technical cooperation.

    The Company also has strategic alliances with MINERVA SYSTEMS, INC. ("Minerva"), a leading manufacturer of digital MPEG encoders, and COMMUNICATIONS ENGINEERING, INC. ("CEI"), a leading provider of digital production studios, although, to date, no sales have been made pursuant to these arrangements. The Company's agreement with Minerva provides for joint marketing, a discounted distributor sales program, and a discounted laboratory system. The Company's distribution agreement with CEI allows the Company to bid CEI's systems as part of Company projects.

COMPETITION

    The interactive video services market is highly competitive and characterized by changing technology and evolving industry standards. In this area, the Company's competitors include a number of companies, many of which are significantly larger than the Company and which have greater financial and other resources or which have entered into strategic alliances with such companies. Such competition includes numerous companies including (i) developers of narrowband solutions (for applications like the Internet; (ii) manufacturers of very large servers (E.G., massively parallel processors, such as those developed by nCube, Sequent Computer Systems, Inc., Hewlett Packard Co., DEC International, Inc., AT&T Corp. and IBM) which are generally employed for very large deployments such as whole cities, but which may not be scalable for smaller market deployments; (iii) direct competitors to the Company that target the same niche markets as the Company; (iv) manufacturers of set top boxes, such as Acorn, General Instrument, Panasonic, Samsung, Scientific Atlantic, Stellar One, and Zenith; and (v) manufacturers of content preparation equipment, such as DiviCom, Future Tel, Nuko, Scopus, Vela, Panasonic, Silicon Graphics, and Sony. Although many manufacturers of large servers have implemented trial deployments of digital video services, the Company believes that, in almost every case, these deployments involved general purpose computers which had not been designed for such interactive video applications. Direct competitors include SeaChange Systems, Inc., Concurrent Computer Corporation, and IPC. Competitive factors in the interactive video services market include completeness of features, product scalability and functionality, network compatibility, product quality, reliability and price, marketing and sales resources, and customer service and support. The Company competes on the basis of its demonstrated ability to install digital video systems on each of the four major types of networks accomodating interactive video services and its ability to offer economically viable solutions based on the scalability of its systems. See "Risk Factors--Competition" and "--Product Obsolescence; Technological Change."

CD-ROM SEGMENT

Industry Overview

    Many businesses and other organizations today create, receive and process large quantities of documents, images, and other records. Some businesses and organizations, including government units and finance and telecommunications firms, have begun storing records on CD-ROM disks, disk drives, changers, or larger CD-ROM systems that include towers and jukeboxes. These systems have many advantages compared to paper records, including lower costs, compactness, accuracy and ease of search and retrieval. Although other types of paperless storage media are available, including RAM, microfilm computer hard disk, WORM/magneto and tape, CD-ROM offers a standard storage format, enormous storage capacity, reliability, and random access to the stored data. In order to optimize use of such systems, they are normally connected to a number of users via local area networks (LANs) or even at remote locations. Various kinds of CD-ROM software, such as that offered by the Company, is required to process information for storage, route it to the proper storage device, archive it, and search for and retrieve it as needed.

    The growing popularity of CD-ROM information storage method is attested by the increased sales of CD changers that can accomodate 100 to 150 disks, the most popular type in use. Shipments of these units grew from 1,000 units in 1994 to more than 3,500 units in 1995, according to Disk Trend Magazine. The electronic document imaging market has also continued to grow, with much of the growth due to increased acceptance of CD-ROM applications and computer output to laser disk (COLD) systems. The Company's hardware and software products have application in both CD-ROM and COLD systems.

    The data networks for these systems are commonly configured using one of three standard operating systems: (i) NetWare, a Novell product used for PC applications; (ii) NFS, used on larger UNIX-based systems; and (iii) Windows NT, the fastest growing network operating system. The Company's software products function on each of these operating systems, and on a wide range of hardware including scanners, PCs, minicomputers, mainframe computers, and CD jukeboxes.

PRODUCTS

    The Company's CD-ROM division has four major products, all of which are designed to make document and image storage, management, and retrieval easy, cost-effective, and more useful for businesses. MEDIATOR provides access to CD-ROM towers and changers for Novell, UNIX, and Windows NT clients. VIRTUAL CD MANAGER transforms CD-ROM changers into multi-user information libraries connected to a Novell network. Like MEDIATOR, VIRTUAL CD MANAGER displays all the CD devices under a single drive letter, enabling fast and simple access to information. VIRTUAL CD WRITER is a Novell file extension that allows a large group of users on a Novell network to record data on CD-ROMs in a streamlined, single-step process. VIRTUAL CD WRITER and VIRTUAL CD MANAGER, used together, provide a complete CD-ROM recording and retrieval solution for Novell networks. CD WorkWare is a group of electronic document storage and imaging tools which provide information management, indexing, and search capabilities. This product allows mainframes or minicomputers to print, scan, or tape transfer output onto a Novell network where documents are placed in an on-line CD-ROM library that can be accessed by any network user. CD WORKWARE is sold alone or bundled with the Company's other CD products.

SALES AND MARKETING

    The Company's markets its CD-ROM products through the Company's direct sales and marketing personnel, principally to industries where there is extensive use of electronic document and imaging and management such as financial services, healthcare, government, and telecommunications. In addition, the Company markets its CD-ROM products through sales and marketing materials and brochures, trade show participation, public relations efforts, speaking engagements and advertising in trade publications. The Company intends to hire a Vice President and General Manager for the CD-ROM division who will be responsible for creating a sales and marketing strategy for the division, which will include, among other things, the development and management of third party sales channels, such as distributors, integrators, and VARs. The Company also intends to hire additional CD-ROM sales personnel and to upgrade its sales and marketing materials.

COMPETITION

    The CD-ROM market is competitive and characterized by changing technology and evolving industry standards. In this area, the Company's competitors include a number of companies, many of which are significantly larger than the Company and have substantially greater financial and other resources. Competitive factors in the CD-ROM market include completeness of features, product scalability and functionality, product quality, reliability and price, marketing and sales resources, distribution channels, and customer service and support. The Company's competitors with respect to its CD-ROM products include Eastman Kodak, Smart Storage Inc., Optical Technology Grove, IXOS, Axis Technology, TenX, and Alchemy. See "Risk Factors--Competition."

INTERACTIVE VIDEO AND CD-ROM SEGMENTS

INTELLECTUAL PROPERTY

    The Company does not have any patents on its products and has not filed patent applications on any products. The Company regards the products that it owns as proprietary and relies primarily on a combination of trade secret laws, nondisclosure agreements, other technical copy protection methods (such as embedded coding), and copyright (where applicable) to protect its rights in and to its products. It is the Company's policy that all employees and third-party developers sign nondisclosure agreements. However, this may not afford the Company sufficient protection for its know-how and its proprietary products. Other parties may develop similar know-how and products, duplicate the Company's know-how and products or develop patents that would materially and adversely affect the Company's business, financial condition and results of operations. Although the Company believes that its products and services do not infringe the rights of third parties, and although the Company has not received notice of any infringement claims, third parties may assert infringement claims against the Company, and such claims may result in the Company being required to enter into royalty arrangements, pay damages, or defend litigation, any of which could materially and adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Lack of Patent and Copyright Protection."

MANUFACTURING AND MATERIALS

    The Company orders the component parts of its products from a number of outside suppliers and assembles and tests the products at its own facilities. The Company purchases certain raw materials, components, and subassemblies included in the Company's products from a limited group of suppliers and does not maintain long-term supply contracts with its suppliers. The Company relies on four principal sole source suppliers, Microware, Pacific Micro Devices, CMD Technologies and Solaris, for integral parts of the Company's video servers. The Company relies on three principal sole source suppliers, Kubik Enterprises, QNX Software Systems and Diamond Head Software for its CD-ROM products. The disruption or termination of the Company's sources of supply could have a material adverse effect on the
Company's business and results of operations. While the Company is aware of alternative suppliers for most of these products, there can be no assurance that any supplier could be replaced in a timely manner. See "Risk Factors--Dependence on Suppliers; Manufacturing Risks."

QUALITY CONTROL, SERVICE AND WARRANTIES

    The Company's products must successfully pass tests at each important stage of the manufacturing process. The Company offers maintenance and support programs for its products that provide maintenance, telephone support, enhancements, and upgrades.

    The Company generally warrants its interactive video servers to be free from defects in material and workmanship for one year from the completion of the final acceptance test. At the end of the warranty period, the Company offers maintenance and support programs. In light of the fact that the Company has only begun selling limited quantities of its interactive video server products in the past few years, the Company has no basis on which to predict the likelihood of substantial warranty claims for such products. In some cases, customers may require a longer or more extensive warranty as part of the competitive bid process. See "Risk Factors--Product Liability and Availability of Insurance."

    The Company warrants its CD-ROM products for 30 days after purchase, with a replacement or repair option on such CD-ROM products. There have been no material warranty claims in connection with the CD-ROM products during the past several years. The Company also provides its CD-ROM customers with access to a telephone help desk for one year after purchase.

EMPLOYEES

    As of September 30, 1997, the Company had 64 full-time employees, approximately 40 of whom were employed in the engineering and product development area, six of whom fulfilled marketing and sales functions and 18 of whom fulfilled management or administrative roles. Subject to the availability of funds, the Company intends to recruit approximately 50 additional employees over the next 12 months, of which the Company estimates approximately nine will be in sales and marketing, five in management and administration, and 36 in engineering and product development. See "Risk Factors--Attraction and Retention or Employees." The Company's employees are not represented by a union or governed by a collective bargaining agreement.

PROPERTIES

    The Company maintains its executive offices in approximately 11,800 square feet of space in Knoxville, Tennessee pursuant to a lease expiring in February 28, 2000. Monthly lease payments average approximately $11,000 over the term of the lease.

LEGAL PROCEEDINGS

    The Company knows of no material litigation or proceeding pending, threatened or contemplated to which the Company is or may become a party. See "Risk Factors--Risks Associated with Contracts with En Kay Telecom Co., Ltd."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Kenneth D. Van Meter.................................          50   President, Chief Executive Officer and Chairman of
                                                                    the Board
Glenn West...........................................          35   Executive Vice-President, Director of Technology, and
                                                                    Director
William R. Chambers..................................          46   Vice-President of Business Development and Secretary
Mark Cromwell........................................          43   Vice-President of Engineering
Thomas E. Welch......................................          27   Controller
Fenton Scruggs(1)....................................          59   Director
Donald Greenhouse(1).................................          61   Director

------------------------

(1) Member of the Compensation Committee and the Audit Committee.

    KENNETH D. VAN METER--Mr. Van Meter has been the President and Chief Executive Officer of the Company since January 20, 1997. He was elected Chairman of the Board on March 25, 1997. From May 1995 to January 1997, Mr. Van Meter served as Sr. Vice President, Operations, for Tele-TV Systems, a limited partnership owned by Bell Atlantic Corporation ("Bell Atlantic"), NYNEX, and Pacific Telesis, which was engaged in providing systems, software, and services for its three parents in the interactive digital services industry. From June 1994 to May 1995, Mr. Van Meter was President of Bell Atlantic Video Services Interactive Multimedia Platforms, a wholly-owned subsidiary of Bell Atlantic. From April 1993 to June 1994, Mr. Van Meter was Vice President of Bell Atlantic Video Services. Prior to joining Bell Atlantic, from 1991 to 1993, Mr. Van Meter was Vice President and General Manager for Thomas Cook Limited, a travel services company. From 1989 to 1991, Mr. Van Meter was Group Vice President for two divisions of National Data Corporation ("NDC"). From 1984 to 1989, Mr. Van Meter was Director and General Manager of two businesses for Sprint Corp., United Business Communications (shared tenant services), and the Meeting Channel (2-way digital video teleconferencing). Mr. Van Meter holds an MBA with highest honors in management and marketing from the University of Georgia, and a B.S. with high honors in Chemistry from West Virginia University.

    GLENN WEST--Mr. West, a founder of the Company, has served as Executive Vice-President, Director of Technology and a member of the Board of Directors since the Company's inception in 1993. Prior to founding the Company, from 1987 to 1993, Mr. West served as Senior Systems Engineer for Data Research and Applications, a software company.

    WILLIAM R. CHAMBERS--Mr. Chambers has been Vice President of Business Development of the Company since April 1997 and Secretary since October 1997. From June 1996 to April 1997, Mr. Chambers was Senior Counsel at Tele-TV Systems. Prior to joining Tele-TV Systems, Mr. Chambers spent 20 years in private law practice in the Washington, D.C. area at Verner, Liipfert, Bernhard, MacPherson & Hand, from May 1995 to June 1996, and at Watt, Tieder & Hoffar, from 1978 to 1995. Mr. Chambers also serves as Chief Counsel of the Company. Mr. Chambers received a B.A. degree, with honors, in Economics from Princeton University and a J.D., with honors, from the National Law Center, George Washington University.

    MARK CROMWELL--Mr. Cromwell joined the Company as Vice President of Engineering in August, 1997. Prior to joining the Company, Mr. Cromwell was Vice President of Transmission Product Engineering with DSC Communications Corporation, where he worked from June 1984 to August 1997. Mr. Cromwell also held engineering positions with Mostek Corporation, the Electronics Division of the Chrysler Corporation and General Dynamics. He holds an M.S. in Electrical Engineering from Southern Methodist University and a B.S. in Physics from the University of Tennessee, and has done postgraduate work in Management at the University of Texas in Dallas.

    THOMAS E. WELCH--Mr. Welch has been Controller of the Company since January 15, 1996. Before joining the Company, Mr. Welch, a certified public accountant, was a senior associate with Coopers & Lybrand L.L.P., where he was employed from August 1992 to January 1996. Mr. Welch received a B.S. in Business Administration Accounting from the University of Tennessee in May 1992.

    FENTON SCRUGGS--Dr. Scruggs, a founder of the Company, funded the initial start-up of the Company, and has been a member of the Company's Board of Directors since the Company's inception in 1993. Dr. Scruggs is a Board Certified Pathologist from Chattanooga, Tennessee, who has been in private practice since 1969. Dr. Scruggs received his undergraduate degree from University of Virginia in 1959 and his graduate degree from the University of Tennessee in 1962. Dr. Scruggs completed his residency at Memphis Methodist Hospital and was a General Medical Officer in the U.S. Air Force from 1963 to 1965.

    DONALD GREENHOUSE--Mr. Greenhouse has been a member of the Company's Board of Directors, as the designee of the holders of the Company's preferred stock, since 1995. Mr. Greenhouse also served as interim Chief Executive Officer of the Company from August 1996 until January 1997. Mr. Greenhouse is President and Chief Executive Officer of Seneca Point Associates, Inc., a consulting firm founded by him in November 1989. Mr. Greenhouse has approximately 40 years of management experience in manufacturing, technology and service industries. Seneca Point Associates, Inc. is a non-traditional consulting firm engaged by clients nationally to fill full-time senior management positions.

    Each director holds office until the Company's annual meeting of stockholders and until his successor is duly elected and qualified. Officers are elected by the Board of Directors and hold office at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

DIRECTOR COMPENSATION

    Directors do not receive compensation for serving on the Board of Directors or fees for attending meetings of the Board of Directors; however, they are reimbursed for related expenses. The Company expects to reconsider its policies on director compensation in connection with its efforts to recruit additional outside directors.

EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 1996, 1995 and 1994 paid to Kenneth D. Van Meter, the Company's Chairman of the Board, President, and Chief Executive Officer, to Glenn West, Executive Vice President and Director of Technology, and Mahmoud Youssefi, the Company's former Chief Executive Officer (Messrs. Van Meter, West, and Youssefi, together the "Named Executive Officers"). No other executive officer received compensation exceeding $100,000 during the fiscal year ended December 31, 1996, 1995, or 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                                             -------------------------------------
                                          ANNUAL COMPENSATION                         AWARDS             PAYOUTS
                            -----------------------------------------------  ------------------------  -----------

                                                                  OTHER      RESTRICTED   SECURITIES    LONG-TERM
NAME AND PRINCIPAL                                               ANNUAL         STOCK     UNDERLYING    INCENTIVE     ALL OTHER
POSITION                      YEAR       SALARY      BONUS    COMPENSATION    AWARD(S)      OPTIONS    PLAN PAYOUT  COMPENSATION
--------------------------  ---------  ----------  ---------  -------------  -----------  -----------  -----------  -------------
Kenneth D. Van Meter(1)...       1996      --         --           --            --           --           --            --
  Chairman of the Board,         1995      --         --           --            --           --           --            --
  Chief                          1994      --         --           --            --           --           --            --
  Executive Officer, and
  President

Glenn West................       1996  $  134,372     --           --            --           --           --            --
  Executive Vice President       1995  $  134,199     --           --            --           --           --            --
  and Director                   1994  $   72,000     --           --            --           --           --            --

Mahmoud Youssefi..........       1996  $  134,372     --           --            --           --           --            --
  Former Chief Executive         1995  $  131,167     --           --            --           --           --            --
  Officer and former             1994  $   66,000     --           --            --           --           --            --
  Director

------------------------

(1) Mr. Van Meter joined the Company on January 20, 1997. Pursuant to his employment agreement, Mr. Van Meter is entitled to receive a salary of $162,000 for the 1997 fiscal year and a bonus equal to up to 99% of his base salary. See "Employment Agreements" below.

    The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  INDIVIDUAL GRANTS
                                                                ------------------------------------------------------
                                                                 NUMBER OF    PERCENTAGE OF
                                                                SECURITIES    TOTAL OPTIONS
                                                                UNDERLYING     GRANTED TO     EXERCISE OR
                                                                  OPTIONS    INDIVIDUALS IN   BASE PRICE   EXPIRATION
NAME                                                              GRANTED      FISCAL YEAR     PER SHARE      DATE
--------------------------------------------------------------  -----------  ---------------  -----------  -----------
Kenneth D. Van Meter (1)......................................      --             --             --           --
Glenn West....................................................      --             --             --           --
Mahmoud Youssefi..............................................      --             --             --           --

------------------------

(1) For a discussion with respect to options granted to Mr. Van Meter in 1997, see "Management--Stock Option Plans; Options Granted Outside the Plans."

    The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 1996 by the Named Executive Officers.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                        NUMBER OF               UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                         SHARES                       OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                       ACQUIRED ON    VALUE        DECEMBER 31, 1996        DECEMBER 31, 1996
NAME                                    EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-------------------------------------  -----------  ----------  -----------------------  -----------------------
Kenneth D. Van Meter.................      --           --                --                       --
Glenn West...........................      --           --                --                       --
Mahmoud Youssefi.....................      --           --                --                       --

STOCK OPTION PLANS

    On August 10, 1995, the Board of Directors and stockholders adopted the Company's 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of options to purchase up to 178,929 shares of Common Stock to employees and officers of the Company. In August, 1997, the Board of Directors and the stockholders adopted the Company's 1997 Stock Option Plan (the "1997 Plan," and, together with the 1995 Plan, the "Plans"). The 1997 Plan provides for the grant of options to purchase up to 200,000 shares of Common Stock to employees, directors, and officers of the Company. Options granted under the Plans may be either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options.

    The Plans are administered by the Board of Directors which serves as the stock option committee and which determines, among other things, those individuals who receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

    The exercise price per share of Common Stock subject to an incentive stock option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors, but will not, after the date of this Prospectus, be less than 85% of the fair market value of the Common Stock on the date of the grant. The aggregate fair market value (determined as of the date the option is granted) of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, more than 10% of the total combined voting power of all classes of capital stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option, determined on the date of grant.

    No stock option may be transferred by an optionee other than by will or the laws of descent and distribution and, during the lifetime of an optionee, the option will be exercisable only by the optionee or a representative of such optionee. In the event of termination of employment other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the stock option committee. Upon termination of employment of an optionee by reason of death, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. Under the 1997 Plan, upon termination of employment of an optionee by reason of total disability (as defined in the 1997
Plan) such optionee's options remain exercisable for one year thereafter.

    Options under the 1995 Plan must be issued within 10 years from August 10, 1995, the effective date of the 1995 Plan. Options under the 1997 Plan must be issued within 10 years from August 6, 1997, the effective date of the 1997 Plan. Incentive stock options granted under the Plans cannot be exercised more than 10 years from the date of grant. Incentive stock options issued to a 10% Stockholder are limited to five-year terms. Payment of the exercise price for options granted under the Plans may be made in cash or, if approved by the Board of Directors of the Company, by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of such optionee's stock options with no additional investment other than the purchase of the original shares.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the Plan from which they were granted.

    Options to purchase 129,400 shares of Common Stock are outstanding under the 1995 Plan at exercise prices ranging from $0.10 to $4.90 per share, although substantially all of such options are exercisable at $0.10 per share. Of such optionees, William Chambers, an officer of the Company, has options to purchase 10,000 shares of Common Stock at $1.38 per share. No options are outstanding under the 1997 Plan; however, the Company has agreed to grant Mark Cromwell, an officer of the Company, options to purchase 24,000 shares of Common Stock by December 31, 1997 at an exercise price equal to the market price of the Common Stock on the date of grant.

OPTIONS GRANTED OUTSIDE THE PLANS

    In addition to the options which may be granted under the Plans, the Company has granted options to purchase 483,200 shares of Common Stock outside of the Plans, including: (i) options granted to Donald Greenhouse, a director of the Company to purchase (x) 14,000 shares of Common Stock at an exercise price of $0.10 per share and (y) 26,000 shares of Common Stock at an exercise price of $1.38 per share; (ii) options to purchase 193,200 shares of Common Stock granted to officers of the Company, including 183,200 to Kenneth Van Meter and 10,000 to William Chambers at an exercise price of $1.38 per share; and (iii) options to purchase 230,000 shares of Common Stock granted to Kenneth Van Meter and options to purchase 20,000 shares of Common Stock granted to William Chambers at an exercise price of $3.00 per share.

401(K) PROFIT SHARING PLAN

    The Company has a 401(k) profit sharing plan (the "401(k) Plan"), pursuant to which the Company, at its discretion each year, may make contributions to such plan which match a certain percentage, as determined by the Company, of the contributions made by each employee. The Company may elect not to make matching contributions to the 401(k) Plan in any given year. The Company made matching contributions with respect to fiscal 1996 (an aggregate of approximately $29,000) and has not yet made any determinations with respect to fiscal 1997.

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Mr. Van Meter, as amended, which expires January 20, 2000. Pursuant to his employment agreement, Mr. Van Meter receives an annual base salary of $162,000 and may, at the discretion of the Board of Directors, receive an annual incentive bonus equal to up to 99% of Mr. Van Meter's base salary if he and the Company reach certain milestones. Up to two-thirds of such incentive bonus is to be awarded and paid within thirty days following the end of each calendar year and up to the remaining one third of such bonus is to be awarded at the end of each calendar year and vest in two equal installments on the first and second anniversaries of the date of the award. In connection with his employment, Mr. Van Meter purchased 15,000 shares of Common Stock for nominal consideration plus the cancellation of certain anti-dilution rights and received options to purchase 183,200 shares of Common Stock at $1.38 per share and options to purchase 230,000 shares of Common Stock at $3.00 per share. Additionally, Mr. Van Meter is entitled to reimbursement of up to $45,000 for expenses incurred as a result of his relocation.

    The Company has entered into an employment agreement with Mr. West which expires on May 1, 2000. Pursuant to his employment agreement, Mr. West received a base salary of $134,372 in 1996. Such base salary is subject to increase at the discretion of the Board of Directors based upon, among other things, the performance of the Company and the performance, duties, and responsibilities of Mr. West. The employment agreement also provides that Mr. West will not compete with the Company for two years after the termination of his employment. A state court, however, may determine not to enforce such non-compete clause as against public policy. The employment agreement is terminable by the Company for cause upon the occurrence of certain events, or upon physical or mental disability or incapacity.

    Pursuant to employment agreements with the Company, William Chambers and Mark Cromwell are each receiving salaries of $125,000 per annum. Pursuant to Mr. Chambers' agreement with the Company, he is eligible to receive, (i) at the discretion of the Board of Directors of the Company, a bonus of up to twenty five percent (25%) of his annual salary, and (ii) reimbursement in the amount of $25,000 for expenses incurred as a result of his relocation. Pursuant to Mr. Cromwell's agreement with the Company, he is eligible to receive (i) at the discretion of the Board of Directors of the Company, a bonus of up to twenty-five percent (25%) of his annual salary, and (ii) reimbursement of up to $30,000 for expenses incurred in his relocation. In connection with his employment, Mr. Chambers also received options to purchase 20,000 shares of Common Stock at an exercise price of $1.38 and options to purchase 20,000 shares of Common Stock at an exercise price of $3.00 per share and, by December 31, 1997, and subject to the approval of the Board of Directors of the Company, Mr. Cromwell will receive an option to purchase 24,000 shares of Common Stock at an exercise price per share equal to the market price of the Common Stock on the date of grant. Messrs. Chamber's and Cromwell's employment with the Company may be terminated by either the employee or the Company at any time.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's voting securities as of the date of this Prospectus and as adjusted to reflect the sale of 2,000,000 shares of Common Stock offered hereby by (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and the Named Executive Officers and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the stockholders listed in the table below has sole voting and dispositive power with respect to the shares beneficially owned by such stockholder.

                                                                                          PERCENT OF CLASS(1)
                                                                                    -------------------------------
                                                            NUMBER OF SHARES
                                                              BENEFICIALLY              BEFORE
NAME OF BENEFICIAL OWNER(2)                                       OWNED                OFFERING     AFTER OFFERING
-----------------------------------------------------  ---------------------------  --------------  ---------------
Glenn West...........................................              382,636                  18.4%            9.4%
Dr. Fenton Scruggs...................................              337,915                  16.2%            8.3%
Donald Greenhouse(3).................................               40,000(4)                1.9%            1.0%
Kenneth D. Van Meter.................................              428,200(5)               17.2%            9.5%
Mahmoud Youssefi(6)..................................              160,000                   7.7%            3.9%
Special Situations Fund III, L.P.....................              198,064(7)                9.3%            4.8%
All directors and executive officers as a group (six
  persons) (3)(4)(5)(8)..............................            1,232,751                  47.8%           26.9%

------------------------

(1) For each beneficial owner, shares of Common Stock subject to securities exercisable or convertible within 60 days of the date of this Prospectus are deemed outstanding for computing the percentage of such beneficial owner.

(2) The address for Messrs. West, Greenhouse, Van Meter, and Dr. Scruggs is c/o Celerity Systems, Inc., 9051 Executive Park Drive, Suite 302, Knoxville, Tennessee 37932.

(3) Mr. Greenhouse is the father of David Greenhouse who is the Vice President of AWM Investment Company, Inc. (See note 7 below.) Mr. Greenhouse disclaims beneficial ownership of the shares owned by such fund.

(4) Includes options to purchase 40,000 shares of Common Stock which will be exercisable upon consummation of the Offering.

(5) Includes 413,200 shares of Common Stock which are either subject to currently exercisable stock options or will be exercisable upon consummation of the Offering. Also includes an aggregate of 10,000 shares of Common Stock owned by Mr. Van Meter's children.

(6) The address of Mr. Youssefi is 211 Flynn Road, Walland, Tennessee 37886.

(7) Includes warrants to purchase 51,020 shares of Common Stock which are currently exercisable. MGP Advisers Limited Partnership, a Delaware limited partnership ("MGP"), is the general partner of the Special Situations Fund III, L.P. and AWM Investment Company, Inc., a Delaware corporation principally owned by Austin Marxe, is the general partner of MGP. The address of Special Situations Fund III, L.P. is 153 East 53rd Street, New York, New York 10022.

(8) Includes options issued to executive officers of the Company to purchase an aggregate of 44,000 shares of Common Stock which will be exercisable upon the consummation of the Offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company was initially capitalized by Dr. Fenton Scruggs, a founder and director of the Company, who contributed $155,000 in capital from January to June 1993. In June 1993, Mahmoud Youssefi, a founder of the Company and a principal officer until April 1997, loaned the Company $30,000 in the form of an unsecured loan bearing interest at the rate of 29.2% per annum. The balance of the loan, together with accrued interest thereon, was paid in full in December 1995.

    In April 1994, the Company received a secured loan from Herzog, Heine & Geduld, Inc., a customer of the Company, in the principal amount of $250,000 and bearing interest at a rate of 9.75% per annum. The loan was converted into 160,764 shares of Series A Preferred Stock in May 1995, which will be converted into 64,305 shares of Common Stock upon the closing of the Offering.

    In November 1994, the Company received an unsecured loan from Dr. Scruggs in the principal amount of $75,000 and bearing interest at a rate of 9% per annum. Dr. Scruggs converted the outstanding balance, including accrued interest thereon, into 17,915 shares of the Company's Common Stock at $4.90 per share on December 31, 1995.

    In May 1995, the Company sold 975,836 shares of Series A Preferred Stock at $1.55 per share and warrants to purchase 408,479 Series B Preferred Stock at $1.96 per share. The warrants to purchase the Series B Preferred Stock were exercised in August 1995. The Preferred Stock, voting together as a single class, had the right to elect one member of the Company's Board of Directors. Donald Greenhouse has served as the designee of the holders of the preferred stock.

    In May 1995, the Company redeemed 17,364 shares of Common Stock from Glenn West, the Company's Executive Vice President, Director of Technology, and a member of the Board of Directors, for an aggregate purchase price of $67,500. As a founder of the Company, Mr. West purchased for nominal consideration the shares that were redeemed.

    In November 1995, the Company issued 12-month promissory notes under an arrangement with certain parties, including a number of holders of the Series A and B Preferred Stock. The purchasers of such notes also received warrants to purchase 190,714 shares of the Company's Common Stock at an exercise price of $4.90 per share. The warrants expire upon the earlier of (i) May 31, 1998 or
(ii) the issuance by the Company of shares of its Common Stock in a public offering at an aggregate purchase price of $5,000,000 or more, and at a Company valuation of at least $10,000,000. The Offering would meet this criteria. The principal amount of the promissory notes was $934,500 and interest accrued at a fixed rate of 10% per annum. When payments on such notes were not made by November 30, 1996, they automatically converted, at a rate of $4.90 per share, into an aggregate of 190,714 shares of Common Stock. The interest which had accrued on the debt was forgiven.

    During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company paid approximately $87,000 and $47,000, respectively, in consulting fees to Seneca Point Associates, Inc., a management consulting firm of which Donald Greenhouse, a member of the Board of Directors, is President and Chief Executive Officer. Seneca Point Associates, Inc., does not have an ongoing consulting arrangement with the Company. In addition, Mr. Greenhouse's son, David Greenhouse, is the Vice President of AWN Investment Company, Inc., which indirectly controls the Special Situations Fund III, L.P., a principal stockholder of the Company's securities and an investor in the Company's November 1995 private placement of promissory notes and warrants.

    In July 1996, the Company completed the 1996 Placement, pursuant to which the Underwriter acted as placement agent in such offering and received sales commissions of $480,000, was reimbursed a total of $120,000 for certain expenses, and was issued the Hampshire Warrant.

    On April 5, 1997, the Company entered into an agreement with Mr. Youssefi pursuant to which Mr. Youssefi's employment as President of the Company was terminated (the "Termination Agreement").

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
Pursuant to the Termination Agreement, Mr. Youssefi agreed, among other things,
(i) not to compete with the Company for a three-year period (although such provision may be deemed unenforceable by a state court), (ii) to waive all claims and rights against the Company, (iii) to cooperate with the Company in its business endeavors and (iv) to assist with the Company's efforts in an initial public offering. Under the Termination Agreement, the Company agreed to pay Mr. Youssefi $4,000 in April 1997, $11,458.33 from May 1997 to and including April 1998; $7,458.33 on or before May, 1, 1998, and $11,458.33 from June 1998 to May 1, 2000. The Termination Agreement included a clause which conditioned these obligations upon payment by En K to the Company of $2,000,000 on or prior to May 5, 1997 because Mr. Youssefi's compensation under such agreement was premised, in part, on the continued success of the Company's relationship with En K. The Company did not receive En K's May 5, 1997 payment and was therefore only obligated to provide Mr. Youssefi the $11,458 monthly payments through December 1997.

    As a condition to proceeding with the Bridge Financing and the Offering, the Company deemed it necessary for it to repurchase a portion of its outstanding Common Stock in order for the Common Stock to be sold in the Offering at the appropriate valuation. Mr. Youssefi and Dr. Scruggs, who were in a position to benefit substantially from the consummation of the Offering, agreed to sell 240,000 and 80,000 shares of Common Stock, respectively, to the Company at a purchase price of $0.50 per share.

    Pursuant to a letter agreement, dated July 15, 1997, between the Company and Mahmoud Youssefi (the "Youssefi Repurchase Agreement"), Mr. Youssefi sold to the Company 240,000 shares of the Company's Common Stock held by him at a purchase price of $0.50 per share concurrently with the closing of the Bridge Financing. Additionally, pursuant to the Youssefi Repurchase Agreement, in exchange for Mr. Youssefi's execution of an agreement (the "Youssefi Lock-Up"), pursuant to which he promised not to sell any securities of the Company owned by him for a period of 18 months following the Company's initial public offering, the Company agreed to pay Mr. Youssefi (i) upon the Company's receipt of the Youssefi Lock-Up, (a) $11,458.33 allegedly owed to Mr. Youssefi at such time under the Termination Agreement and (b) approximately $7,400 for reimbursable credit card and business expenses; (ii) concurrently with the closing of the Bridge Financing, $53,291.65 as payment in full (except for $15,458.33) for the Company's remaining obligations under the Termination Agreement; and (iii) the remaining $15,458.33 upon the earlier of (a) 150 days after the closing of the Bridge Financing or
(b) the closing of this Offering. Finally, the Company agreed, within 30 days following the closing of the Offering, to pay off approximately $25,000 of leases guaranteed by Mr. Youssefi See "Use of Proceeds."

    Pursuant to a letter agreement, dated July 15, 1997, between the Company and Dr. Fenton Scruggs, Dr. Scruggs sold to the Company 80,000 shares of the Company's Common Stock held by him at a purchase price of $0.50 per share concurrently with the closing of the Bridge Financing.

    In connection with his employment agreement, in July 1997, Kenneth D. Van Meter purchased 15,000 shares of Common Stock for nominal consideration plus the termination of certain anti-dilution rights. See "Management--Employment Agreements."

    In August 1997, the Company completed the Bridge Financing, pursuant to which the Underwriter acted as placement agent in such offering and received sales commissions of $200,000, as well as a non-accountable expense allowance of $60,000.

    The Company believes that each of the above referenced transactions was made on terms no less favorable to the Company than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between the Company and officers, directors, principal stockholders or affiliates and, any forgiveness of such loans, will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party, and will be approved by a majority of the Company's directors, including a majority of the Company's independent and disinterested directors who have access at the Company's expense to the Company's legal counsel.

                           DESCRIPTION OF SECURITIES

    The following summary description of the Company's capital stock, other securities, and selected provisions of its Certificate of Incorporation and Bylaws is qualified in its entirety by reference to the Company's Certificate of Incorporation, Bylaws, and warrants, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Company is authorized to issue up to 15,000,000 shares of Common Stock, par value $0.001 per share, of which 2,082,239 shares are issued and outstanding as of the date hereof, after giving effect to the Conversion.

    Holders of shares of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences which may be applicable to preferred stock outstanding at any time, holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy."

    In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Shares of Common Stock have no preemptive, conversion, or other subscription rights and there are no repurchase or sinking fund provisions applicable to the Common Stock. As of the date hereof, there are approximately 105 record holders of Common Stock, after giving effect to the Conversion.

PREFERRED STOCK

    After giving effect to the Conversion, the Company is authorized to issue up to 3,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of the Company. The Company has no current arrangement, commitment or understanding with respect to the issuance of its preferred stock. There can be no assurance, however, that the Company will not, in the future, issue shares of preferred stock. See "Risk Factors--Anti-Takeover Effects of Certain Provisions of Certificate of Incorporation and Delaware Law."

UNDERWRITER'S WARRANTS

    In connection with this Offering, the Company has agreed to issue to the Underwriter and its designees, Underwriter's Warrants to purchase up to 168,000 shares of Common Stock. The Underwriter's Warrants will be exercisable, at a price equal to 165% of the public offering price, for a period of four years commencing one year after the closing of this Offering. The Underwriter and its designees are entitled to certain registration rights under the Securities Act relating to the shares of Common Stock received upon the exercise of the Underwriter's Warrants. The Underwriter's Warrants may not be sold, assigned, pledged, hypothecated, or transferred for a period of one year from the date of this Prospectus, except to members of the selling group and officers or partners of the Underwriter or members of the selling group. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment to the exercise price and number of shares of Common Stock issuable upon exercise of the Underwriter's Warrants (the

"Warrant Shares") upon the occurrence of certain events, including stock dividends, stock splits and recapitalizations.

    The Company has agreed that, at the request of the holders of a majority of the Underwriter's Warrants and Warrant Shares (and on no more than one occasion), the Company will file a registration statement under the Securities Act for an offering of the Underwriter's Warrants and the Warrant Shares during the four-year period beginning on the first anniversary of the date of this Prospectus, and the Company has agreed to use its best efforts to cause each such registration statement to be declared effective under the Securities Act at the Company's expense (subject to certain limitations). In addition, the Company has agreed to give advance notice to holders of the Underwriter's Warrants and Warrant Shares of its intention to file a registration statement, and in one such case, holders of the Underwriter's Warrants and the Warrant Shares will have the right to require the Company to include the Underwriter's Warrants and the Warrant Shares in such registration statement at the Company's expense (subject to certain limitations).

OPTIONS AND WARRANTS

    1995 WARRANTS

    In connection with the Company's November 1995 private placement of 12-month promissory notes, the Company issued the 1995 Warrants to purchase 190,714 shares of Common Stock at an exercise price of $4.90 per share. Such warrants may be exercised in whole or in part any time prior to the earlier of (i) May 31, 1998 and (ii) the issuance by the Company of at least $5,000,000 in additional capital based on a valuation of the Company of at least $10,000,000 through a public offering, including the Offering.

    1996 WARRANTS

    The 1996 Warrants entitle the holders thereof to purchase, in the aggregate, up to 209,520 shares of Common Stock, at an exercise price of $8.46 per share. The 1996 Warrants may be exercised at any time and expire on the earlier of (i) five years from the date of the issuance of such warrant or (ii) the third anniversary of the closing of the Offering.

    HAMPSHIRE WARRANT

    The Hampshire Warrant is exercisable for 38,852 shares of Common Stock at an exercise price of $9.44. The Hampshire Warrant may be exercised in whole or in part at any time and expire on the earlier of (i) five years from the date of the issuance of such warrant or (ii) the third anniversary of the closing of the Offering.

    BRIDGE WARRANTS

    In connection with the Company's Bridge Financing, the Company issued the Bridge Warrants to purchase 320,000 shares of the Common Stock at an exercise price of $3.00 per share. Such warrants may be exercised at any time after August 8, 1998 and expire on August 8, 2001.

    STOCK OPTIONS

    In addition to the 1995 Warrants, the 1996 Warrants, the Hampshire Warrant, and the Bridge Warrants, the Company has outstanding 612,600 options for the purchase of the Common Stock, 129,400 of which have been issued under the 1995 Plan. See "Management--Stock Option Plans."

STOCKHOLDER REPORTS

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may deem appropriate and as may be required by law.

TRANSFER AGENT

    American Stock Transfer & Trust Company, New York, New York is the Transfer Agent for the Company's Common Stock.

DIRECTORS' LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation includes provisions which (a) eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law ("DGCL"), or for any transaction from which the director derived an improper personal benefit) and (b) states that damages shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise, or other tax, including, without limitation, any of the foregoing incurred or assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

    Section 145 of the DGCL permits indemnification by a corporation of certain officers, directors, employees, and agents. Consistent therewith, the Company's Certificate of Incorporation requires that the Company indemnify all persons who it may indemnify pursuant thereto to the fullest extent permitted by Section 145.

    The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expenses incurred by such person in any action, suit, or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

    In addition, the Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duties to the Company and its stockholders except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for monetary damages for misappropriation of any corporate opportunity in violation of the director's duties, for acts or omissions involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for distributions (including payment of dividends or stock repurchases or redemptions) that are unlawful under the DGCL. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws. The Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as amended or supplemented.

    The Company intends to maintain a policy of insurance under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW

    The Company is subject to Section 203 of the DGCL ("Section 203") which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for the purposes of determining the number of shares outstanding at the time the transaction commenced, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or (iii) on or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66- 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, "a business combination" includes (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have 4,082,239 shares of Common Stock outstanding (4,382,239 shares of Common Stock outstanding if the Underwriter's over-allotment option is exercised in full). Of these shares, the 2,000,000 Shares offered hereby (2,300,000 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without further registration under the Securities Act.

    All of the presently outstanding 2,082,239 shares of Common Stock are, and the 1,371,686 shares of Common Stock issuable upon exercise of the Company's outstanding options and warrants, will be, "restricted securities" within the meaning of Rule 144 and, if held for at least one year would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of such one-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, would be entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares of Common Stock for at least two years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

    Up to 168,000 additional shares of Common Stock may be purchased by the Underwriter through the exercise of the Underwriter's Warrants during the period commencing one year from the date of the closing of the Offering and terminating on the fourth anniversary of such date. The holders of the Underwriter's Warrants have certain demand and "piggyback" registration rights as to such warrants and the underlying shares of Common Stock. Such warrants and any and all shares of Common Stock purchased upon the exercise of the Underwriter's Warrants may be freely tradeable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Underwriter's Warrants. See "Description of Securities--Underwriter's Warrants" and "Underwriting."

    The Company intends to file a registration statement covering the shares of Common Stock underlying options which have been, or may be, granted under the Plans and options granted outside the Plans. In addition, the holders of (i) 553,726 shares of Common Stock have certain demand and "piggyback" registration rights as to such shares commencing immediately upon the consummation of the Offering, (ii) 426,648 shares of Common Stock have certain demand and "piggyback" registration rights as to such shares commencing 6 months after consummation of the Offering, (iii) the holders of 880,551 shares of Common Stock have certain "piggyback" registration rights as to such shares commencing immediately upon consummation of the Offering, (iv) 190,714 shares of Common Stock underlying the 1995 Warrants have "piggyback" registration rights commencing immediately upon the consummation of the Offering and (v) 209,520 shares of Common Stock underlying the 1996 Warrants and 320,000 shares of Common Stock underlying the Bridge Warrants have certain demand and "piggyback" registration rights commencing six months and 12 months respectively, after consummation of the Offering. The Company, its officers, directors, and certain stockholders holding an aggregate of 895,552 shares of Common Stock have entered into agreements with the Underwriter which prohibit them from offering, issuing, selling, or otherwise disposing of any securities of the Company for a period of 18 months following the date of this Prospectus, without the prior written consent of the Underwriter. In addition, certain stockholders holding an aggregate of 426,654 and 497,146 shares of Common Stock have entered into agreements with the Underwriter which prohibit them from offering, issuing, selling, or otherwise disposing of any securities of the Company for a period of 12 months and six months, respectively, following the date of this Prospectus, without the prior written consent of the Underwriter. See "Principal Stockholders" and "Underwriting."

    Prior to the Offering, there has been no public market for the Company's securities. Following the Offering, the Company cannot predict the effect, if any, that sales of shares of Common Stock pursuant to Rule 144, registration rights, or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. In addition, sales by the current stockholders of a substantial number of shares of Common Stock in the public market could materially adversely affect prevailing market prices for the Common Stock. The availability for sale of a substantial number of shares of Common Stock acquired through the exercise of the options or warrants could also materially adversely affect prevailing market prices for the Common Stock. See "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to Hampshire Securities Corporation (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, the 2,000,000 Shares offered hereby.

    A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement, to which reference is hereby made. The Underwriting Agreement provides that the obligation of the Underwriter to purchase the Shares is subject to certain conditions. The Underwriter shall be obligated to purchase all of the Shares (other than those covered by the Underwriter's over-allotment option described below), if any are purchased.

    The Underwriter has advised the Company that it proposes to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and that it may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") and to certain foreign dealers, concessions not in excess of $0.30 per Share, of which amount a sum not in excess of $0.10 per Share may in turn be reallowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers. After the initial public offering, the offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriter.

    The Company has agreed to pay the Underwriter an expense allowance, on a non-accountable basis, equal to 3% of the gross proceeds received by the Company from the sale of the 2,000,000 Shares offered hereby (and any shares sold upon the exercise of the Underwriter's over-allotment option). The Company has also granted to the Underwriter and its designees, for nominal consideration, Underwriter's Warrants to purchase from the Company up to 168,000 shares of Common Stock at an exercise price per share equal to 165% of the public offering price per share. See "Description of Securities--Underwriter's Warrants."

    The Company has granted the Underwriter the right, for a period of three years commencing on the closing date of the Offering, to appoint an observer to attend all meetings of the Board of Directors of the Company and receive reimbursement for all out-of-pocket expenses incurred in attending such meetings. In addition, the observer will be entitled to indemnification, to the same extent as the Company directors.

    The Underwriter has advised the Company that the Underwriter does not intend to confirm sales of the Shares offered hereby to any account over which they exercise discretionary authority.

    The Company has also granted to the Underwriter, exercisable for 45 days from the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions. To the extent such option is exercised, the Underwriter will become obligated, subject to certain conditions, to purchase additional shares of Common Stock. The Underwriter may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of the Shares. Purchases of shares of Common Stock upon exercise of the over-allotment option will result in the realization of additional compensation by the Underwriter.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof. The Company has been advised by the Securities and Exchange Commission, however, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Company, its officers, directors, and certain stockholders holding an aggregate of 895,552 shares of Common Stock have entered into agreements with the Underwriter which prohibit them from offering, issuing, selling, or otherwise disposing of any securities of the Company for a period of 18 months following the date of this Prospectus, without the prior written consent of the Underwriter. In addition, certain stockholders holding an aggregate of 426,654 and 497,146 shares of Common Stock have entered into agreements with the Underwriter which prohibit them from offering, issuing, selling, or otherwise disposing of any securities of the Company for a period of 12 months and six months, respectively, following the date of this Prospectus, without the prior written consent of the Underwriter. See "Principal Stockholders" and "Shares Eligible for Future Sale."

    Prior to the Offering, there has been no public trading market for the Common Stock. The initial public offering price of the Common Stock has been determined by arms-length negotiation between the Company and the Underwriter and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. Factors considered in determining the offering price, in addition to prevailing market conditions, included the history of and prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its capital structure and such other factors as were deemed relevant.

    During and after the Offering, the Underwriter may purchase and sell Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the Offering. The Underwriter also may impose a penalty bid, whereby selling concessions allowed to dealers participating in the Offering or other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the Underwriter if such shares are repurchased by the Underwriter in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued at any time.

    The Underwriter acted as the placement agent in connection with the 1996 Placement and the Bridge Financing. Warrants to purchase 32,000 shares of Common Stock acquired by certain persons in the Bridge Financing have been deemed by the NASD to be underwriting compensation in connection with the Offering. See "Certain Relationships and Related Transactions."

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    The balance sheet as of December 31, 1996 and the statements of operations, stockholders' equity and cash flows for the two years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the content of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission and copies of all or any part thereof may be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. In addition, reports and other information concerning the Company may be inspected at the offices of the NASD, 1801 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                             CELERITY SYSTEMS, INC.

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2
Balance Sheets.............................................................................................         F-3
Statements of Operations...................................................................................         F-4
Statements of Stockholders' Equity.........................................................................         F-5
Statements of Cash Flows...................................................................................         F-6
Notes to Financial Statements..............................................................................         F-7

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Celerity Systems, Inc.

    We have audited the accompanying balance sheet of Celerity Systems, Inc. (the "Company") as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Celerity Systems, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Knoxville, Tennessee
March 7, 1997, except for Notes 1
 and 16 for which the date is August 8, 1997

                             CELERITY SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                                     DECEMBER 31,       JUNE 30,
                                                                                         1996             1997
                                                                                  ------------------  ------------
                                                                                                      (UNAUDITED)
                                     ASSETS
Cash and cash equivalents.......................................................  $        2,344,666  $    461,320
Accounts receivable, less allowance for doubtful accounts of $555,050 and
  $570,050 in 1996 and 1997, respectively.......................................             713,232     1,627,063
Inventory.......................................................................           1,325,903     1,314,515
Prepaid expenses................................................................          --                61,843
Costs in excess of billings on uncompleted contracts............................             187,749       --
                                                                                  ------------------  ------------
      Total current assets......................................................           4,571,550     3,464,741

Property and equipment, net.....................................................             813,290       885,983
Other assets....................................................................             264,955       180,231
                                                                                  ------------------  ------------
                                                                                  $        5,649,795  $  4,530,955
                                                                                  ------------------  ------------
                                                                                  ------------------  ------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable................................................................  $          315,832  $  1,385,471
Accrued liabilities.............................................................             672,740       763,748
Deferred revenue................................................................             359,970       --
Interest payable................................................................             150,000       300,000
Current portion of leases payable...............................................               7,821         3,502
Reserve for management compensation.............................................             137,500       106,584
Allowance for estimated losses on uncompleted contracts.........................             672,600       348,000
Billings in excess of costs and estimated earnings on uncompleted contracts.....             150,000       724,381
                                                                                  ------------------  ------------
      Total current liabilities.................................................           2,466,463     3,631,686
Long term notes payable.........................................................           3,000,000     3,000,000
Long term leases payable........................................................              19,009        19,009

Commitments and contingencies (Notes 1, 5, 6 and 16)

Preferred stock, Series A, noncumulative, redeemable, convertible, $0.01 par value, 975,836 shares authorized, issued and outstanding at December 31, 1996
  and June 30, 1997, respectively...............................................           1,813,412     1,904,462
Preferred stock, Series B, noncumulative, redeemable, convertible, $0.01 par value, 408,479 shares authorized, issued and outstanding at December 31, 1996
  and June 30, 1997, respectively...............................................             932,720       980,759

Common stock, $0.001 par value, 15,000,000 shares authorized, 1,836,476 issued
  and 1,819,113 outstanding at December 31, 1996 and June 30, 1997..............               1,836         1,836
Additional paid-in capital......................................................           3,280,920     4,682,883
Treasury stock, at cost.........................................................             (67,500)      (67,500)
Accumulated deficit.............................................................          (5,797,065)   (9,622,180)
                                                                                  ------------------  ------------
      Total liabilities and stockholders' equity................................  $        5,649,795  $  4,530,955
                                                                                  ------------------  ------------
                                                                                  ------------------  ------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CELERITY SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED                 SIX MONTHS ENDED
                                                                DECEMBER 31,                    JUNE 30,
                                                         ---------------------------  ----------------------------
                                                             1995          1996           1996           1997
                                                         ------------  -------------  -------------  -------------

                                                                                              (UNAUDITED)
Revenues...............................................  $  7,703,386  $   2,530,097  $   1,299,900  $   1,254,503
Cost of revenues.......................................     4,609,262      3,513,023      1,251,746      1,169,978
                                                         ------------  -------------  -------------  -------------
  Gross margin.........................................     3,094,124       (982,926)        48,154         84,525
Operating expenses.....................................     3,044,584      4,491,433      1,786,648      3,777,905
                                                         ------------  -------------  -------------  -------------
  Income (loss) from operations........................        49,540     (5,474,359)    (1,738,494)    (3,693,380)
Interest expense.......................................       (34,889)      (150,042)       (53,770)      (153,386)
Interest income........................................        10,641         96,888          8,663         21,651
                                                         ------------  -------------  -------------  -------------
  Income (loss) before income taxes....................        25,292     (5,527,513)    (1,783,601)    (3,825,115)
Income tax provision (benefit).........................        15,400        (15,400)      --             --
                                                         ------------  -------------  -------------  -------------
  Net income (loss)....................................         9,892     (5,512,113)    (1,783,601)    (3,825,115)
Accretion of premiums on preferred stock...............       149,839        278,174         74,920        139,087
                                                         ------------  -------------  -------------  -------------
  Net loss applicable to common stock..................  $   (139,947) $  (5,790,287) $  (1,858,521) $  (3,964,202)
                                                         ------------  -------------  -------------  -------------
                                                         ------------  -------------  -------------  -------------
Loss per common share (Note 12):
  Primary loss per share...............................  $      (0.08) $       (2.89) $       (1.06) $       (1.67)
                                                         ------------  -------------  -------------  -------------
                                                         ------------  -------------  -------------  -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                             CELERITY SYSTEMS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                              ADDITIONAL
                                                                  COMMON       PAID-IN      TREASURY    ACCUMULATED
                                                                   STOCK       CAPITAL       STOCK        DEFICIT
                                                                -----------  ------------  ----------  -------------
Balances, January 1, 1995.....................................   $   1,200   $    153,800  $   --      $    (294,844)
Conversion of amounts due to stockholder to 17,915 shares of
  common stock................................................          17         87,767      --           --
Acquisition of 17,364 shares of common stock held in
  treasury....................................................      --            --          (67,500)      --
Accretion of premiums on preferred stocks.....................      --           (149,839)     --           --
Net income....................................................      --            --           --              9,892
                                                                -----------  ------------  ----------  -------------
Balances, December 31, 1995...................................       1,217         91,728     (67,500)      (284,952)

Issuance of 426,648 shares of common stock for private
  placement offering..........................................         427      2,532,938      --           --
Conversion of note payable to 190,714 shares of common
  stock.......................................................         191        934,309      --           --
Issuance of 1,200 shares of common stock under stock option
  plan........................................................           1            119      --           --
Accretion of premiums on preferred stocks.....................      --           (278,174)     --           --
Net loss......................................................      --            --           --         (5,512,113)
                                                                -----------  ------------  ----------  -------------
Balances, December 31, 1996...................................       1,836      3,280,920     (67,500)    (5,797,065)

Accretion of premiums on preferred stocks (unaudited).........      --           (139,087)     --           --
Grant of stock options at below the assumed offering price
  (unaudited).................................................      --          1,541,050      --           --
Net loss (unaudited)..........................................      --            --           --         (3,825,115)
                                                                -----------  ------------  ----------  -------------
Balances, June 30, 1997 (unaudited)...........................   $   1,836   $  4,682,883  $  (67,500) $  (9,622,180)
                                                                -----------  ------------  ----------  -------------
                                                                -----------  ------------  ----------  -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CELERITY SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED               SIX MONTHS ENDED
                                                                DECEMBER 31,                  JUNE 30,
                                                          -------------------------  --------------------------
                                                             1995          1996          1996          1997
                                                          -----------  ------------  ------------  ------------
                                                                                            (UNAUDITED)
Net cash flows from operating activities:
  Net income (loss).....................................  $     9,892  $ (5,512,113) $ (1,783,601) $ (3,825,115)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
    Depreciation and amortization.......................      124,078       277,287        84,734       214,636
    Compensation expense for issuance of stock
      options...........................................      --            --            --          1,541,050
    Provision for doubtful accounts receivable..........      --            555,050        30,000        15,000
    Provision for inventory obsolescence................      --            500,000       106,298       --
    Reserve for management compensation.................      --            137,500       --            (30,916)
    Deferred income taxes...............................       15,400       (15,400)      --            --
    Changes in current assets and liabilities:
      Accounts receivable...............................   (3,963,973)    2,887,635     2,867,644      (928,831)
      Prepaid expenses..................................      --            --            --            (61,843)
      Inventory.........................................     (348,463)   (1,383,416)     (980,792)       11,388
      Costs in excess of billings on uncompleted
        contracts.......................................      --           (187,749)      --            187,749
      Accounts payable..................................    1,632,096    (1,526,213)     (440,203)    1,069,639
      Accrued expenses..................................      174,271       368,451        33,068        91,008
      Deferred revenue..................................      --            359,970       --           (359,970)
      Interest payable..................................       (1,722)      139,508        46,736       150,000
      Allowance for estimated losses on uncompleted
        contracts.......................................      --            672,600            --      (324,600)
      Billings in excess of costs and estimated earnings
        on uncompleted contracts........................      350,000      (200,000)       96,385       574,381
                                                          -----------  ------------  ------------  ------------
        Net cash provided (used) by operating
          activities....................................   (2,008,421)   (2,926,890)       60,269    (1,676,424)
                                                          -----------  ------------  ------------  ------------
Cash flows from investing activities:
  Purchases of property and equipment...................     (506,637)     (300,577)     (166,245)     (202,603)
  Change in other assets................................       (1,171)           25            25       --
                                                          -----------  ------------  ------------  ------------
        Net cash used in investing activities...........     (507,808)     (300,552)     (166,220)     (202,603)
                                                          -----------  ------------  ------------  ------------
Cash flows from financing activities:
  Proceeds from notes payable...........................      934,500     3,000,000       607,500       --
  Principal payments on long-term debt, notes payable
    and capital leases..................................       (8,000)     (108,243)      (22,546)       (4,319)
  Change in amounts due stockholders....................      (21,000)      --            --            --
  Proceeds from issuance of common stock................      --          2,533,485     489,159 -
  Repurchase of common stock............................      (67,500)      --            --            --
  Proceeds from issuance of preferred stock.............    2,068,119       --            --            --
  Debt offering costs...................................      --           (338,910)      (60,750)      --
                                                          -----------  ------------  ------------  ------------
        Net cash provided (used) by financing
          activities....................................    2,906,119     5,086,332     1,013,363        (4,319)
                                                          -----------  ------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents....      389,890     1,858,890       907,412    (1,883,346)
Cash and cash equivalents, beginning of period..........       95,886       485,776       485,776     2,344,666
                                                          -----------  ------------  ------------  ------------
Cash and cash equivalents, end of period................  $   485,776  $  2,344,666  $  1,393,188  $    461,320
                                                          -----------  ------------  ------------  ------------
                                                          -----------  ------------  ------------  ------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             CELERITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

    Celerity Systems, Inc., a Tennessee corporation founded in 1993, designs, develops, integrates, installs, operates and supports interactive video services hardware and software ("interactive video"). The Company also designs, develops, installs, and supports CD-ROM software products for business applications. In the interactive video services area, the Company seeks to provide solutions, including products and services developed by the Company and by strategic partners, that enable interactive video programming and applications to be provided to a wide variety of market niches. The sales of interactive video products are principally made on a contract by contract basis. Currently, the principal markets for the Company's interactive video products are Korea, Israel, Taiwan and China. In the CD-ROM area, the Company provides several products for the storage and rapid retrieval of large amounts of information. The majority of the Company's existing CD-ROM customer base is in the security brokerage industry and in U.S. Government applications.

    The Company was founded under Subchapter S corporation status. In conjunction with an equity infusion from certain outside investors in May of 1995, the Company elected to become a C corporation. Subsequent to June 30, 1997, Celerity Systems, Inc., a Delaware corporation, was formed. The Tennessee corporation will be merged with the Delaware corporation during the third quarter of 1997.

    The Company is currently preparing a registration statement under Regulation SB-2. Management anticipates that the registration statement will be filed with the Securities and Exchange Commission (SEC) in August 1997.

    The Company had two CD-ROM customers and one interactive video customer that represented 37%, 13%, and 13% of its revenues in 1996, respectively. During 1995, the Company had one customer from the CD-ROM segment that represented 25% of its revenues and one customer from the interactive video segment that represented 57% of its revenues. The Company had two interactive video customers and one CD-ROM customer that represented 9%, 45%, and 17%, respectively of its revenues for the six month period ended June 30, 1997. Export sales for years ended December 31, 1995 and 1996, and the six month period ended June 30, 1997 were approximately $5,186,600, $878,450, and $716,057, respectively. The export sales represented 67%, 35% and 57% of revenues for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1997, respectively. Sales related to Korea represented 86%, 41%, and 81% of export sales while sales relating to Israel represented 13%, 36%, and 17% of export sales, for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1997, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INTERIM FINANCIAL STATEMENTS--Information in the accompanying financial statements and notes to the financial statements for the interim period as of June 30, 1997 and for the six months periods ended June 30, 1996 and 1997, is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles and Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1997, are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid debt instruments with an original maturity of three months or less as cash equivalents. The Company places its temporary cash

                             CELERITY SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investments principally in bank repurchase agreements with one bank. The Company does not obtain collateral on its investment or deposit accounts.

    ACCOUNTS RECEIVABLE--The Company does not require collateral or other security to support customer receivables.

    INVENTORY--Inventory, consisting primarily of electronic components for interactive video servers, is stated at the lower of cost or market, with cost being determined using the first-in first-out (FIFO) method.

    REVENUE RECOGNITION--Long-term contracts related to the Company's interactive video segment are accounted for under the percentage of completion method as these contracts extend over relatively long periods of time. The Company measures the percentage complete by contract based upon the costs incurred to date in relation to the total estimated costs for each contract. Costs are charged to contracts as incurred based upon material costs, hours dedicated to the contract, and allocations of overhead costs based on predetermined overhead rates. At December 31, 1996, billings in excess of costs and estimated earnings on uncompleted long-term contracts are reflected as a liability in the accompanying balance sheet. The Company has established an allowance for estimated losses on uncompleted long-term contracts to record management's estimates of losses that have been projected on the contracts in progress.

    The Company entered into one short-term interactive video contract in 1996 and another in 1997. Due to the short-term nature of these projects, revenue from these contracts is recorded by the completed contract method of accounting which provides for recognition of revenue and related costs upon completion of each contract. Costs in excess of billings on these uncompleted short-term contracts are reflected as a current asset in the accompanying balance sheet while billings in excess of costs are reflected as a current liability.

    The Company records sales of products not under contract when the related products are shipped.

    RECLASSIFICATION--Certain amounts presented in the December 31, 1995 and 1996 financial statements have been reclassified from amounts previously reported to conform to Regulation S-B requirements.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the underlying assets, generally five years. Routine repair and maintenance costs are expensed as incurred. Costs of major additions, replacements and improvements are capitalized. Gains and losses from disposals are included in income.

    SEGMENT INFORMATION REPORTING--In June 1997, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In accordance with this Statement, the Company has presented segment information for the CD-ROM and interactive video segments for the year ended December 31, 1996, and for the interim periods ended June 30, 1996 and 1997 (unaudited). In accordance with SFAS 131, the interim information is condensed in comparison with the audited period presented.

    OTHER ASSETS--Other assets consist of debt offering costs related to a private placement offering in 1996. The costs are being amortized straight-line over the term of the related debt. Amortization expense in 1996 was $84,726.

                             CELERITY SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESEARCH AND DEVELOPMENT COSTS--Research and development costs are expensed as incurred and amounted to $810,772 and $479,558 for the years ended December 31, 1995 and 1996, respectively. These amounts are included in operating expenses in the accompanying statements of operations.

    INCOME TAXES--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (FAS 109). Under FAS 109, the asset and liability method is used in accounting for income taxes, whereby deferred tax assets and liabilities are determined based upon the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    REVERSE STOCK SPLIT--In August 1997, the Board of Directors approved a 1-for-2 1/2 reverse stock split of the Company's common stock for shareholders of record. All common share and per share amounts included in the accompanying financial statements have been restated to retroactively reflect the reverse split.

    STOCK BASED COMPENSATION--On January 1, 1996, the Company adopted SFAS 123, ACCOUNTING FOR STOCK BASED COMPENSATION. As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25) and related interpretations in accounting for its Plans. The pro forma disclosures of the impact of SFAS 123 are described in Note 11 of the financial statements.

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant areas of estimation included in the accompanying financial statements relate principally to the percentage of completion calculations for long-term contracts, the collection of accounts receivable and inventory valuation.

    IMPACT OF SFAS 128--In February 1997, the FASB issued SFAS 128, EARNINGS PER SHARE. The Statement simplifies the standards for computing earnings per share. Additionally, the Statement requires dual presentation of basic and diluted earnings per share on the face of the income statement and requires a reconciliation of the numerator and denominator of the diluted calculation. The Company plans to adopt the provisions of SFAS 128 for the fiscal year ended December 31, 1998. Had the pronouncement been in effect at June 30, 1996 and 1997, basic loss per share would have been $(1.55) and $(2.18). Basic loss per share at December 31, 1995 and 1996, would have been $(.12) and $(4.01), respectively. The diluted loss per share for the six month periods ended June 30, 1996 and 1997, and for the years ended December 31, 1995 and 1996, would have been $(1.06), $(1.67), $(0.08) and $(2.89), respectively.

    IMPACT OF SFAS 130--In June 1997, the FASB issued SFAS 130, REPORTING COMPREHENSIVE INCOME, which will be effective for fiscal years beginning after December 15, 1997. This standard will have no material impact on the Company.

                             CELERITY SYSTEMS, INC.

3. INVENTORY

    Inventory at December 31, 1996, consists of:

Raw materials...................................................  $1,045,530
Finished goods..................................................    780,373
                                                                  ---------
                                                                  1,825,903
Reserve for inventory valuation.................................    500,000
                                                                  ---------
                                                                  $1,325,903
                                                                  ---------
                                                                  ---------

4. PROPERTY AND EQUIPMENT

    Substantially all property and equipment of the Company is comprised of computers and computer related equipment, therefore all property and equipment is included in one category entitled "Property and equipment, net." Following is a schedule of the cost and related accumulated depreciation for December 31, 1996.

Property and equipment..........................................  $1,181,552
Accumulated depreciation........................................    368,262
                                                                  ---------
Property and equipment, net.....................................  $ 813,290
                                                                  ---------
                                                                  ---------

5. CONTRACTS

    The Company was awarded two projects during 1995 that are being accounted for under the percentage of completion method for long-term contracts. These contracts generate a significant amount of revenues and future revenue potential for the Company as well as providing the funding mechanism for the related product's development.

    The following summary delineates the costs incurred, estimated earnings and billings through December 31, 1996, for the Israel project.

Contract revenues...............................................  $1,044,004
                                                                  ---------
                                                                  ---------
Costs incurred through December 31..............................  $ 436,005
Estimated costs to complete.....................................    133,000
                                                                  ---------
    Total estimated costs.......................................  $ 569,005
                                                                  ---------
                                                                  ---------
Percentage complete.............................................      76.63%
Contract billings...............................................  $ 949,977
Costs and estimated earnings to be recognized...................    799,977
                                                                  ---------
Billings in excess of costs and estimated earnings..............  $ 150,000
                                                                  ---------
                                                                  ---------

    The Company recognized revenues related to the Israel project of approximately $626,490, $298,960, and $118,550, respectively, for the years ended December 31, 1995 and 1996, and for the six month period ended June 30, 1997.

                             CELERITY SYSTEMS, INC.

5. CONTRACTS (CONTINUED)
    The Korea project which began in 1995, had a fixed contract price of $4,227,280. The Company recognized revenues related to this project of $3,847,300, $379,900 and $0, for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, respectively.

    The Company incurred losses related to the Korea project of $318,000 during the year ended December 31, 1996 which it recorded as they occurred. At December 31, 1996, management estimated that it would cost an additional $672,600 to complete the project in 1997 and recorded an allowance for estimated losses on uncompleted contracts and increased costs of revenues by this amount. The effect of the change in estimated cost to complete the Korea project was to increase the net loss by $672,600 and the loss per share by $.34 for the year ended December 31, 1996. At June 30, 1997, the balance of the allowance for estimated losses on uncompleted contracts was $348,000, and these projects remain in progress with no additional losses expected.

    The Company has recorded costs in excess of billings of $187,749 at December 31, 1996 and billings in excess of costs of $724,381 at June 30, 1997 related to two short-term contracts accounted for under the completed contract method.

6. MANAGEMENT COMPENSATION RESERVE

    On April 5, 1997, the Company entered into a termination agreement with one of the Company's original founders, whereby the individual would no longer be an employee or board member of the Company. The Company agreed to certain payment schedules in accordance with the individual's prior employment contract. The Company's obligations under the termination agreement could be eliminated or reduced dependant upon the occurrence of certain events. One provision was the timeliness and amounts of cash receipts from a customer with which the Company had a signed contract (Note 16). That customer defaulted which resulted in a decrease in the number of payments the Company was required to pay under the terms of the agreement. As of December 31, 1996, the Company accrued $137,500 for management compensation relating to this agreement.

                             CELERITY SYSTEMS, INC.

7. INCOME TAXES

    The tax effects of temporary differences giving rise to the Company's deferred tax assets (liabilities) at December 31, 1996, are as follows:

Current:
  Allowance for doubtful accounts...............................  $ 211,000
  Inventory reserve.............................................    190,000
  Warranty reserve..............................................     76,000
  Deferred revenue..............................................    137,000
  Management compensation reserve...............................     52,000
                                                                  ---------
                                                                    666,000
  Valuation allowance for net current deferred tax assets.......   (666,000)
                                                                  ---------
  Total net current deferred tax asset..........................  $  --
                                                                  ---------
                                                                  ---------
Noncurrent:
  Net operating loss carryforwards..............................  $1,467,000
  Property and equipment........................................    (72,000)
                                                                  ---------
                                                                  1,395,000
  Valuation allowance for net non-current deferred tax assets...  (1,395,000)
                                                                  ---------
  Total net non-current deferred tax asset......................  $  --
                                                                  ---------
                                                                  ---------

    As a result of the significant pretax loss in fiscal 1996, management can not conclude that it is more likely than not that the deferred tax asset will be realized. Accordingly, a valuation allowance has been established against the total net deferred tax assets.

    The December 31, 1995 and 1996 provisions for income taxes consist of the following:

                                                                                              1995        1996
                                                                                            ---------  -----------
Federal:
  Current tax expense.....................................................................  $  --      $   --
  Deferred tax expense attributable to change in valuation allowance......................     --        1,844,100
  Deferred tax expense (benefit) attributable to temporary differences....................     32,700     (564,100)
  Deferred tax benefit attributable to net operating loss carryforwards...................    (18,900)  (1,293,700)
State:
  Current tax expense.....................................................................     --          --
  Deferred tax expense attributable to change in valuation allowance......................     --          216,900
  Deferred tax expense (benefit) attributable to temporary differences....................      3,800      (66,400)
  Deferred tax benefit attributable to net operating loss carryforwards...................     (2,200)    (152,200)
                                                                                            ---------  -----------
                                                                                            $  15,400  $   (15,400)
                                                                                            ---------  -----------
                                                                                            ---------  -----------

                             CELERITY SYSTEMS, INC.

7. INCOME TAXES (CONTINUED)
    The Company's income tax expense (benefit) differs from that obtained by using the statutory rate of 34% as a result of the following:

                                                                                            1995         1996
                                                                                          ---------  -------------
Computed "expected" tax expense (benefit)...............................................  $   8,600  $  (1,879,000)
State income taxes, net of federal income tax effect....................................      1,000       (221,000)
Change in valuation allowance...........................................................     --          2,061,000
Permanent differences...................................................................      5,000         18,000
Other...................................................................................        800          5,600
                                                                                          ---------  -------------
                                                                                          $  15,400  $     (15,400)
                                                                                          ---------  -------------
                                                                                          ---------  -------------

    At December 31, 1996, the Company had approximately $3,800,000 of net operating loss carryforwards. These amounts are available to reduce the Company's future taxable income and expire in the years 2010 through 2011.

8. NOTES PAYABLE

    In June and July 1996, the Company sold 60 units for $100,000 per unit in a private placement offering to outside investors. The units consisted of one 10% Note (the "1996 Notes") in the principal amount of $50,000, 7,111 shares of common stock, and warrants to purchase 2,625 shares of common stock. Additionally, the agent received warrants to purchase 35,556 shares of common stock at $10.31 per share, sales commissions of $480,000 and reimbursement of expenses totaling $120,000. In November 1996, the Company issued an additional 867 warrants for each unit held by the outside investors in connection with the Company's default on previously outstanding investor debt, and subsequent conversion of the principal to common stock (see Note 9). All warrants issued in the 1996 placement now have an exercise price of $8.46 and will expire on the earlier of the fifth anniversary of the date of issuance of the warrant or the third anniversary of the closing of the initial public offering of the Company's securities. The warrants issued to the agent were increased to 38,852 in connection with the default and the exercise price was decreased to $9.44. These will expire five years from the date of grant.

    Notes payable at December 31, 1996, consisted of the $3,000,000 unsecured promissory notes payable to outside investors due July 1998, bearing interest at 10% per annum. The Company missed an interest payment due June 30, 1997, with respect to the 1996 Notes, however, the Company has received waivers as to such defaults through the date of the earlier of an initial public offering or the maturity date of the 1996 Notes.

9. INVESTOR DEBT WITH DETACHABLE WARRANTS

    In November of 1995, the Company issued twelve month promissory notes under an arrangement with certain third parties, including a number of previous investors in the Company's Series A and B Preferred Stock. The purchasers of the notes also received warrants to purchase 190,714 shares of the Company's common stock at an exercise price of $4.90 per share.

    The related warrant agreements contain certain provisions which include the expiration of the warrants upon the earlier of May 31, 1998 or the issuance of shares of the Company's common stock in a

                             CELERITY SYSTEMS, INC.

9. INVESTOR DEBT WITH DETACHABLE WARRANTS (CONTINUED) public offering with an aggregate price of $5 million or more and at a Company valuation of at least $10 million.

    The outstanding principal balance at December 31, 1995, was $934,500. Interest accrued at a fixed rate of 10% and was payable at the end of the notes' term. When interest payments on such notes were not made by November 30, 1996, the notes automatically converted, at a rate of $4.90 per share, into an aggregate of 190,714 shares of common stock. The interest, which had been accrued on the debt, was forgiven.

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK

    The Board of Directors authorized the issuance of 975,836 shares of Series A Preferred Stock at $1.55 per share and 408,479 shares of Series B Preferred Stock at $1.96 per share in May 1995. The Company issued the Series A Preferred Stock on May 17, 1995, and the Series B Preferred Stock on August 20, 1995. The holders of the preferred stock have generally the same voting rights as those of the common stockholders. Each class of preferred stock has a redemption feature available to the holders thereof at any time after April 1, 2000, or upon default by the Company of certain provisions included in the stock purchase agreements. Additionally, the holders of the preferred stock have appointed a member of the Board of Directors of the Company.

    Each class of preferred stock includes certain conversion, liquidation and redemption privileges, including the accrual of premiums of 12% annually. The accretion of the premiums has been reflected as a reduction in additional paid-in capital in the accompanying financial statements. Each share of preferred stock is convertible into one share of common stock, adjusted for dilution, if any, for the issuance of the Company's common stock at purchase prices below those of the respective preferred share issuances. Each class of the preferred stock automatically converts to common stock upon the issuance of a minimum of $5 million, net of underwriters fees, through an initial public offering of the Company's stock under the Securities Act of 1933. Upon the effective date of a registration statement for an initial public offering, all of the Company's issued and outstanding classes of preferred stock will be converted into 553,726 shares of common stock.

                             CELERITY SYSTEMS, INC.

11. STOCK OPTIONS

    The Company established a stock option plan in 1995 to provide additional incentives to its officers and employees. Eligible persons are all employees employed on the date of grant. Management may vary the terms, provisions and exercise price of individual options granted, with both incentive stock options and non-qualified options authorized for grant. Each option granted under the plan shall be exercisable only during a fixed term from the date of grant as specified by management, but generally equal to 10 years. Options are vested upon completion of three full years of service with the Company or upon the Company's issuance of at least $5 million of capital. In 1995, the Board of Directors approved the issuance of up to 178,929 options to acquire common shares of which 164,800 options were granted. In 1997, the Company established an additional stock option plan under which 200,000 options to acquire common shares may be granted. There have been no shares granted under this plan.

    In December 1995, the Company granted options to acquire 14,000 common shares to a member of the Company's Board outside the 1995 plan. These options vest over a three year period, are exercisable at $0.10 per share and expire upon the earlier of (a) three months after the board member ceases to be a member, (b) twelve months from the board member's death, or (c) ten years from date of grant.

    A summary of outstanding options as of December 31, 1995 and 1996, and changes during the years ended on those dates is presented below:

                                                                          1995                        1996
                                                               --------------------------  --------------------------
                                                                             WEIGHTED                    WEIGHTED
                                                                              AVERAGE                     AVERAGE
                                                                OPTIONS   EXERCISE PRICE    OPTIONS   EXERCISE PRICE
                                                               ---------  ---------------  ---------  ---------------
Outstanding at beginning of year(1)..........................     --         $  --           178,800     $    0.10
Granted......................................................    178,800(1)         0.10      14,800          4.90
Exercised....................................................     --            --            (1,200)         0.10
Forfeited....................................................     --            --            (6,600)         0.10
                                                               ---------         -----     ---------         -----
Outstanding at end of year...................................    178,800     $    0.10       185,800     $    0.43
                                                               ---------         -----     ---------         -----
                                                               ---------         -----     ---------         -----
Options exercisable at year end..............................     --         $  --            74,400     $    0.10
                                                               ---------         -----     ---------         -----
                                                               ---------         -----     ---------         -----
Weighted-average fair value per share of options granted
  during the year............................................    178,800     $    0.03        14,800     $    0.53
                                                               ---------         -----     ---------         -----
                                                               ---------         -----     ---------         -----

------------------------

(1) Includes 14,000 options granted to an outside director. These options were granted outside the 1995 plan.

    The following table summarizes information about stock options at December 31, 1996:

                              OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                 ----------------------------------------------  ----------------------------
                   NUMBER     WEIGHTED-AVERAGE     WEIGHTED        NUMBER        WEIGHTED
   RANGE OF      OUTSTANDING     REMAINING          AVERAGE      EXERCISABLE      AVERAGE
EXERCISE PRICE   AT 12/31/96  CONTRACTUAL LIFE  EXERCISE PRICE   AT 12/31/96  EXERCISE PRICE
---------------  -----------  ----------------  ---------------  -----------  ---------------
   $    0.10        173,000       8.58 years       $    0.10         74,400      $    0.10
   $    4.90         12,800       9.25 years       $    4.90         --          $  --

                             CELERITY SYSTEMS, INC.

11. STOCK OPTIONS (CONTINUED)
    The Company recorded no compensation expense related to the options granted in 1995 or 1996 as the exercise price of the options was equal to the fair market value of the Company's common stock at grant dates. Had compensation cost for the option grants been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Company's net income (loss) would have been adjusted to the pro forma amounts indicated below at December 31:

                                                                         1995                        1996
                                                               ------------------------  ----------------------------
                                                                   AS                         AS
                                                                REPORTED     PRO FORMA     REPORTED       PRO FORMA
                                                               -----------  -----------  -------------  -------------
Net income (loss)............................................   $   9,892    $   7,490   $  (5,512,113) $  (5,519,984)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: risk-free interest rate of 6.46% and expected lives of 10 years.

12. LOSS PER SHARE

    Loss per share has been computed by dividing net loss attributable to Common Stock by the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares relating to options issued during the twelve month period preceding the filing of a registration statement at a price below the estimated offering price have been calculated using the treasury stock method assuming that the options were outstanding during each period presented and that the fair value of the Company's common stock during each period was equal to the assumed initial public offering price of $7.50 per share. Remaining warrants, options, and preferred stock granted prior to the one year period before the filing of the initial public offering were considered common stock equivalents but were not included for purposes of calculating primary loss per share because they were anti-dilutive.

    After giving effect to the items described above, loss per common share have been computed based on the assumed weighted average number of shares outstanding in each period (1,749,245 shares in fiscal year 1995; 2,006,582 shares in fiscal year 1996; 1,761,373 and 2,379,934 shares for the six months ended June 30, 1996 and 1997 (unaudited), respectively).

13. SEGMENT INFORMATION

    The Company has two reportable segments: CD-ROM and interactive video. The CD-ROM segment includes the design, development, installation and support of CD-ROM storage and imaging software products for business applications. The interactive video segment includes the design, development, integration, installation, operation and support of interactive video services hardware and software. The Company's two reportable segments offer different products and services and market such products to different customer bases. The two segments are managed separately because each business requires different technology and marketing strategies. The two segments evolved over the life of the Company and have specifically identifiable tangible assets. The segments share certain corporate assets and, as such, those are not specifically identified in the segment information.

                             CELERITY SYSTEMS, INC.

13. SEGMENT INFORMATION (CONTINUED)
    Summarized financial information by business segment for the year ended December 31, 1995 and 1996, approximates the following:

                                                                                        INTERACTIVE
                                                                            CD-ROM         VIDEO         TOTALS
                                                                         ------------  -------------  ------------

1995
Revenues from external customers.......................................  $  2,896,265  $   4,807,120  $  7,703,385
Depreciation and amortization..........................................        35,837         78,398       114,235
Segment profit (loss)..................................................       376,138       (326,598)       49,540
Segment long-lived assets..............................................       741,289      4,513,662     5,254,951
Expenditures for segment assets........................................       115,273        388,692       503,965
1996
Revenues from external customers.......................................  $  1,809,400  $     720,697  $  2,530,097
Depreciation and amortization..........................................        71,700        187,200       258,900
Segment loss...........................................................      (411,477)    (5,062,882)   (5,474,359)
Other significant non-cash items:
  Bad debt provision...................................................       --             555,050       555,050
  Inventory valuation provision........................................       --             500,000       500,000
Segment long-lived assets..............................................       530,900      2,432,500     2,963,400
Expenditures for segment assets........................................        66,800        214,900       281,700

    The total of the segment assets reported above varies from the total assets of the Company due to the inability to allocate corporate assets. The corporate assets consist of cash, fixed assets, offering costs, and other assets. The following is a reconciliation of the Company's total assets, depreciation and amortization expense, and cash expenditures for assets to the totals of the segments' reported above:

                                                                                          1995           1996
                                                                                      ------------  --------------
ASSETS
  Total assets of the segments......................................................  $  5,254,951  $    2,963,400
  Unallocated corporate assets......................................................       545,299       2,686,395
                                                                                      ------------  --------------
      Total assets..................................................................  $  5,800,250  $    5,649,795
                                                                                      ------------  --------------
                                                                                      ------------  --------------
DEPRECIATION AND AMORTIZATION EXPENSE
  Segment depreciation and amortization.............................................  $    110,208  $      258,900
  Unallocated corporate depreciation................................................        13,874          18,387
                                                                                      ------------  --------------
      Total depreciation and amortization expense...................................  $    124,082  $      277,287
                                                                                      ------------  --------------
                                                                                      ------------  --------------
SEGMENT PROFIT (LOSS)
  Total segment profit (loss).......................................................  $     49,540  $   (5,474,359)
  Unallocated corporate interest and taxes..........................................       (39,648)        (37,754)
                                                                                      ------------  --------------
      Total net income (loss).......................................................  $      9,892  $   (5,512,113)
                                                                                      ------------  --------------
                                                                                      ------------  --------------
EXPENDITURES FOR LONG-LIVED ASSETS
  Segment expenditures for long-lived assets........................................  $    503,965  $      281,700
  Unallocated corporate expenditures for long-lived assets..........................        37,649          18,852
                                                                                      ------------  --------------
      Total expenditures for assets.................................................  $    541,614  $      300,552
                                                                                      ------------  --------------
                                                                                      ------------  --------------

                             CELERITY SYSTEMS, INC.

13. SEGMENT INFORMATION (CONTINUED)
    The segment information for the six month periods ending June 30, 1996 and 1997, is as follows:

                                                                                   JUNE 30,          JUNE 30,
                                                                                     1996              1997
                                                                               ----------------  ----------------
                                                                                 (UNAUDITED)       (UNAUDITED)
REVENUES FROM EXTERNAL CUSTOMERS
  CD-ROM.....................................................................  $        838,500  $        498,600
  Interactive video..........................................................           461,400           755,903
                                                                               ----------------  ----------------
      Total..................................................................  $      1,299,900  $      1,254,503
                                                                               ----------------  ----------------
                                                                               ----------------  ----------------
SEGMENT PROFIT (LOSS)
  CD-ROM.....................................................................  $       (213,174) $       (947,349)
  Interactive video..........................................................        (1,525,320)       (2,746,031)
                                                                               ----------------  ----------------
      Total..................................................................  $     (1,738,494) $     (3,693,300)
                                                                               ----------------  ----------------
                                                                               ----------------  ----------------
SEGMENT ASSETS
  CD-ROM.....................................................................    Not applicable  $        517,600
  Interactive video..........................................................    Not applicable         3,245,800
                                                                               ----------------  ----------------
      Total..................................................................    Not applicable  $      3,763,400
                                                                               ----------------  ----------------
                                                                               ----------------  ----------------

    The change in the asset balance at June 30, 1997, for the interactive video segment when compared to the aforementioned December 31, 1996 segment information is approximately $813,300. This change is due to an increase in interactive video segment accounts receivable relating to one of the Company's current short-term contracts. There were no significant changes in the CD-ROM segment assets between the audited financial statements and June 30, 1997. The segment asset information for the period ended June 30, 1996, is not presented as no balance sheet is presented for this period.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The segment information provided contains allocations of certain corporate assets and expenses which are shared by each of the segments. The allocations are generally based on a 25%/75% basis for the CD-ROM and interactive video segments, respectively. Neither of the segments have financial operations and, therefore, there are no material amounts of interest revenue or expense generated. There was a net interest expense for the Company of $53,154 for the year ended December 31, 1996. The segment profit
(loss) amounts do not contain amounts attributable to the Company's net interest expense, corporate income tax expense (benefit), or accretion of premiums on preferred stock.

14. CASH FLOWS:

    Supplemental disclosure of cash flow information for the years ended December 31, 1995 and 1996 is as follows:

                                                                                                 1995       1996
                                                                                               ---------  ---------
Cash paid during year for:
Interest.....................................................................................  $  38,010  $   9,973
Taxes........................................................................................     --         --

    Noncash investing and financing activities:

        Capital lease obligations of $34,973 were incurred when the Company entered into leases for new equipment in 1995.

                             CELERITY SYSTEMS, INC.

14. CASH FLOWS: (CONTINUED)
        Amounts due to stockholders and related interest payable totaling $87,784 were converted into the Company's common stock in 1995.

        The Company recorded $149,839 and $278,174 for accretion of interest on preferred stocks in 1995 and 1996, respectively.

        Notes payable of $250,000 were converted to the Company's Series A Preferred Stock in 1995.

        Notes payable of $934,500 were converted to the Company's common stock in 1996.

15. LEASES

    Operating leases -- The Company leases office space and certain equipment under operating leases. Future minimum lease payments by year, and in the aggregate, under noncancellable operating leases with remaining terms of one year or more at December 31, 1996, are as follows:

1997..............................................................................  $ 125,646
1998..............................................................................    136,592
1999..............................................................................    139,423
2000..............................................................................     48,857
                                                                                    ---------

    Total minimum lease payments..................................................  $ 450,518
                                                                                    ---------
                                                                                    ---------

    Rent expense for operating leases was $70,957 and $126,903 in 1995 and 1996, respectively.

16. SUBSEQUENT EVENTS

    PRIVATE PLACEMENT

    In August 1997, the Company sold 20 units, each consisting of a 10% Note in the principal amount of $100,000 and warrants to purchase 16,000 shares of common stock at $3.00 per share. This private placement provided approximately $1,700,000 in net proceeds to the Company. The proceeds will be used principally to pay outstanding trade payables and provide working capital. Additionally, the agent received commissions of $200,000 and a $60,000 expense allowance. In connection with this placement, the Company entered into stock repurchase agreements with one of the Company's former officers and with a director. The Company is to pay $0.50 per share for a combined total of 320,000 shares currently held by the two individuals, using a portion of the funds from the private placement.

    The Company recorded debt discount and additional paid-in capital for the fair value of the warrants which was $1,440,000. The fair value of the warrants was determined based on the difference between the $7.50 estimated offering price and the $3.00 exercise price of the warrants. Based upon the recording of the debt discount, the notes have an effective interest rate in excess of 300%.

    Upon the initial public offering, the Company expects that it will repay amounts due under the placement creating a charge of $1,909,000 in the third quarter of 1997, related to interest expense, loss on early extinguishment of debt and write-off of capitalized financing costs related to the these notes as well as the notes issued in the 1996 Placement.

                             CELERITY SYSTEMS, INC.

16. SUBSEQUENT EVENTS (CONTINUED)
    LICENSE AGREEMENT

    In September 1996, the Company entered into an agreement with En Kay Telecom Co., Ltd., a Korean company ("En K"), pursuant to which the Company, as licensor, agreed to design a digital set top box which would be manufactured and sold by En K in the Republic of Korea (the "1996 En K Agreement"). In February 1997, the Company entered into a second license agreement with En K for the manufacture and sale by En K of two models of the Company's video servers in Korea, as well as a license to sell those server models on an exclusive basis in Korea and on a non-exclusive basis elsewhere (the "1997 En K Agreement"). The Company received $600,000 under the 1996 En K Agreement; however, in April 1997, the Company stopped production under the 1996 En K Agreement pending settlement of disputes under the 1997 En K Agreement. At that time, the Company had been performing in accordance with contractual schedules under both agreements and had completed significant portions of the design work under the 1996 En K Agreement. The Company recorded the $600,000 payment as deferred revenue and amortized the amount into income on a straight-line basis over nine months, beginning in October 1996, which approximately matched costs and revenues during that period. The amortization is net of $60,000 in commissions paid by the Company to the sales agent. The Company recognized $180,000 in revenue in 1996 and $360,000 in 1997. The 1997 En K Agreement provided for the payment by En K to the Company of $1,000,000 on each of February 21, 1997 and May 1, 1997, $4,000,000 during 1998, and minimum annual purchases of $2,000,000 over a five-year period. En K has failed to make the initial two payments under the 1997 En K Agreement, although En K did pay $200,000 in mid-May. The Company recorded the $200,000 payment as revenue under the installment method as management could not estimate collectibility of the remaining amounts due under the 1997 En K Agreement. The Company gave notice of default on April 5, 1997 and placed En K in default on May 5, 1997, which En K failed to cure within the agreed thirty-day period. The Company is considering various options in this matter, including commencing legal proceedings. There can be no assurance that En K will honor either of the agreements with the Company, that the Company will prevail in any legal proceedings, or if the Company does prevail, that it will collect any amounts awarded. In addition, although the Company does not believe there is any basis for such a course of action, it is possible that En K may seek to recover amounts previously paid by it under the agreements.

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with two key employees.

    One of the agreements provides for a base salary of approximately $162,000, opportunity for an annual incentive bonus of up to 99% of the base salary dependent upon reaching certain milestones, up to $45,000 in expense reimbursement related to relocation, and grants of common stock and options to purchase common stock. This employee has been granted 413,200 options which are non-qualified. Options totaling 183,200 which were granted in April and June 1997, with an exercise price of $1.38 per share, are vested over the sooner of
(a) a two year period or (b) an initial public offering raising $5 million or more in capital, with the remaining 230,000 options which were granted in July 1997, being 100 percent vested with an exercise price of $3.00 per share. The 413,200 options expire ten years from the date of grant. In addition, in July 1997, the employee purchased 15,000 shares of common stock for payment of $.001 per share as well as for giving up certain anti-dilution rights. The Company considered the consideration received to be equal to the fair value of the stock at purchase date and, accordingly, recorded no compensation expense related to this purchase. This agreement expires January 20, 2000 and may not be terminated without cause.

                             CELERITY SYSTEMS, INC.

16. SUBSEQUENT EVENTS (CONTINUED)
    Under the other employment agreement, which can be terminated only for cause or disability, the employee receives a base salary of approximately $134,000 subject to increases to be approved by the Board. This agreement expires May 1, 2000.

    STOCK OPTIONS

    From April 1997 through July 1997, the Company granted 521,800 options to purchase common stock, including those granted under the aforementioned employment agreement, with exercise prices ranging from $1.38 to $3.00 as follows:

                                                                                   EXERCISE
                                                                        OPTIONS      PRICE
                                                                       ---------  -----------
1995 Plan grants                                                          22,600   $    1.38
Options granted outside the plans:
                                                                         229,200   $    1.38
                                                                         270,000   $    3.00

    In the second quarter of 1997, the Company recorded compensation expense totaling approximately $1,541,000 and expects to record approximately $1,003,000 in the third quarter of 1997 related to these awards based on the assumed initial public offering price of $7.50 per share.

                        CTL SERIES DIGITAL VIDEO SERVER

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    NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          7
Use of Proceeds.................................         17
Dividend Policy.................................         18
Dilution........................................         18
Capitalization..................................         20
Selected Financial Data.........................         21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         22
Business........................................         29
Management......................................         44
Principal Stockholders..........................         50
Certain Relationships and Related
  Transactions..................................         51
Description of Securities.......................         53
Shares Eligible for Future Sale.................         56
Underwriting....................................         58
Legal Matters...................................         59
Experts.........................................         59
Available Information...........................         59
Index to Financial Statements...................        F-1

                            ------------------------

    UNTIL NOVEMBER 29, 1997 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                               CELERITY SYSTEMS,
                                      INC.
                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS
                               ------------------

                        HAMPSHIRE SECURITIES CORPORATION
                                NOVEMBER 4, 1997

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